EXECUTION COPY









      ASSET PURCHASE AGREEMENT



             dated as of

          November 1, 1995

           by and between


  ST. JOE FOREST PRODUCTS COMPANY,

     ST. JOE CONTAINER COMPANY,

                 and

        ST. JOE PAPER COMPANY

           on the one hand

                 and

         FOUR M CORPORATION

                 and

     PORT ST. JOE PAPER COMPANY

          on the other hand

           TABLE OF CONTENTS


SECTION                                 PAGE

PARTIES . . . . . . . . . . . . . . .    1
PREAMBLE. . . . . . . . . . . . . . .    1


              ARTICLE I
             DEFINITIONS

1.01    Definitions . . . . . . . . . . .    2


             ARTICLE II
          PURCHASE AND SALE

2.01    Purchase and Sale . . . . . . . .   25
2.02    Excluded Assets . . . . . . . . .   27
2.03    Assumption of Liabilities . . . .   30
2.04    Retained Liabilities. . . . . . .   32
2.05    Benefits of Assets. . . . . . . .   34


             ARTICLE III
     PURCHASE PRICE AND CLOSING

3.01    Purchase Price. . . . . . . . . .   36
3.02    Closing . . . . . . . . . . . . .   37
3.03    Deliveries at the Closing . . . .   38
3.04    Allocation of the Purchase Price.   42
3.05    Purchase Price Adjustment . . . .   43
3.06    Count of Inventory. . . . . . . .   46
3.07    Resolution of Net Working
        Capital and Closing Capital
        Expenditures Disputes . . . . . .   46

             ARTICLE IV
   REPRESENTATIONS AND WARRANTIES
              OF SELLER

Section                                   Page
4.01    Corporate Existence and Power, Etc. 48
4.02    Corporate Authorization . . . . .   49
4.03    Consents and Approvals;
        No Violation. . . . . . . . . . . .  50
4.04    Financial Statements. . . . . . . .  52
4.05    Absence of Certain Changes. . . . .  53
4.06    Tangible Assets . . . . . . . . . .  54
4.06    ADisclaimer of Warranties of
        Merchantability and Fitness . . . .  55
4.07    Title to the Acquired Assets. . . .  55
4.08    Certain Agreements. . . . . . . . .  56
4.09    Legal Matters . . . . . . . . . . .  57
4.10    Environmental Permits; Other Permits 60
4.11    Intellectual Property . . . . . . .  62
4.12    Finders' Fees . . . . . . . . . . .  64
4.13    Real Property; Realty Rights. . . .  64
4.14    Labor Controversies, Etc. . . . . .  66
4.15    No Implied Representation . . . . .  67


              ARTICLE V
   REPRESENTATIONS AND WARRANTIES
              OF BUYER

5.01    Organization and Existence. . . .   67
5.02    Authorization . . . . . . . . . .   68
5.03    Consents and Approvals;
        No Violation. . . . . . . . . . .   69
5.04    Finders' Fees . . . . . . . . . .   70
5.05    Litigation. . . . . . . . . . . .   70
5.06    Investor Status . . . . . . . . .   71
5.07    Outstanding Debt. . . . . . . . .   72
5.08    Title to Properties . . . . . . .   72
5.09    Taxes . . . . . . . . . . . . . .   72
5.10    Financial Statements. . . . . . .   72

             ARTICLE VI
      COVENANTS OF THE PARTIES

6.01    Conduct of the Business . . . . .   73
6.02    Access to Information . . . . . .   75
6.03    Seller Trademarks . . . . . . . .   76
6.04    Guaranties. . . . . . . . . . . .   78
6.05    Efforts; Further Assurances;
        Permits . . . . . . . . . . . . .   80
6.06    Bulk Sales Laws . . . . . . . . .   81
6.07    Books and Records . . . . . . . .   82
6.08    Intellectual Property
        Cooperation; Etc. . . . . . . . .   83
6.09    Governmental Regulatory Approval.   84
6.10    HSR Act Review. . . . . . . . . .   84
6.11    Effect of Due Diligence and
        Related Matters . . . . . . . . .   85
6.12    Real Property Transfers . . . . .   86
6.13    Insurance . . . . . . . . . . . .   91
6.14    Secured Indebtedness. . . . . . .   91
6.15    Licensing Arrangements. . . . . .   91
6.16    No Solicitation of Transactions .   92
6.17    Stockholders' Meeting . . . . . .   95
6.18    Prompt Payment of Taxes
        and Indebtedness. . . . . . . . .   95
6.19    Conduct of Business and
        Corporate Existence . . . . . . .   96
6.20    Insurance . . . . . . . . . . . .   97
6.21    Limitation on Distributions,
        Investments and Payments. . . . .   97
6.22    Lien, Debt and Other Restrictions   98
6.23    Non-Competition . . . . . . . . .  101
6.24    Financing . . . . . . . . . . . .  101
6.25    Audited Financial Statements. . .  102

             ARTICLE VII
             TAX MATTERS

7.01    Pre-Closing Tax Periods;
        Post-Closing Tax Periods;
        Bridge Tax Periods. . . . . . . . .  103
7.02    Refunds or Credits. . . . . . . . .  106
7.03    Mutual Cooperation. . . . . . . . .  107
7.04    Tax Audits. . . . . . . . . . . . .  108
7.05    No Offset . . . . . . . . . . . . .  110

            ARTICLE VIII
          EMPLOYEE BENEFITS

8.01    Employee Benefit Plans. . . . . .  111
8.02    Employees and Offers of Employment 113
8.03    Seller's Benefit Plans. . . . . .  114
8.04    Buyer Benefit Plans . . . . . . .  115
8.05    Seller's 401(k) Plan. . . . . . .  116
8.06    Early Retirement Incentive. . . .  117
8.07    Severance . . . . . . . . . . . .  119
8.08    Labor Controversies . . . . . . .  122
8.09    No Third Party Beneficiaries. . .  122


             ARTICLE IX
        CONDITIONS TO CLOSING

9.01    Conditions to the Obligations
        of Each Party . . . . . . . . . .  123
9.02    Conditions to Obligation of Buyer  123
9.03    Conditions to Obligation of Seller 125


              ARTICLE X
     TERMINATION AND ABANDONMENT

10.01   Termination. . . . . . . . . . .  126
10.02   Effect of Termination. . . . . .  129

             ARTICLE XI
      SURVIVAL; INDEMNIFICATION

11.01   Survival . . . . . . . . . . . .  130
11.02   Indemnification. . . . . . . . .  131
11.03   Procedures . . . . . . . . . . .  133
11.04   Tax, Insurance and Other Benefits 136
11.05   Environmental Indemnification. .  137
11.06   Environmental Audit. . . . . . .  147
11.07   Work To Be Completed by Seller .  148
11.08   Work To Be Completed by Buyer. .  151
11.09   Other Disposal Facilities. . . .  152


             ARTICLE XII
            MISCELLANEOUS

12.01   Notices. . . . . . . . . . . . .  153
12.02   Amendments; No Waivers . . . . .  155
12.03   Expenses . . . . . . . . . . . .  156
12.04   Assignment; Parties in Interest.  157
12.05   Governing Law; Jurisdiction; Forum157
12.06   Counterparts; Effectiveness. . .  158
12.07   Entire Agreement . . . . . . . .  158
12.08   Publicity. . . . . . . . . . . .  159
12.09   Captions . . . . . . . . . . . .  159
12.10   Severability . . . . . . . . . .  159
12.11   Knowledge. . . . . . . . . . . .  160



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


      ASSET PURCHASE AGREEMENT



AGREEMENT (this "Agreement") dated as of the 1st day of November, 1995 by and among St. Joe Forest Products Company, a Florida corporation ("SJFP"), St. Joe Container Company, a Florida corporation ("SJCC") and St. Joe Paper Company, a Florida corporation ("SJPC"), on the one hand, and Four M Corporation, a Maryland corporation ("FMC") and Port St. Joe Paper Company, organized by FMC and SCC as a joint venture ("JV"), on the other hand.

        W I T N E S S E T H :
WHEREAS, Seller is engaged in the production of mottled white and unbleached kraft linerboard and corrugated containers; and
WHEREAS, Seller desires to sell, convey, assign, transfer and deliver to FMC and JV, and FMC and JV desire to purchase and accept from Seller, certain of its paper mill, box plants and related assets, upon the terms and conditions set forth in this Agreement; and
WHEREAS, pursuant to the terms and conditions of this Agreement JV intends to acquire the Mill Assets and the Mill

Business and assume the Assumed Liabilities relating to the Mill
Assets and the Mill Business; and
WHEREAS, pursuant to the terms and conditions set forth in this Agreement, FMC intends to acquire the Container Assets and the Container Business and to assume the Assumed Liabilities relating to the Container Assets and the Container Business.
NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

              ARTICLE I
             DEFINITIONS

1.01    DEFINITIONS.
                (a) The following terms, as used herein, have the following meanings:

"Accounts Payable" shall mean all current liabilities of Seller outstanding as of the Closing Date relating to the Business, other than Intercompany Payables, to the extent such Accounts
Payable are included in the calculation of Closing Net Working
Capital.

"Acquired Agreements" shall mean all contracts, agreements, leases, purchase orders, instruments and commitments related to the Business to which Seller is a party, other than Collective

Bargaining Agreements, those with respect to Realty Rights, those with respect to which Rights of First Refusal have been exercised, and those with respect to Secured Indebtedness and the Security
Documents.

"Acquired Assets" has the meaning set forth in Section

2.01.
"Acquired Books and Records" means all of Seller's customer lists and records, vendor and supplier lists and records, accounts and billing records, property records, plans, blueprints, specifications, designs, drawings, surveys, engineering reports, personnel records (where applicable) and all other documents, computer data and records (including records and files on computer disks or stored electronically) relating to the Business, the Acquired Assets, the Transferred Employees and/or the Assumed Liabilities, except to the extent related to Excluded Assets or Retained Liabilities.

"Acquired Claims" has the meaning set forth in Section 2.01(ix).

"Acquired Equipment" means all personal property (other than the Excluded Assets, Fixtures and Improvements, Rolling Stock, and Inventories) owned by Seller and used in connection with the operation of the Business, including, but not limited to, all furniture and other furnishings, tools, office equipment, machinery and equipment and other such property used by Seller for the Business or for the use of raw materials, utilities or supplies therefor (except office furnishings and equipment used by directors and salaried Eligible Employees located outside the Real Property who do not become Transferred Employees).

"Acquired Insurance Claims" has the meaning set forth in Section 2.01(xv).

"Acquired Intellectual Property" shall mean the Intellectual Property used or held for use exclusively in the Business and owned by Seller, which shall be assigned to Buyer and the Buyer Affiliates under
Section 2.01 hereof.

"Acquired Software" shall mean the computer software used or held for use in the businesses of Seller and its Affiliates other than the Business and also used in the Business set forth in
Section 1.01 of the Disclosure Schedule and owned by Seller which shall be licensed to Buyer and the Buyer Affiliates under Section
6.15 hereof.

"Affiliate" shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person; "Buyer Affiliates" shall mean (i) with respect to FMC, only the Affiliates of FMC receiving

Container Assets hereunder; and (ii) with respect to JV, only
Affiliates of JV receiving the Mill Assets hereunder which Affiliates of JV shall not be deemed to include SCC or Affiliates of SCC or FMC or Affiliates of FMC and "Seller Affiliates" shall mean the Affiliates of Seller.

"Ancillary Agreements" shall mean the Assignment and Assumption Agreement, the Bill of Sale, the Intellectual Property Instruments, the license for Acquired Software, the lease referred to in Section 3.03(b)(ix) hereof, the Wood Fiber Supply Contract, the SJLD Deed, the deeds conveying the Real Property and documents conveying or assigning the Realty Rights.

"Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A.

"Assumed Charges" shall mean all of the following charges incurred with respect to Acquired Assets to the extent allocable to periods after the Closing Date: (i) utility charges (which shall include, without limitation, water, sewer, electricity, gas and other utility charges) with respect to the Real Property, the SJLD Property and the Realty Rights, (ii) rental charges (which shall include, without limitation, rental charges and other payments under the Realty Rights) and (iii) payments and assessments for waste water treatment.

"Assumed Liabilities" has the meaning set forth in Section 2.03.

"Assumed Taxes" shall mean (a) all Taxes allocated or apportioned to Buyer under Section 7.01(d) and (b) fifty (50%) of all Transfer Taxes.

"Audited Financial Statements" has the meaning set forth in Section 6.25.

"Benefit Plan" has the meaning set forth in Section 8.01(a).

"Bill of Sale" shall mean the Bill of Sale in substantially the form attached hereto as Exhibit B.

"Bridge Tax Period" has the meaning set forth in Section 7.01(d).

"Business" shall mean the business as conducted by SJFP and SJCC of producing mottled white and unbleached kraft linerboard and corrugated containers and products associated therewith and of conducting other related activities and services; "Mill Business" shall mean the business as conducted by SJFP of producing mottled white and unbleached kraft linerboard and products associated therewith; and "Container Business" shall mean the business as conducted by SJCC of producing corrugated containers and products associated therewith.

"Business Day" shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York City are generally authorized to close.

"Buyer" shall mean (i) FMC or one or more FMC Affiliates solely with respect to all matters under this Agreement relating to the Container Assets and the Container Business; and (ii) JV solely with respect to all matters under this Agreement relating to the Mill Assets and the Mill Business.

"Buyer's Plan" has the meaning set forth in Section 8.05.

"CERCLA" shall mean the Comprehensive Environmental
Response, Compensation and Liability Act of 1980, as amended.

"Change of Control" has the meaning set forth in Section 11.05(g).

"Closing" shall mean the closing of the sale and purchase of the Acquired Assets pursuant to this Agreement.

"Closing Capital Expenditures" has the meaning set forth in Section 3.05.

"Closing Date" shall mean the date and time of the Closing.

"Closing Inventory Schedule" has the meaning set forth in Section 3.06.

"Closing Net Working Capital" has the meaning set forth in Section 3.05.

"Closing Sales Proceeds" has the meaning set forth in Section 3.05.

"Cluster Rules" has the meaning set forth in Section 4.10(c).

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Collective Bargaining Agreement" has the meaning set forth in
Section 8.01(c).

"Confidentiality Agreement" has the meaning set forth in Section 6.02.

"Consents" has the meaning set forth in Section 4.03.

"Container Assets" shall mean the Acquired Assets of SJCC.

"Disclosure Schedule" shall mean the Disclosure Schedule annexed hereto, including the Introduction thereto.

"Dispute Notice" has the meaning set forth in Section 3.07.

"Eligible Employees" shall mean all employees of Seller or any Seller Affiliate whose principal employment is for or in connection with the Business, except for those employees listed on Confidential Section 8.02 of the Disclosure Schedule which Seller shall provide to Buyer one day after the Financing Date.

"Environmental Conditions" shall mean any and all acts, omissions, events, circumstances, and conditions, including any pollution, contamination, degradation, damage, or injury caused by, related to, or arising from or in connection with the generation, use, handling, treatment, storage, disposal, discharge, emission or release of Hazardous Materials.

"Environmental Laws" shall mean all Federal, state, local or municipal laws, rules, regulations, statutes, ordinances or orders of any Governmental Entity relating to (a) the control of any potential pollutant, or protection of the air, water or land,
(b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) exposure to hazardous, toxic or other substances alleged to be harmful. "Environmental Laws" shall include, but not be limited to, the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and CERCLA and shall also include all state, local and municipal laws, rules, regulations, statutes, ordinances and orders dealing with the subject matter of the above listed Federal statutes or promulgated by any governmental or quasi-governmental agency thereunder in order to carry out the purposes of any Federal, state, local or municipal law.

"Environmental Liabilities" shall mean any and all liabilities, responsibilities, claims, suits, losses, costs (including remedial, removal, response, abatement, clean-up, investigative and/or monitoring costs and any other related costs and expenses), other causes of action recognized now or at any later time, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorneys' fees and other legal costs incurred or imposed (a) pursuant to any agreement, order, notice of responsibility, directive (including directives embodied in Environmental Laws), injunction, judgment or similar documents (including settlements) arising out of, in connection with, or under Environmental Laws, or
(b) pursuant to any claim by a Governmental Entity or other Person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by such Governmental Entity or Person pursuant to common law or statute, as a result of Environmental Conditions. "Environmental Permit" or "Environmental Permits" means any permit, license, approval, registration, identification number or other authorization with respect to the Acquired Assets or the

Business under any applicable law, regulation or other requirement of the United States or any other country or of any state, municipality or other subdivision thereof relating to the control of any pollutant or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemical substances, pollutants, contaminants or hazardous or toxic materials or wastes.

"ERISA" shall mean the Employee Retirement Income Security
Act of 1974, as amended.

"ERISA Affiliate" shall mean any person, firm or entity
(whether or not incorporated) which, by reason of its relationship with Seller or any Seller Affiliate, is required to be aggregated with Seller or any Seller Affiliate under Sections 414(b), (c) or
(m) of the Code or which, together with Seller or any Seller Affiliate, is a member of a controlled group within the meaning of
Section 4001(a) of ERISA.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Excluded Assets" has the meaning set forth in Section 2.02.

"Execution Date" shall mean the date of execution of this Agreement.

"Federal" shall mean of or pertaining to the federal government of the United States of America.

"Financial Statements" has the meaning set forth in Section 4.04.

"Financing Date" shall mean the sixty-fifth (65th) calendar day after the Execution Date or January 5, 1996, provided that in the event the Audited Financial Statements are not delivered on the sixtieth (60th) calendar day after the Execution Date, such date shall be extended by one day for each day beyond the sixtieth
(60th) day after the Execution Date to and including the date of delivery of the Audited Financial Statements.

"Fixtures and Improvements" shall mean the buildings and other improvements referred to in the definition of Real Property.

"FMC" shall mean Four M Corporation.

"FMC Financial Statements" has the meaning set forth in Section 5.10.

"401(k) Plan" shall mean the St. Joe Paper Company Employee
Salary Deferral Plan.

"GAAP" shall mean generally accepted accounting principles consistently applied.

"Governmental Entity" has the meaning set forth in Section 4.03.

"Group" shall mean a Person and such Person's Affiliates and their respective directors, officers, employees, representatives, consultants, stockholders, controlling persons and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

"Guarantee" has the meaning set forth in Section 6.04.

"Hazardous Materials" shall mean any (a) petroleum or petroleum products, (b) hazardous substances as defined by
 101(14) of CERCLA and (c) any other chemical, substance or waste that is regulated by any Governmental Entity under any Environmental Law.

"HSR Act" shall mean the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

"Incentive Program" has the meaning set forth in Section 8.06.


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


"Indemnified Parties" has the meaning set forth in Section 11.02.

"Indemnifying Party" has the meaning set forth in Section 11.03.

"Intellectual Property" shall mean all patents, patent applications, service marks, trademarks, trademark registrations, trademark applications, copyrights, industrial design registrations, utility models, trade names, whether or not registered (or by whatever name or designation), used by Seller, and all proprietary data, and technical or manufacturing know-how or information (and materials embodying such information) used by Seller, including inventions and trade secrets and documentation thereof in whatever form.

"Intellectual Property Instruments" shall mean, collectively, a Patent Assignment in the form attached hereto as Exhibit C, and an Acquired Software license in the form attached hereto as Exhibit D.

"Intercompany" shall mean a transaction, obligation or account between Seller, any Seller Affiliate, any other Affiliate of Seller or their divisions, on the one hand, and any of Seller, any Seller Affiliate, any other Affiliate of Seller or their divisions, on the other hand, arising from the conduct of the Business.

"Intercompany Payables" shall mean all Intercompany payables and other Intercompany liabilities of the Business of whatever nature and regardless of whether such liabilities would be treated as short-term or long-term on a balance sheet prepared in accordance with GAAP.

"Intercompany Receivables" shall mean all Intercompany receivables of the Business of whatever nature.

"Inventories" shall mean all supplies, spare parts, raw materials, work in process, and material held for resale, and other inventories, including without limitation, all as are owned by Seller for use in the Business and all as are located at, used in connection with, acquired for, produced for, contained in or in transit to, through or from the Real Property including, without limitation, those in warehouses or other storage facilities outside the Real Property; provided, however, that Inventories shall not include any of the foregoing that have no valid continuing use in Buyer's conduct of the Business after the Closing Date which are required to be destroyed or returned to Seller pursuant to Section 6.03.


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


"JV" shall mean Port St. Joe Paper Company organized by FMC and SCC as a joint venture.

"Lenders" has the meaning set forth in Section 11.05(g).

"Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

"Listed Employee" has the meaning set forth in Confidential
Section 8.07 of the Disclosure Schedule which Seller shall provide to Buyer one day after the Financing Date and which shall not indicate aggregate annual salaries or average straight time rates materially in excess of that shown on the comparable schedule dated August 18, 1995 which Seller has previously provided to Buyer.

"Listed Intellectual Property" has the meaning set forth in Section 4.11(a).

"Losses and Damages" has the meaning set forth in Section 11.02.

"Material Adverse Effect" shall, as the case may be, mean a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Mill
Business taken as a whole or the Container Business taken as a whole.

"Mill Assets" shall mean the Acquired Assets of SJFP and SJLD.

"Multiemployer Plan" shall mean each Benefit Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

"Net Working Capital" has the meaning set forth in Section 3.05.

"Off-Site Environmental Liabilities" has the meaning set forth in
Section 11.05(e).

"On-Site Environmental Liabilities" has the meaning set forth in
Section 11.05(e).

"Other Employee" has the meaning set forth in Confidential
Section 8.07 of the Disclosure Schedule which Seller shall provide to Buyer one day after the Financing Date and which shall not indicate aggregate annual salaries or average straight time rates materially in excess of that shown on the comparable schedule dated August 18, 1995 which Seller has previously provided to Buyer.

"Parcel" has the meaning set forth in Section 6.12(b).

"Permits" shall mean all franchises, licenses, authorizations, approvals, permits (including Environmental Permits), consents or other rights granted by Federal, state or local governmental authorities and all certificates of convenience or necessity, immunities, privileges, licenses, consents, grants, ordinances and other rights, of every character whatsoever, which are used by Seller in the conduct of the Business.

"Permitted Lien" shall mean, with respect to any of the Acquired Assets, (a) mechanics', carriers', workers', repairers', purchase money security interests and other similar Liens arising or incurred in the ordinary course of business related to obligations as to which there is no default on the part of Seller;
(b) other Liens, imperfections in title, charges, easements, restrictions and encumbrances; and (c) Liens for Taxes not yet due and payable in the case of each of (a), (b) and (c) which, individually or in the aggregate, do not detract from the value, or interfere with the continuation of the present use, of the property subject thereto or affected thereby, other than in any de minimis respect and (d) applicable zoning laws and ordinances and municipal regulations which are not violated in any material respect by the continuation of the present use of the property subject thereto or affected thereby and rights in the nature of condemnation reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate real property and realty rights.

"Person" shall mean an individual, a limited liability company, a corporation, a partnership, an association, a trust or other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

"Post-Closing Tax Periods" has the meaning set forth in
Section 7.01(c).

"Pre-Closing Tax Periods" has the meaning set forth in
Section 7.01(b).

"Principals" has the meaning set forth in Section 11.05(g).

"Purchase Price" has the meaning set forth in Section
3.01(b).

"Purchase Price Adjustment" has the meaning set forth in
Section 3.05.

"Real Property" shall mean those tracts or parcels of land described by metes and bounds or identified in Section 4.13(a)(i) of the Disclosure Schedule and all buildings and other improvements of every kind and nature thereon, including fixtures and personalty of a permanent nature.

"Realty Rights" shall mean those easements, privileges, right-of-way agreements, surface use rights, realty leasehold interests, servitudes, and other real property interests located outside the Real Property and the SJLD Property, other than those Acquired Agreements set forth in Section 4.08(a)(i) and (ii) of the Disclosure Schedule, necessary for access to or which are ancillary or appurtenant to the use and enjoyment of the Real Property, the SJLD Property and the operation of the Business, as described in
Section 4.13(b) of the Disclosure Schedule.

"Receivables" shall mean accounts receivable relating to the Business existing as of the Closing Date other than Intercompany Receivables.

"Regulatory Approvals" has the meaning set forth in Section 6.09.

"Releases and Terminations" has the meaning set forth in Section 6.14.

"Retained Books and Records" has the meaning set forth in
Section 2.02(ix).

"Retained Liabilities" has the meaning set forth in Section 2.04.

"Reviewing Accountant" has the meaning set forth in Section 3.07.

"Right of First Refusal" shall mean those certain rights to elect to purchase certain assets of the Business as listed in
Section 1.03 of the Disclosure Schedule.

"Rolling Stock" shall mean all vehicles, certificated and otherwise, (including, but not limited to automobiles, trucks, rail engines and rail cars), owned or leased by Seller and used in connection with the operation of the Business (other than vehicles used by directors and salaried Eligible Employees located outside the Real Property who do not become Transferred Employees).

"Section 6.16 Fee" has the meaning set forth in Section 12.03.

"Secured Indebtedness" shall mean all indebtedness to Secured Parties.

"Secured Parties" shall mean the Polk County Industrial
Development Authority, Groveton Paperboard, Inc. and the holder of any purchase money security interest.

"Securities Act" has the meaning set forth in Section 5.06.

"Security Documents" shall mean all security agreements, mortgages and financing statements reflecting a security interest or Lien in the Acquired Assets and entered into with the Secured
Parties.

"Seller" shall mean (i) SJCC solely with respect to all matters under this Agreement relating to the Container Assets and the Container Business; and (ii) SJFP solely with respect to all matters under this Agreement relating to the Mill Assets and the Mill Business.

"Seller Trademarks" has the meaning set forth in Section 6.03(a).

"SCC" shall mean Stone Container Corporation.

"SJCC" shall mean St. Joe Container Company, a wholly owned subsidiary of SJFP.

"SJFP" shall mean St. Joe Forest Products Company, a wholly owned subsidiary of SJPC.

"SJLD" shall mean St. Joseph Land and Development Company, a wholly owned subsidiary of SJFP.

"SJLD Deed" has the meaning set forth in Section 3.03(b)(vi).

"SJLD Property" has the meaning set forth in Section 3.03(b)(vi).

"SJPC" shall mean St. Joe Paper Company.

"Stock" shall mean 7,483 shares of capital stock of Groveton Paperboard, Inc., a New Hampshire corporation, 310 of which are held in escrow as of the Execution Date pending payment therefor in equal installments of $24,799.05 for 62 shares in each of the next five quarters.

"Subsidiary" shall mean a corporation or other entity a majority of whose capital stock with voting power, under ordinary circumstances, entitling holders of such capital stock to elect the board of directors or other governing body, is at the time, directly or indirectly, owned by such Person and/or Subsidiary or subsidiaries of such Person.

"Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, alternative minimum, excise, property, real estate, sales, purchase, use, payroll (including required withholdings), and franchise taxes imposed by any Governmental Entity with respect to the Business or the Acquired Assets, but excluding Transfer Taxes. Such term shall include any interest, penalties or additions payable in connection with such taxes, charges, fees, levies or other assessments and "Tax" shall mean one of the foregoing Taxes.

"Tax Returns" shall mean all returns, declarations, reports, statements and other documents required to be filed with any Governmental Entity in respect of any Tax and "Tax Return" shall mean one of the foregoing Tax Returns.

"Title Exception" has the meaning set forth in Section 6.12(a).

"Trademark" shall mean any word, name, symbol or device or any combination thereof, whether or not registered, used to identify and distinguish a Person's goods, including unique products, from those manufactured or sold by others and to indicate the source of the goods, even if that source is unknown.

"Transaction Proposal" has the meaning set forth in Section 6.16.

"Transfer Taxes" shall mean all sales, transfer, use, gross receipts, value added, recording, registration, stamp and similar taxes or fees (including recording fees) imposed by any Governmental Entity in connection with the transfers by Seller and the Seller Affiliates to Buyer and the Buyer Affiliates of any of the Acquired Assets pursuant to this Agreement.

"Transferred Employees" has the meaning set forth in Section 8.02.

"Unaudited Financial Statements" has the meaning set forth in Section 6.25.

"WARN" has the meaning set forth in Section 8.07.

"Wood Fiber Supply Contract" shall mean a Wood Fiber Supply
Contract in the form attached hereto as Exhibit E.

             ARTICLE II
          PURCHASE AND SALE

2.01 PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase, or cause one or more Buyer Affiliates to purchase, from Seller and Seller Affiliates and Seller and Seller Affiliates agree to sell, transfer, assign and deliver to Buyer and its designated Buyer Affiliates at the Closing (except as provided in Section 2.05), all of Seller's and Seller Affiliates' right, title and interest in and to the following assets, wherever located, including all such assets hereafter acquired by Seller (the "Acquired Assets"), it being understood that the Mill Assets will be purchased by JV and the Container Assets will be purchased by FMC or one or more FMC
Affiliates:

(i)     the Real Property and the SJLD Property;

(ii)    the Realty Rights;

(iii)   the Acquired Equipment;

(iv)    the Rolling Stock;

(v)     the Inventories;

(vi)    the Receivables;

(vii) all rights under all Acquired Agreements, except to the extent related to Excluded Assets or Retained
Liabilities;

(viii) the Stock, if the Right of First Refusal has not been exercised;

(ix) all rights, claims, credits, causes of action or rights of set-off against third Persons relating to the Acquired Assets, arising after the Closing Date, including, without limitation, unliquidated rights under manufacturers' and vendors' warranties, except to the extent related to Excluded Assets or Retained Liabilities (collectively, the "Acquired Claims");

(x)     the Permits (to the extent assignable);

(xi)    the Acquired Intellectual Property;

(xii)   the Acquired Books and Records;

(xiii) all other intangibles including, but not limited to, goodwill associated with the Business or the Acquired
Assets;

(xiv) cash in an amount equal to all condemnation proceeds and all property and casualty insurance proceeds (excluding business interruption insurance) plus an amount equal to any deductible from any Person (other than Seller or any of its Affiliates) from the Execution Date through the Closing Date with respect to the loss, damage, destruction or condemnation of any of the tangible Acquired Assets identified in the preceding clauses
(i) through (xiii) other than Inventories, but only to the extent not applied by Seller to the repair, restoration or replacement thereof on or prior to the Closing Date;

(xv) all claims to property and casualty insurance proceeds and condemnation proceeds (excluding business interruption insurance) from any Person (other than Seller or any of its Affiliates) with respect to the loss, damage, destruction or condemnation of any of the tangible Acquired Assets identified in the preceding clauses (i) through (xiii) other than Inventories occurring from the Execution Date through the Closing Date to the extent proceeds of such claims are not covered in clause (xiv) above, but only to the extent Seller has not paid for the repair, restoration or replacement with respect thereto as of the Closing Date ("Acquired Insurance Claims"); and

(xvi)  the Acquired Software.

2.02 EXCLUDED ASSETS. Buyer expressly understands and agrees that the following assets and properties of Seller and the Seller Affiliates (the "Excluded Assets") shall be excluded from the Acquired Assets and shall be retained by Seller and the Seller
Affiliates:

(i) all cash, cash equivalents and cash investments of Seller and any of the Seller Affiliates, except to the extent included within the definition of Acquired Assets pursuant to clause (xiv) of Section 2.01;

(ii)  all Intercompany Receivables;

(iii) all rights and claims, whether now existing or arising hereafter, for credits or refunds of any Taxes other than Assumed Taxes or Taxes attributable to Post-Closing Tax Periods upon the terms and subject to the conditions of Section 7.02;

(iv) all prepaid interest, security deposits and other like assets related to any Excluded Asset or Retained
Liability;

(v) all of Seller Affiliates' (other than Seller's) right, title and interest in and to all of their assets and properties that are not dedicated exclusively to the Business and otherwise are not Acquired Assets.

(vi) Seller's interest in the capital stock of SJLD, all of the assets and businesses of SJLD and any applications or licenses granted with respect thereto other than the SJLD Property and all of Seller's and Seller Affiliates' real property other than the Real Property;

(vii) all prepaid rentals, refunds and dividends on insurance policies and other prepaid expenses relating to the Business and the Acquired Assets allocable to periods after the Closing Date, as reflected on Seller's or Seller Affiliates' books and records as of the Closing Date;

(viii) except as otherwise specifically provided herein, all rights and claims (whether now existing or arising hereafter) and all other assets relating to any Benefit Plan;

(ix)  all books and records relating to (a) Closing
Net Working Capital until the Purchase Price Adjustment becomes final pursuant to Section 3.07 hereof; (b) Tax Returns and tax records for periods on or prior to the Closing Date, (c) the other assets and properties of Seller which are included in the Excluded Assets, and (d) the Retained Liabilities (collectively, the "Retained Books and Records");

(x) except as otherwise provided in Section 6.03 hereof, all Trademarks, trade names, trade dress, logos and any other intangible assets that use or incorporate the words "St. Joe" and any other marks listed in Section 2.02 of the Disclosure
Schedule;

(xi) the Stock, if the Right of First Refusal with respect thereto has been exercised; and

(xii) all claims to all types of insurance proceeds and condemnation proceeds to the extent related to Excluded Assets and Retained Liabilities.

2.03 ASSUMPTION OF LIABILITIES. Upon the terms and subject to the conditions of this Agreement, Buyer and the Buyer Affiliates agree to assume, and shall defend, indemnify and hold harmless the Seller Group in accordance with Article XI hereof from and against, all of the following liabilities and obligations (all such liabilities and obligations being herein referred to as the "Assumed Liabilities"), it being understood that only those of the Assumed Liabilities which relate to the Mill Assets and the Mill Business will be assumed by JV and only those of the Assumed Liabilities which relate to the Container Assets and the Container Business will be assumed by FMC or one or more FMC Affiliates and that neither JV nor any JV Affiliates will have any liability or obligation with respect to the Assumed Liabilities which relate to the Container Assets or the Container Business and that neither FMC nor any FMC Affiliates will have any liability or obligation with respect to the Assumed Liabilities which relate to the Mill Assets or the Mill Business:

(i)  Environmental Liabilities specified to Buyer in
Section 11.05;

(ii) current liabilities or obligations reflected in the calculation of Closing Net Working Capital;

(iii) upon the terms and subject to the conditions of Article VII, all Assumed Taxes and all other Taxes relating to, arising from or with respect to the Acquired Assets or the operations of the Business which are attributable to the Post-
Closing Tax Periods;

(iv)  all liabilities and obligations to Transferred
Employees and their beneficiaries which are Buyer's responsibility under Article VIII;

(v)  Assumed Charges;

(vi)  (other than those described in clauses (i) and

(ii) above) all liabilities and obligations under the terms of any of the Acquired Agreements or that relate to the Real Property, the SJLD Property, the Realty Rights, the Acquired Equipment, the Rolling Stock, the Inventories, the Receivables, the Stock (if the Right of First Refusal has not been exercised), the Acquired Claims, the Permits (to the extent assignable), the Acquired Intellectual Property, the Acquired Books and Records, the Acquired Insurance Claims and the Acquired Software relating to periods after the Closing Date; and

(vii)  (other than those described in clauses (i) and

(ii) above) liabilities and obligations attributable to the Acquired Assets or the Business arising out of any action, suit or proceeding based upon an event occurring, a condition existing or a claim arising after the Closing Date, except as and to the extent that Buyer is entitled to indemnification in respect thereof pursuant to Article XI; provided, however, that nothing in this
Section 2.03 shall be construed to impose any Environmental Liabilities, such liabilities being treated exclusively under Sections 11.05, 11.07, 11.08 and 11.09.

Notwithstanding the foregoing, the Assumed Liabilities shall not include any liabilities or obligations if and to the extent they are (a) attributable to any business or activity of Seller or any of its Affiliates other than the Business or the Acquired Assets, (b) Retained Liabilities, or (c) related to Excluded Assets.

2.04 RETAINED LIABILITIES. Upon the terms and subject to the conditions of this Agreement, Seller agrees to retain, and SJPC and Seller shall defend, indemnify and hold harmless the Buyer Group in accordance with Article XI hereof from and against, all of the following liabilities and obligations of Seller and the Seller

Affiliates (all such liabilities and obligations being herein referred to as the "Retained Liabilities"):

(i)  Environmental Liabilities specified to Seller in
Sections 11.05, 11.07, 11.08 and 11.09;

(ii)  upon the terms and subject to the conditions of
Article VII, all liabilities or obligations for Taxes relating to, arising from or with respect to the Acquired Assets or the Business which are incurred in or attributable to the Pre-Closing Tax
Periods and the portion of Taxes allocated or apportioned to Seller for Bridge Tax Periods;

(iii)  all Intercompany Payables;

(iv)  except as specifically assumed by Buyer under
Article VIII or imposed by operation of law, all liabilities and obligations to employees of Seller whether or not arising under the Benefit Plans;

(v)  the Secured Indebtedness and the Security
Documents;

(vi)  all liabilities or obligations directly
relating to any Excluded Assets;

(vii)  fifty percent (50%) of all Transfer Taxes;

(viii) (other than those described in clause (i) above) all liabilities or obligations attributable to the Acquired

Assets or the Business arising out of any action, suit or proceeding based upon an event occurring, a condition existing or a claim arising on or prior to the Closing Date; provided, however that nothing in this Section 2.04 shall be construed to impose any Environmental Liabilities, such liabilities being treated exclusively under Sections 11.05, 11.07, 11.08 and 11.09; and

(ix) accounts payable related to capital expenditures with respect to matters identified in Section 11.07.

2.05 BENEFITS OF ASSETS. To the extent that any Acquired Agreement, Permit or other Acquired Asset is not capable of being sold, conveyed, assigned, transferred, delivered, subleased or sublicensed without the waiver or consent of any third Person, including a Governmental Entity, Seller and Buyer agree to use and cause their respective Affiliates to use their best efforts to obtain such a waiver or consent (which best efforts shall not in any case include the payment of money or, in the case of Seller and its Affiliates, the providing of any guarantees). To the extent such consent or waiver cannot be obtained, this Agreement shall not constitute a sale, conveyance, assignment, transfer, delivery, sublease or sublicense or an attempted sale, conveyance, assignment, transfer, delivery, sublease or sublicense thereof notwithstanding anything in this Agreement to the contrary. In those cases where any necessary consents, assignments, releases and/or waivers have not been obtained at or prior to the Closing Date, this Agreement shall constitute an equitable assignment by Seller and the Seller Affiliates to Buyer and the Buyer Affiliates of all of Seller's and the Seller Affiliates' rights, benefits, title and interest in and to such Acquired Assets, and where necessary or appropriate, Buyer or a Buyer Affiliate shall be deemed to be Seller's or the Seller Affiliate's agent for the purpose of completing, fulfilling and discharging all of Seller's or such Seller Affiliate's rights and liabilities arising after the Closing Date with respect to such Acquired Assets. Seller shall take or cause its Seller Affiliate to take all necessary steps and actions to provide Buyer or a Buyer Affiliate with the benefit of such Acquired Assets including, without limitation, (i) enforcing, at the request of Buyer and for the account of Buyer or a Buyer Affiliate, any rights of Seller or any Seller Affiliate arising with respect to any such Acquired Assets (including, without limitation, the right to terminate in accordance with the terms thereof upon the advice of Buyer) or (ii) permitting Buyer or a Buyer Affiliate to enforce any rights arising with respect to such Acquired Assets as if they had been sold, conveyed, assigned, transferred, delivered, subleased or sublicensed to Buyer or a

Buyer Affiliate, and Buyer or a Buyer Affiliate shall, to the extent Buyer or a Buyer Affiliate is provided with the benefits of such Acquired Assets, assume, perform and in due course pay and discharge all debts, obligations and liabilities of Seller or any Seller Affiliate with respect to such Acquired Assets, and shall defend, indemnify and hold harmless the Seller Group with respect thereto. Nothing contained in this Section 2.05 will be deemed to limit Seller's or the Seller Affiliates' representation and warranty in Section 4.03, or require Buyer to agree to any material change in any contract, agreement or commitment. Notwithstanding the foregoing, in the case of the Acquired Agreements and the Realty Rights, if Seller shall have complied with its covenants set forth in this Section 2.05, the failure of Seller to obtain the necessary consents or the formal legal assignment of such Acquired Agreements or Realty Rights shall not provide grounds for Buyer not to close under Section 9.02(b). Seller and Buyer agree to schedule items subject to this Section 2.05 at and as of the Closing Date.

             ARTICLE III
     PURCHASE PRICE AND CLOSING

3.01 PURCHASE PRICE. Upon the terms and subject to the conditions of this Agreement and in consideration of the sale, conveyance, assignment and transfer of the Acquired Assets to be sold to Buyer or one or more Buyer Affiliates hereunder, Buyer will pay or deliver and cause one or more Buyer Affiliates to pay or deliver to Seller or one or more Seller Affiliates the following:

        (a) on the Closing Date, one or more Assignment and Assumption Agreements and the other agreements contemplated hereby to effect the assumption by Buyer or the Buyer Affiliates of all Assumed Liabilities, duly executed by Buyer or such Buyer
Affiliate; and

        (b) on the Closing Date, the aggregate sum of three hundred ninety million dollars ($390,000,000), subject to reduction in the amount of five million two hundred fifty thousand dollars ($5,250,000) in the event the Right of First Refusal is exercised, by wire transfer of immediately available funds in U.S. dollars to an account designated by notice from Seller at least two
(2) Business Days prior to the Closing Date (the "Purchase Price").

3.02 CLOSING. The Closing of the sale and purchase of the Acquired Assets hereunder shall take place at the offices of Seller's counsel in Washington, D.C. at 10:00 a.m. EDT (a) on or before the seventh Business Day following the date on which all conditions to the parties' respective obligations under Article IX have been satisfied; or (b) at such other place, date and time as the parties hereto may mutually agree.

3.03    DELIVERIES AT THE CLOSING.
        (a) At the Closing, Buyer shall deliver, or shall cause one or more of the Buyer Affiliates to deliver, the following to Seller or to one or more of the Seller Affiliates:

      (i)  the Purchase Price as provided for in Section 3.01;

      (ii) one or more Assignment and Assumption Agreements, duly executed by Buyer and/or the Buyer Affiliates;

      (iii) a license for the Acquired Software;

      (iv)  the Wood Fiber Supply Contract;

      (v) a lease in the form of Exhibit F annexed hereto covering approximately 12,000 square feet of office space in Port St. Joe, Florida;

      (vi)  the easements referenced in Section 6.12;

      (vii) certified copies of resolutions duly adopted by Buyer and the Buyer Affiliates constituting all necessary authorization for the consummation by Buyer and the Buyer Affiliates of the transactions contemplated by this Agreement;

      (viii)the certificate required by Section 9.03(c);

      (ix)  certificates of incumbency for all
relevant officers of Buyer and the Buyer Affiliates executing this Agreement and any other documents pursuant to this Agreement;

      (x) an opinion of counsel substantially in the forms annexed hereto as Exhibit G; and

      (xi)  such other documents, instruments,
certificates and writings as reasonably may be requested by Seller at least three (3) Business Days prior to the Closing.
      (b) At the Closing, Seller shall deliver, or shall cause one or more of its Affiliates to deliver, the following to Buyer or to one or more of the Buyer Affiliates:

      (i)  one or more Bills of Sale duly executed by Seller;

      (ii) one or more Assignment and Assumption Agreements duly executed by Seller;
      (iii) the certificates representing the
Stock, duly assigned to FMC (if the Right of First Refusal has not been exercised);

      (iv)  the Intellectual Property Instruments
and such other assignments or other appropriate documents of transfer for the Acquired Intellectual Property and a license for the Acquired Software;

      (v)  the Wood Fiber Supply Contract;

      (vi)  a deed (in form and substance mutually
satisfactory to Seller and JV in accordance with customary practices for the conveyance of commercial real property rights in the locality) conveying, subject to Section 6.12 hereof, all of SJLD's right, title and interest in that certain tract of land (the "SJLD Deed") outlined in Section 3.03(b) of the Disclosure Schedule as it may be altered pursuant to Section 6.12(b)(1) (the "SJLD Property");

      (vii)  deeds (in form and substance mutually
satisfactory to Seller and Buyer in accordance with customary practices for the conveyance of commercial real property rights in the locality of the particular Real Property) conveying the Real
Property;

      (viii)  documents (in form and substance
mutually satisfactory to Seller and Buyer in accordance with customary practices for the sale of commercial real property in the locality of the particular Real Property or the SJLD Property) conveying or assigning the Realty Rights;

      (ix) a lease in the form of Exhibit F annexed hereto covering approximately 12,000 square feet of office space in Port St. Joe, Florida;

      (x)  certified copies of resolutions duly
adopted by the Board of Directors of Seller and any Seller
Affiliates constituting all necessary corporate authorization for the consummation by Seller and such Seller Affiliates of the transactions contemplated by this Agreement;

      (xi)  the certificate required by Section 9.02(c);

      (xii)  certificates of incumbency for all
relevant officers of Seller and its Affiliates executing this Agreement and any other documents pursuant to this Agreement;

      (xiii)  subject to Section 6.14, evidence of
the release of Liens other than Permitted Liens on the Acquired
Assets, including the Releases and Terminations;

      (xiv)  an opinion of counsel substantially in
the form of Exhibit H annexed hereto, including without limitation reliance letters to Buyer's financing institutions; and

      (xv)  such other documents, instruments,
certificates and writings, including without limitation landlord estoppel certificates, as reasonably may be requested by Buyer at least three (3) Business Days prior to the Closing.

3.04 ALLOCATION OF THE PURCHASE PRICE. The Purchase Price shall be allocated among the Acquired Assets in a manner to be agreed between Buyer and Seller prior to the filing of any Tax Returns. The allocation may be changed by written agreement of the parties after the Closing, and the agreement of the parties shall be binding for all tax purposes. For Federal income tax purposes (including, without limitation, Buyer's and Seller's compliance with the reporting requirements under Section 1060 of the Code), each of Seller and Buyer hereby agree to use such allocation and to cooperate with each other in connection with the preparation and filing of any information required to be furnished to the Internal Revenue Service under Section 1060 of the Code and any applicable regulations thereunder. Without limiting the generality of the preceding sentence, Buyer and Seller agree to (i) report such allocations to the Internal Revenue Service on Form 8594 and, if required, supplemental Forms 8594, in accordance with the instructions to Form 8594 and the provisions of Section 1060 of the Code and the applicable regulations thereunder, and (ii) coordinate their respective preparation and filing of each such Form 8594 and any other forms or information statements or schedules required to be filed under Section 1060 of the Code and the applicable regulations thereunder so that the allocations and information reflected on such forms, statements and schedules shall be consistent. For the purposes of the reporting requirements of
Section 1060 of the Code, the parties acknowledge that the total consideration payable by Buyer to Seller shall include the amount referred to herein as the Purchase Price plus or minus the Purchase Price Adjustment plus the amount of the Assumed Liabilities fixed at the Closing Date which were an obligation of Seller prior to the transaction contemplated by this Agreement.

3.05    PURCHASE PRICE ADJUSTMENT.  After Closing, the
Purchase Price shall (a) be increased or decreased, as the case may be, by the difference between Net Working Capital as of the Closing Date, including adjustments made pursuant to Section 3.07 of this Agreement and Net Working Capital as of June 30, 1995 ("Closing Net Working Capital"), and (b) subject to Section 6.01(e), be increased by the excess, if any, of capital expenditures of Seller following June 30, 1995 (exclusive of capital expenditures with respect to matters identified in Section 11.07) incurred and paid as of the Closing Date over depreciation of the Business for the period June 30, 1995 through the Closing Date (exclusive of depreciation with respect to matters identified in Section 11.07) determined in accordance with GAAP ("Closing Capital Expenditures") and (c) be decreased by the aggregate amount of cash proceeds, plus an amount equal to the value of any other consideration if such consideration is not included in the Acquired Assets, realized from the sale of any machinery, equipment and fixtures of the Business after June 30, 1995 and prior to the Closing Date ("Closing Sales Proceeds"; and collectively with Closing Net Working Capital and Closing Capital Expenditures, the "Purchase Price Adjustment"). "Net Working Capital" means Receivables and Inventories, minus Accounts Payable (not including Inventories or Accounts Payable related to capital expenditures with respect to matters identified in Section 11.07). For this purpose, Receivables and Accounts Payable, as defined in Section 1.01, shall be determined in accordance with GAAP. Inventories as determined under Section 3.06 hereof shall be valued in accordance with the procedures set forth in Section 3.05 of the Disclosure Schedule which procedures are, except as otherwise set forth in such Section 3.05 of the Disclosure Schedule, in accordance with GAAP.

Seller shall provide Buyer with a schedule of the Closing
Net Working Capital, Closing Capital Expenditures and Closing Sales Proceeds within forty-five (45) days after Closing, together with a letter of Seller's independent certified public accountants stating that such schedule has been prepared, in all material respects, in accordance with the provisions of this Agreement and fairly presents the Closing Net Working Capital, Closing Capital Expenditures and Closing Sales Proceeds for the relevant period in accordance with the provisions of this Agreement. If the Purchase Price Adjustment is a negative number, Seller shall make payment by wire transfer to Buyer in immediately available funds for the amount of the Purchase Price Adjustment on or before fifteen (15) days after the Purchase Price Adjustment becomes final pursuant to
Section 3.07. If the Purchase Price Adjustment is a positive number, Buyer shall, on or before fifteen (15) days after the Purchase Price Adjustment becomes final pursuant to Section 3.07, make payment by wire transfer to Seller in immediately available funds for the amount of the Purchase Price Adjustment. The Purchase Price Adjustment shall be paid by or to FMC and JV on the basis of the elements of the Purchase Price Adjustment allocable to the Mill Assets acquired by JV and the Container Assets acquired by FMC, respectively. All payments of the Purchase Price Adjustment shall also include interest on the amount of such Purchase Price Adjustment at the prime rate announced from time to time by The Chase Manhattan Bank N.A. from the forty-fifth (45th) day after Closing until the day actually paid.

3.06 COUNT OF INVENTORY. Seller and Buyer and their respective independent certified public accountants shall conduct a joint physical count as of the Closing Date, in accordance with the procedures set forth in Section 3.05 of the Disclosure Schedule, of the Inventory, in order to determine the quantity of all items of such Inventory that qualify as Inventory. Based upon such joint physical count, Seller shall prepare and deliver to Buyer as part of the schedule of Closing Net Working Capital a schedule, by item and quantity, of Inventory (the "Closing Inventory Schedule") accompanied by a letter of agreed upon procedures of Seller's independent certified public accountant to the effect that the Closing Inventory Schedule has been prepared, in all material respects, in accordance with this Section 3.06.

3.07 RESOLUTION OF NET WORKING CAPITAL AND CLOSING CAPITAL EXPENDITURES DISPUTES. Seller shall make available to Buyer and, if Buyer elects, Buyer's independent certified public accountants, at no expense, such of the facilities, books, records and personnel of Seller related to the Business and such of the work papers of Seller's independent certified public accountants as are reasonably requested by Buyer to enable it to review and verify Seller's Closing Net Working Capital calculation, including the Closing Inventory Schedule, the Closing Capital Expenditures and Closing

Sales Proceeds calculations. In the event Buyer disputes Seller's calculations, it shall, within thirty (30) days of delivery thereof, deliver a notice to Seller (the "Dispute Notice") setting forth in reasonable detail the basis of such dispute. If the Dispute Notice is not delivered within such thirty (30) day period, then the Purchase Price Adjustment, as determined by Seller, shall be final. In the event that the Dispute Notice is so delivered, the parties shall negotiate to attempt to resolve the portion which is in dispute and the portion which is not in dispute, together with interest accrued thereon, shall be promptly paid by the party owing the same. If the parties fail to resolve any such dispute within ninety (90) days after receipt by Seller of the Dispute Notice, the parties shall select a firm of independent certified public accountants of national standing (the "Reviewing Accountant") to review the portions of Seller's calculation which are subject to dispute or, if the parties fail to agree upon a Reviewing Accountant within twenty (20) days after receipt by Seller of the Dispute Notice, such firm shall be selected by lot from among all so-called "Big Six" firms not having (and not having announced a pending combination with another firm having) a disqualifying interest with respect to either party. The performance of any such firm as the Reviewing Accountant under this or any other provision of this Agreement shall not constitute a disqualifying interest. The parties shall make available to the Reviewing Accountant all work papers and all other information and material in their possession relating to the matters asserted in the Dispute Notice. The Reviewing Accountant shall be instructed by the parties to use its best efforts to deliver to the parties its determination as promptly as practicable after such submission of the dispute to the Reviewing Accountant. The determination of the Reviewing Accountant shall be final and binding on the parties. Each party shall bear its own expenses and the fees and expenses of its own representatives and experts, including its independent accountant, in connection with the preparation, review, dispute (if any) and final determination of the Purchase Price Adjustment. The parties shall share equally in the costs, expenses and fees of the Reviewing Accountant.

             ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that:

4.01    CORPORATE EXISTENCE AND POWER, ETC.
(a) Each of SJPC, SJFP and SJCC is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all required corporate power and authority to carry on the Business as now conducted by it and, in the case of SJFP and SJCC, to own any of the Acquired Assets owned by it. Section 4.01 of the Disclosure Schedule sets forth the name and the jurisdiction of incorporation of each of SJPC, SJFP and SJCC. Each of SJPC, SJFP and SJCC is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except where failure to be so qualified would not, individually or in the aggregate, materially adversely affect compliance with this Agreement.

4.02 CORPORATE AUTHORIZATION. The execution and delivery of this Agreement by SJPC, SJFP and SJCC and the execution and delivery of the Ancillary Agreements by Seller and each of the Seller Affiliates which is a party thereto, and the performance by SJPC of this Agreement and by Seller of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by Seller and any Seller Affiliate of the transactions contemplated hereby and by the Ancillary Agreements to which it is a party are within SJPC's, Seller's and such Seller Affiliate's corporate powers and have been duly authorized by all necessary corporate action on the part of SJPC, Seller and such Seller Affiliate, subject to the requirement that this Agreement and the transactions contemplated thereby are subject to the approval of a majority of the outstanding shares of capital stock of SJPC. This Agreement constitutes, and when executed and delivered the Ancillary Agreements will constitute, valid and binding agreements of SJPC, Seller and each Seller Affiliate which is a party thereto, enforceable against it in accordance with its terms except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereafter in effect relating to creditor's rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.03 CONSENTS AND APPROVALS; NO VIOLATION. Except for consents under any applicable "bulk sales" laws, requirements of the HSR Act, the Right of First Refusal, those permits and licenses identified in Section 4.10(a) of the Disclosure Schedule, the stockholder approval referenced in Section 4.02 and each of the consents set forth in Section 4.03 of the Disclosure Schedule (each a "Consent" and together the "Consents"), no notice to or filing with, and no permit, authorization, consent or approval of, any Person, or any public body or authority, including courts of competent jurisdiction, domestic or foreign (a "Governmental Entity"), is necessary for the execution, delivery and performance of this Agreement and the consummation by Seller and any Seller Affiliate of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Seller and SJPC, nor the consummation by Seller and any Seller Affiliate of the transactions contemplated hereby, nor compliance by Seller and any Seller Affiliate with any of the provisions hereof, will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Seller or such Seller Affiliate; (ii) assuming the obtaining of all Consents and the Releases and Terminations, result in a default (with or without due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration, under any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Seller or any such Seller Affiliate is a party or by which Seller, any such Seller Affiliate or any of the Acquired Assets may be bound; or (iii) assuming the obtaining of all Consents, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, any such

Seller Affiliate or any of the Acquired Assets, except in the case of (ii) or (iii) for violations, breaches or defaults which will not in the aggregate have a Material Adverse Effect.

4.04 FINANCIAL STATEMENTS. SJFP has delivered to Buyer a copy of unaudited consolidated financial statements of SJFP and SJCC (without SJLD) consisting of a balance sheet, statement of operating profit and changes in cash and investments as of and for the years ended December 31, 1994, 1993 and 1992 and the periods ended March 31, 1995 and June 30, 1995 and unaudited consolidating balance sheets and income statements as of and for the periods ended March 31, 1995 and June 30, 1995 (the "Financial Statements"). Subject to Section 4.04 of the Disclosure Schedule, the Financial Statements were prepared or will be prepared based upon the books and records of Seller, and fairly present or will fairly present in all material respects the financial condition of Seller as of the appropriate periods and the results of operations for the period then ended, in each case in conformity with GAAP. SJFP shall promptly deliver to Buyer comparable unaudited or audited financial statements for periods subsequent to June 30, 1995 and prior to the Closing Date, and they shall be deemed to be included within the defined term "Financial Statements." Except as set forth in Section 4.04 of the Disclosure

Schedule and except as reflected or reserved against on the most recent Financial Statements delivered to Buyer pursuant to this
Section 4.04, as of the date of such most recent Financial Statements the Business did not have any liabilities or obligations of a nature that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP.

4.05    ABSENCE OF CERTAIN CHANGES.  Except as set forth in
Section 4.05 of the Disclosure Schedule, since January 1, 1995, (a) Seller has conducted the Business in the ordinary course consistent with past practices; (b) the Business and the Acquired Assets have not suffered any occurrence which has resulted in or could reasonably be expected to result in a Material Adverse Effect; (c) other than transactions wholly within the Business, Seller has not sold, transferred, or otherwise disposed of, or agreed to sell, transfer, or otherwise dispose of, any property or asset, real, personal or mixed, which is (or would be if held by Seller at the Closing Date) an Acquired Asset and which has a sales price in any single case in excess of $50,000 or in the aggregate for all such cases in excess of $500,000, except in the ordinary course of business or in connection with capital improvements or replacements; (d) Seller and the Seller Affiliates have not received any written notice, or had actual knowledge, that any supplier or customer of the Business has taken any steps which could reasonably be expected to result in a Material Adverse Effect; and (e) other than transactions wholly within the Business, Seller has not entered into, amended, modified or terminated any other agreements, commitments or contracts of a nature required to be listed in Section 4.08 of the Disclosure Schedule relating to the Business, except agreements, commitments or contracts made in the ordinary course of business consistent with past practice.

4.06    TANGIBLE ASSETS.  Assets constituting Acquired
Equipment as of September 30, 1995 are listed in Section 4.06 of the Disclosure Schedule. Acquired Equipment will at the Closing Date constitute all (except as disclosed in such definition) personal property (other than the Excluded Assets, Fixtures and Improvements, Rolling Stock, and Inventories) owned by Seller and used in connection with the operation of the Business. Rolling Stock will at the Closing Date constitute all (except as disclosed in such definition) vehicles, certificated and otherwise, (including, but not limited to automobiles, trucks, rail engines and rail cars), owned or leased by Seller and used in connection with the operation of the Business. Fixtures and Improvements will at the Closing Date constitute the buildings, fixtures and other improvements referred to in the definition of Real Property.

Seller's tangible assets comprising Acquired Equipment, Fixtures and Improvements and Rolling Stock are in good operating condition and repair, normal wear and tear excepted. Except as set forth in Sections 4.09, 4.10(a) and 11.08 of the Disclosure Schedule, Seller has not received any written notice within the past twelve (12) months of a violation of any ordinances, regulations or other laws with respect to such assets that could reasonably be expected to result in a Material Adverse Effect.

4.06 ADISCLAIMER OF WARRANTIES OF MERCHANTABILITY AND FITNESS. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 4.06, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE CONDITION OR FITNESS OF THE TANGIBLE PERSONAL ACQUIRED ASSETS AND HEREBY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

4.07    TITLE TO THE ACQUIRED ASSETS.  Except as set forth in
Section 4.07 of the Disclosure Schedule with respect to Secured Indebtedness, there are no Liens on the Acquired Assets other than Permitted Liens. On the Closing Date, Seller shall convey to Buyer or a Buyer Affiliate good and marketable title in and to the Acquired Assets free and clear of all Liens other than Permitted Liens (except with respect to the Acquired Agreements, Acquired Software, Acquired Claims, and Acquired Insurance Claims, as to which Seller shall convey to Buyer a valid and enforceable leasehold or other contractual interest in and to each of such Acquired Assets (subject to Section 2.05 and subject to Section
4.08 of the Disclosure Schedule) (except that no representation is made as to enforceability to the extent it may be affected by the nature of Buyer or Buyer Affiliates or Buyer's or Buyer Affiliates' acts or omissions after the Closing Date and except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereafter in effect relating to creditor's rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and except with respect to the Real Property, the SJLD Property and the Realty Rights which are the subject of Section 6.12, and except with respect to Acquired Intellectual Property which is the subject of Sections
4.11 and 6.08 to the extent related to perfecting title as to third parties.

4.08    CERTAIN AGREEMENTS.
        (a) Section 4.08(a) of the Disclosure Schedule sets forth a list of all of the following agreements constituting

Acquired Agreements as of September 30, 1995 (other than purchase orders and replacement parts supply arrangements outstanding in the ordinary course of business regardless of amount):
      (i) each agreement which involves the receipt or payment of more than fifty thousand dollars ($50,000) per annum;
      (ii)  each railroad tracking agreement;
      (iii)  each pipeline agreement; and
      (iv)  any other agreement that is material to
the Business.
        (b) Except as set forth in Section 4.08(b) of the Disclosure Schedule, to Seller's knowledge, each agreement which will constitute Acquired Agreements as of the Closing Date and each right which will constitute a Realty Right as of the Closing Date is or will be as of the Closing Date in full force and effect. Neither Seller nor any Seller Affiliate nor, to Seller's knowledge, any third party is or will be as of the Closing Date in default under the terms of any Acquired Agreement or any Realty Right in any manner which could reasonably be expected to have a Material Adverse Effect.

4.09    LEGAL MATTERS.  Except as set forth in Sections 4.09,
4.10(a), 4.14, 8.08 and 11.08 of the Disclosure Schedule and excluding matters pertaining to Excluded Assets or Retained

Liabilities, (a) there is no written notice of any action, suit, claim, arbitration, investigation or proceeding pending against, or to the knowledge of Seller, threatened against, Seller or any of the Seller Affiliates (i) with respect to the Business or any Acquired Asset before any court, arbitrator or any Governmental Entity which could reasonably be expected to have a Material Adverse Effect or (ii) which in any manner challenges or seeks to prevent or enjoin the transactions contemplated hereby; (b) none of Seller or the Seller Affiliates is a party to or, to the knowledge of Seller, is bound by any judgment, injunction, award or order of any Governmental Entity, arbitrator or any other Person which would bind the Buyer after the Closing Date and which could reasonably be expected to have a Material Adverse Effect; (c) the Business is being conducted in compliance with all applicable laws, statutes, ordinances, regulations, decrees and orders, including Environmental Laws, except for violations that have not had and could not reasonably be expected to have a Material Adverse Effect;
(d) Seller has not received any written notice of any actual or threatened proceeding, claim, lawsuit or loss that relates to Acquired Assets or the Business and arises under any Environmental Law, except for notices that have not had and could not reasonably be expected to have a Material Adverse Effect; (e) to Seller's


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


knowledge, no written notice of the type described in the preceding clause (d) was given to any Person or entity that occupied or owned any of the Real Property or the SJLD Property prior to Seller's acquisition or use thereof that could reasonably be expected to have a Material Adverse Effect; (f) Seller is not currently operating or required to be operating the Business or the Acquired Assets under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, and/or any corrective action decree, order or agreement issued or entered into under any Environmental Law except for those that have not had and could not reasonably be expected to have a Material Adverse Effect; and (g) to Seller's knowledge, there are not on the Real Property or the SJLD Property landfills or land farms where Seller has intentionally accumulated and disposed of any solid waste or Hazardous Materials in violation of law which could reasonably be expected to have a Material Adverse Effect. Except as set forth in Sections 4.09 and 4.10(a) of the Disclosure Schedule, as of the Execution Date there have been no environmental reports or studies made by or on behalf of Seller relating to the Acquired Assets or the Business within the last five (5) years which were prepared as part of a single plant or a division-wide environmental compliance audit or a comprehensive review of all media (air, water, and solid waste) for all facilities and operations and which were not related to any reporting obligation under any Environmental Law.

4.10    ENVIRONMENTAL PERMITS; OTHER PERMITS.
(a)  Listed in Section 4.10(a) of the Disclosure
Schedule are the Environmental Permits held by Seller and used in the operation of the Business, which list shall be updated as of the Closing Date. Except as set forth in Sections 4.09 and 4.10(a) of the Disclosure Schedule, to Seller's knowledge, as of the Execution Date, Seller possesses all Environmental Permits necessary for the conduct of the Business and as of the Closing Date will possess all Environmental Permits necessary for the conduct of the Business except where the failure to possess the same could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Sections 4.09 and 4.10(a) of the Disclosure Schedule, Seller has not received written notice from any Governmental Entity that it is required to have in effect as of the Execution Date any additional Environmental Permits. Seller has furnished Buyer a copy of each such Environmental Permit. To Seller's knowledge, except as set forth in Section 4.10(a) of the Disclosure Schedule, each such Environmental Permit is in full force and effect. Except as set forth in Section 4.10(a) of the Disclosure Schedule, no outstanding notice of cancellation or termination has been delivered to Seller in connection with any Environmental Permit nor to Seller's knowledge is any such cancellation or termination threatened (i) as of the Execution Date or (ii) as of the Closing Date which could reasonably be expected to have a Material Adverse Effect. Except as set forth in Sections
4.09 and 4.10(a) of the Disclosure Schedule, no applications are known by Seller to be required, as of the Execution Date, for operating permits or alternatives thereto in connection with the Business under Title V of the Federal Clean Air Act. Except as set forth in Sections 4.09 and 4.10(a) of the Disclosure Schedule, there are no complaints or petitions by others, of which written notice has been given to Seller, with respect to revocation of any such Environmental Permits (i) as of the Execution Date or (ii) as of the Closing Date which could reasonably be expected to have a Material Adverse Effect.
(b) Listed in Section 4.10(b) of the Disclosure
Schedule are all Permits other than Environmental Permits used in the conduct of the Business which list shall be updated as of the Closing Date. Seller possesses all Permits necessary for the conduct of the Business, except where the failure to possess any such Permit could not reasonably be expected to result in a Material Adverse Effect. To Seller's knowledge, each such Permit is in full force and effect. No outstanding notice of cancellation or termination has been delivered to Seller in connection with any such Permit nor to Seller's knowledge is any such cancellation or termination threatened (i) as of the Execution Date or (ii) as of the Closing Date which could reasonably be expected to have a Material Adverse Effect.
(c) Notwithstanding anything to the contrary in Sections 4.09 and 4.10(a), nothing herein shall be construed as a representation of Seller's compliance with any provision of Title
V of the Clean Air Act or the U.S. Environmental Protection Agency's Effluent Limitations Guidelines, Pretreatment Standards, and New Source Performance Standards: Pulp, Paper, and Paperboard Category; National Emission Standards for Hazardous Air Pollutants for Source Category; Pulp and Paper Production ("Cluster Rules") which becomes effective or which must initially be complied with after the Execution Date.

4.11    INTELLECTUAL PROPERTY.
(a) Section 4.11 of the Disclosure Schedule sets forth a list of (i) all Trademark registrations, patents, copyright registrations and applications therefor and all material unregistered Trademarks, service marks and trade names which are owned by Seller or any of the Seller Affiliates and used exclusively or held for use exclusively in the Business, (ii) Acquired Software which is owned by Seller or any of the Seller Affiliates, and (iii) any written license, sublicense or other agreement which Seller or any of the Seller Affiliates has entered granting Seller or any of the Seller Affiliates rights to use Intellectual Property (the "Listed Intellectual Property").
(b) Buyer understands that Seller has not made or given, and does not make or give, any warranty as to the value, enforceability, or validity of any Intellectual Property or that the use by Buyer or Buyer Affiliates of any Intellectual Property pursuant to this Agreement will not infringe upon other intellectual property rights.
(c) Nothing contained in this Agreement shall be construed as an agreement by, or obligation of, Seller to bring or prosecute actions or suits against third parties for infringement or violation of any Intellectual Property transferred or licensed hereunder.
(d) Seller shall have no obligation to defend, indemnify or hold harmless Buyer Group from any damages, costs or expenses resulting from any obligation, proceeding or suit based upon any claim that any activity, subsequent to the Closing Date, engaged in by Buyer Group, a customer of Buyer or Buyer Affiliates or anyone claiming under Buyer constitutes direct or contributory infringement or misuse of any intellectual property rights not licensed under this Agreement.
(e)   Buyer shall be liable for and shall hold
Seller Group harmless from and against any and all Losses and Damages resulting from any obligation, proceeding or suit based upon any claim that any activity conducted or engaged in, subsequent to the Closing Date, by Buyer Group, a customer of Buyer or Buyer Affiliates, or anyone claiming under Buyer constitutes direct or contributory infringement, or misuse, or misappropriation of any intellectual property right of any third party.
4.12FINDERS' FEES.  Except for Dillon, Read & Co. Inc.
whose fees related thereto, if any, will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who would be entitled to any fee or commission upon consummation of or in connection with the transactions contemplated by this Agreement.

4.13    REAL PROPERTY; REALTY RIGHTS.
(a) Section 4.13(a)(i) of the Disclosure Schedule sets forth a description of the Real Property. Subject to Section
6.12 and except as set forth in Section 4.13(a)(i) of the

Disclosure Schedule, the Real Property and the SJLD Property include all the real property (expressly excluding parcels of undeveloped real property) of SJFP currently used and necessary in the operation of the Mill Business. Subject to Section 6.12 and except as set forth in Section 4.13(a)(ii) of the Disclosure Schedule, the Real Property includes all real property owned by SJCC.
(b) Section 4.13(b) of the Disclosure Schedule sets forth the Realty Rights used in the operation of the Business. Except as set forth in Section 4.13(b) of the Disclosure Schedule, to Seller's knowledge and subject to Section 6.12, the Realty Rights set forth in Section 4.13(b) of the Disclosure Schedule are all those that are currently used and necessary in the operation of the Business.
(c) To Seller's knowledge, no zoning law or other similar ordinance or municipal regulation is violated by continuation of the present use and operation of the Acquired Assets presently on the Real Property or the SJLD Property and Seller has not received notice of any such violation.
(d) No outstanding notice of condemnation of any of the Real Property or the SJLD Property has been delivered to

Seller nor, to Seller's knowledge, is any condemnation proceeding of any of the Real Property or the SJLD Property threatened.
(e) To Seller's knowledge, no fact or condition exists which would result in the termination or curtailment of the current access from the Real Property or the SJLD Property to any presently existing public roads adjoining the Real Property or the SJLD Property. All of the Real Property and the SJLD Property has direct access to existing public roads and to all utilities utilized at such location, except that utilities at the Port St. Joe container facility are provided from the mill.
(f) Except as set forth in Section 4.13(f) of the Disclosure Schedule, to Seller's knowledge, no underground storage tanks are present on the Real Property or the SJLD Property.
(g) Except as set forth in Section 4.13(g) of the Disclosure Schedule, to Seller's knowledge, no asbestos containing materials remain in place on any of the Real Property or the SJLD Property.

4.14    LABOR CONTROVERSIES, ETC.  Except as set forth in
Section 8.08 of the Disclosure Schedule, as of the Execution Date, and subject to Buyer's and Buyer Affiliates' compliance with
Article VIII hereto, as of the Closing Date:

(a)there are no controversies between Seller and any Eligible Employees that could reasonably be expected to have a Material Adverse Effect; and
(b)to Seller's knowledge, there are no organizational efforts currently being made or threatened involving any Eligible
Employees that could reasonably be expected to have a Material
Adverse Effect.

4.15 NO IMPLIED REPRESENTATION. It is the explicit intent of each party hereto that neither Seller nor SJPC is making any representation or warranty whatsoever, express or implied, except those representations and warranties of Seller and SJPC explicitly set forth in this Agreement, the Disclosure Schedule or in any certificate contemplated hereby and delivered by or on behalf of Seller or any Seller Affiliate in connection herewith.

              ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Each of FMC and JV, severally and not jointly, hereby represents and warrants to Seller as to itself and where applicable its Affiliates that:

5.01 ORGANIZATION AND EXISTENCE. Each of FMC and JV is duly organized, validly existing and in good standing under the


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laws of the jurisdiction of its organization and has all requisite corporate or other organizational power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Each of FMC and JV is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except where failure to be so qualified would not, individually or in the aggregate, materially adversely affect FMC's or JV's compliance with this Agreement. 5.02AUTHORIZATION. The execution, delivery and performance by FMC and JV of this Agreement and the Ancillary Agreements to which FMC or JV is a party and the consummation by FMC and JV of the transactions contemplated hereby and thereby are within FMC's and JV's powers and have been duly authorized by all necessary action on the part of FMC and JV. This Agreement constitutes and, when executed and delivered, the Ancillary Agreements will constitute, the valid and binding agreements where applicable of FMC and JV, enforceable against each of them in accordance with its terms except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or


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hereafter in effect relating to creditor's rights generally and (b)
the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.03 CONSENTS AND APPROVALS; NO VIOLATION. Except for the applicable requirements of the HSR Act, or as set forth in
Section 5.03 of the Disclosure Schedule, no notice to or filing with, and no permit, authorization, consent or approval of, any Person or Governmental Entity is necessary for the execution, delivery and performance of this Agreement and the consummation by FMC or JV of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by FMC or JV nor the consummation by FMC or JV of the transactions contemplated hereby nor compliance where applicable by FMC or JV with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws (or other similar charter documents) of FMC or JV; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture,


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
license, contract, agreement or other instrument or obligation to which FMC or JV is a party or by which FMC or JV or their respective assets may be bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to FMC or FMC's assets or JV or JV's assets, except in the case of (ii) or
(iii) for violations, breaches or defaults which will not, in the aggregate, have a material adverse effect on FMC or JV, respectively.

5.04 FINDERS' FEES. Except for Bear Stearns & Co. Inc., whose fees related thereto, if any, will be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or any Buyer Affiliates or SCC who would be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

5.05 LITIGATION. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer, threatened before any court or arbitrator or any Governmental
Entity which (a) would be reasonably likely to have a material adverse effect on Buyer or any Buyer Affiliate or (b) in any manner challenges or seeks to prevent or enjoin the transactions contemplated hereby.


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


5.06 INVESTOR STATUS. FMC is an accredited investor within the meaning of Rule 501 of the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), has the financial ability to bear the economic risk of the investment in the Stock, can afford to sustain a complete loss of such investment, and has no need for liquidity in the investment in the Stock. FMC is acquiring the Stock for investment and not with a view to the sale or distribution thereof, for its own account and not with a view to the subsequent distribution thereof and not on behalf of or for the benefit of others and has not granted any other person any right or option or any participation or beneficial interest in the Stock. FMC acknowledges that the shares of Stock constitute restricted securities within the meaning of Rule 144 under the Securities Act, and that none of such securities may be sold except pursuant to an effective registration statement under the Securities Act or in a transaction exempt from registration under the Securities Act, and acknowledges that it understands the meaning and effect of such registration. FMC is aware that no Federal or state regulatory agency or authority has passed upon the sale of the Stock or the terms of the sale or the accuracy or adequacy of any material being provided to FMC and that the purchase price thereof was negotiated


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


between the Seller and FMC and does not necessarily bear any relationship to the underlying assets or value of Groveton
Paperboard, Inc.

5.07 OUTSTANDING DEBT. There exists no default under the provisions of any instrument evidencing debt or of any agreement related thereto to which Buyer or any Buyer Affiliate or any of their subsidiaries is a party.

5.08 TITLE TO PROPERTIES. Buyer and each Buyer Affiliate has good and marketable title to its respective real property
(other than property which it leases) and good title to all its other respective property.

5.09 TAXES. Buyer and each Buyer Affiliate has filed all returns for taxes which are required to be filed, and each has paid all taxes as shown on said returns and on all assessments received by it to the extent that such taxes have become due, other than any assessments being contested in good faith by appropriate proceedings.

5.10    FINANCIAL STATEMENTS.
FMC has delivered to Seller a copy of its audited consolidated financial statements consisting of a balance sheet, income statement and statement of cash flows as of and for the year ended July 31, 1995 (the "FMC Financial Statements"). The FMC


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
Financial Statements were prepared based upon the books and records of FMC, and fairly present in all material respects the financial condition of FMC as of the appropriate periods and the results of operations for the period then ended, in each case in conformity with GAAP. FMC shall promptly deliver to Seller unaudited or comparable audited financial statements for interim quarterly and annual periods subsequent to July 31, 1995 and prior to the Closing Date, and they shall be deemed to be included within the defined term "FMC Financial Statements." Except as reflected or reserved against on the most recent FMC Financial Statements delivered to Seller pursuant to this Section 5.10, as of the date of such most recent FMC Financial Statements FMC had no liabilities or obligations of a nature that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP.

             ARTICLE VI
      COVENANTS OF THE PARTIES

6.01 CONDUCT OF THE BUSINESS. From the date hereof until the Closing Date, except as otherwise expressly set forth in this Agreement or disclosed in the Disclosure Schedule, Seller shall, and shall cause the Seller Affiliates to, conduct the Business in


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


the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as otherwise expressly set forth in this Agreement or disclosed in the Disclosure Schedule, from the date hereof until the Closing Date, without the prior written consent of Buyer, Seller will not:
(a)   with respect to the Business, acquire a
material amount of assets of any other Person other than in the ordinary course consistent with past practice;
(b)   sell, lease, license or otherwise dispose of
(i) any assets of the Business unless in the ordinary course consistent with past practice or (ii) any item of equipment or fixtures of the Business for an amount in excess of $10,000;
(c) cause any of the Acquired Assets to become subject to any Lien other than Permitted Liens;
(d) except for changes in the ordinary course consistent with past practice, grant any bonus or any increase in wages or salaries or enter into, adopt or make any change in any consulting agreement, employment agreement or other Benefit Plan or Seller benefit arrangement or commit to do so, in each case as it may relate to Eligible Employees;
(e) make capital expenditures other than those itemized in Section 6.01 of the Disclosure Schedule without the


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


prior written approval of Buyer except as required to remain in compliance with applicable law; or
(f)   agree or commit to do any of the foregoing.

6.02 ACCESS TO INFORMATION. Subject to applicable law and restrictions contained in any confidentiality agreements to which Seller is subject, Seller will give Buyer, its counsel, consultants, financial advisors, auditors and other authorized representatives reasonable access during business hours to the offices, properties, books and records of Seller relating to the Business and the Acquired Assets and will instruct the employees, counsel, independent certified public accountants and financial advisors of Seller to cooperate with Buyer in its investigation of the Business; PROVIDED that any investigation pursuant to this
Section 6.02 shall be conducted on commercially reasonable prior notice and in such manner as not to interfere unreasonably with the conduct of the Business of Seller and in accordance with such reasonable procedures as Seller may require to protect the confidentiality of proprietary information. All such information shall be kept confidential pursuant to the terms of the confidentiality agreements dated as of April 13, 1995 between FMC and Dillon, Read & Co. Inc. for itself and as a representative of SJPC and SJFP and dated as of April 12, 1995 between SCC and


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


Dillon, Read & Co. Inc. for itself and as a representative of SJPC and SJFP (collectively, the "Confidentiality Agreement").

6.03    SELLER TRADEMARKS.
(a) Except as set forth in Section 6.03 of the Disclosure Schedule, after the Closing Date, Buyer and its Affiliates shall not use any Trademark or trade name owned or used by Seller or any of the Seller Affiliates other than those constituting Acquired Intellectual Property (the "Seller Trademarks"). Buyer understands and agrees that the Seller Trademarks, or any right or license to the Seller Trademarks, are not being transferred pursuant to this Agreement. Buyer acknowledges Seller's exclusive and proprietary rights in the use of the Seller Trademarks, and Buyer agrees that it shall not use and shall not permit its Affiliates to use the Seller Trademarks (or any names or Trademarks confusingly similar to the Seller Trademarks) except as expressly set forth in Section 6.03 of the Disclosure Schedule. After the Closing Date, all Seller Trademarks shall be replaced by Buyer as soon as possible, but in no event later than one hundred and twenty (120) days after the Closing Date for items with Seller Trademarks affixed to them with a valid continuing use in Buyer's conduct of the Business, including, without limitation, buildings, vehicles, heavy equipment, hard


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


hats, tools, tool boxes, kits (safety and others), signs, manual covers and notebooks. After the Closing Date, Buyer will not use, and will destroy or deliver to Seller, all such items with Seller Trademarks affixed to them that have no valid continuing use in Buyer's conduct of the Business, including items affecting customer or employee relations or items that do not reflect Buyer's true identity. Specific items to be destroyed or returned include items with Seller Trademarks affixed to them including, without limitation, giveaways; order, purchase or materials forms; requisitions; invoices; statements; time sheets/labor reports; bill inserts; stationery; personalized note pads; maps; organization charts; bulletins/releases; sales/price literature; manuals or catalogs; report covers/folders; program materials; and materials such as media contact lists/cards. Notwithstanding the foregoing, Seller consents to the use of the locality name "Port St. Joe" in the name of JV, but Buyer agrees to change the name of JV to exclude use of "St. Joe" therein upon the request of Seller made prior to December 31, 1995.
(b) Buyer recognizes the value associated with the Seller Trademarks, and acknowledges that the Seller Trademarks and all rights therein and the goodwill pertaining thereto belong


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


exclusively to Seller, and that the Seller Trademarks have a secondary meaning in the minds of the public.
(c) Buyer agrees that the conduct of the Business after the Closing Date by Buyer and Buyer Affiliates using the Seller Trademarks shall be provided in accordance with all applicable Federal, state and local laws, and that the same shall not reflect adversely upon the good name of Seller, and that the conduct of the Business will be of a standard and skill equivalent to that employed by Seller prior to the Closing Date.
(d) Buyer acknowledges that its or its Affiliates' failure to cease use of the Seller Trademarks as provided in this Agreement, or its or its Affiliates' improper use of the Seller Trademarks, will result in immediate and irreparable damage to Seller. Buyer acknowledges and admits that there is no adequate remedy at law for such failure to terminate use of the Seller Trademarks, or for such improper use of the Seller Trademarks, and Buyer agrees that in the event of such failure or improper use, Seller shall be entitled to equitable relief by way of temporary restraining order or any other relief available under this Agreement.

6.04 GUARANTIES. Buyer shall use its best efforts (other than the payment of money or agreement to substantive changes in


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


the applicable document) to cause itself or a Buyer Affiliate to be substituted in all respects for each member of the Seller Group, effective as of the Closing Date, in respect of all obligations of any such member allocated to any period, or to be performed after the Closing Date, under any Acquired Agreement or Realty Rights under which Seller or a Seller Affiliate is liable and is not released by the other party thereto to the extent the obligations thereunder constitute an Assumed Liability (the items described shall be referred to individually as a "Guarantee" and collectively as the "Guaranties") but such obligation shall be limited to those Guaranties which are listed in Section 6.04 of the Disclosure Schedule. Section 6.04 of the Disclosure Schedule lists all Guaranties as of the date hereof which individually or in the aggregate are material. Following the Closing Date, with respect to any Guarantee which is not listed in Section 6.04 of the Disclosure Schedule or for which no such substitution is effected for the benefit of the Business and which relate to an Assumed Liability, Buyer and Buyer Affiliates shall defend, indemnify and hold harmless each member of the Seller Group against any obligation and liability under any such Guarantee.


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


6.05    EFFORTS; FURTHER ASSURANCES; PERMITS.
(a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including, without limitation, preparing and making any filings required to be made under applicable law. Each party shall furnish to the other party such necessary information and reasonable assistance as such other party may request in connection with the foregoing.
(b) In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, including action to fully vest in Buyer and Buyer Affiliates their rights in the Acquired Assets, to perfect the assumption by Buyer and Buyer Affiliates of the Assumed Liabilities or to perfect the retention by Seller of the Excluded Assets and the Retained Liabilities, the proper officers and/or directors of Seller or the Seller Affiliates and Buyer or Buyer Affiliates shall on the written request of any of them take all such necessary or desirable action.


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


(c) Seller shall, at its own expense (but without providing any guarantees), promptly apply for or otherwise seek and use commercially reasonable efforts to obtain all authorizations, consents, waivers and approvals as may be required in connection with the assignment of the Acquired Agreements to Buyer and Buyer Affiliates at the Closing. Upon Buyer's request Seller will also use, and will cause its Affiliates to use, commercially reasonable efforts (not including the payment of money, incurring any out-of-pocket costs or providing any guarantees) to assist Buyer and the Buyer Affiliates in obtaining any other permits, licenses or other authorizations after the Closing Date necessary for Buyer's and the Buyer Affiliates' operation of the Business after the Closing Date in a manner consistent with past practice.
(d) In the event that at any time, any order, decree or injunction shall be entered which prevents or delays the consummation of any of the transactions contemplated by this Agreement, each party shall promptly use its best efforts to cause such order, decree or injunction to be reversed, vacated or modified in order to permit such transactions to proceed as expeditiously as possible.
6.06BULK SALES LAWS. Buyer hereby waives to the fullest extent possible under applicable laws compliance by Seller and the


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

Seller Affiliates with the provisions of any applicable "bulk sales", "bulk transfer" or similar laws. Seller shall comply with any such laws which cannot be waived. Seller agrees to defend, indemnify and hold the Buyer Group harmless against any and all Losses and Damages incurred by Buyer or Buyer Affiliates arising under any such "bulk sales", "bulk transfer" or similar laws as a result of the sale of the Acquired Assets pursuant to this Agreement.

6.07 BOOKS AND RECORDS. Buyer and Seller agree to retain, for a period of ten (10) years after the Closing Date, any and all books and records (hard copy, electronic or otherwise) related to the Acquired Assets, the Assumed Liabilities, the Retained Liabilities or the Business for all periods through the Closing Date or related to the transactions contemplated hereby, provided that upon expiration of such period, the party with custody of such books and records shall give written notice to the other party and an opportunity to such other party to ship such books and records at such other party's cost, expense and risk to a location chosen by it. In the event either party needs access to such books and records for purposes of verifying any representations and warranties contained in this Agreement, responding to inquiries regarding the Business from Governmental Entities, indemnifying,


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

defending and holding harmless the Seller Group or the Buyer Group, as the case may be, in accordance with applicable provisions of this Agreement or any other legitimate business purposes, including without limitation books and records related to businesses conducted by SJLD, each party will allow representatives of the other party access to such books and records upon reasonable notice during regular business hours for the sole purpose of obtaining information for use as aforesaid and will permit such other party to make such extracts and copies thereof as may be necessary or convenient and, if required for such purpose, to have access to and possession of original documents.

6.08 INTELLECTUAL PROPERTY COOPERATION; ETC. Seller and the Seller Affiliates covenant and agree that at any time from and after the Closing Date upon reasonable and specific written request of Buyer, they will use commercially reasonable efforts to communicate to Buyer all information known to them relating to the Acquired Intellectual Property, and they will execute and deliver any papers, make all rightful oaths, testify in any legal proceedings and perform all other lawful acts reasonably deemed necessary or desirable by Buyer to convey or perfect title to the Acquired Intellectual Property and to enforce or defend Buyer's rights in and to the Acquired Intellectual Property or assist Buyer


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


in obtaining or enforcing Buyer's rights in and to the Acquired Intellectual Property. Buyer shall reimburse Seller for all reasonable and documented out-of-pocket expenses incurred in providing cooperation pursuant to this Section 6.08 other than expenses for conveying or perfecting title to such Acquired Intellectual Property, which shall be handled in accordance with
Section 12.03 (except for recordation fees and expenses, which shall be for Buyer's account).

6.09 GOVERNMENTAL REGULATORY APPROVAL. As promptly as practicable after the Financing Date, Buyer and Seller shall cooperate in filing the required applications and notices with the appropriate Governmental Entities seeking authorization to transfer or assign the Permits to Buyer (the "Regulatory Approvals"). To the extent assignable, Seller will assign the Permits to Buyer. Each party agrees to use its best efforts to obtain the Regulatory Approvals and the parties agree to cooperate fully with each other and with all Governmental Entities to obtain the Regulatory Approvals at the earliest practicable date.

6.10 HSR ACT REVIEW. As promptly as practicable after the Execution Date, the parties will make such filings as may be required by the HSR Act with respect to the sale contemplated by this Agreement. Thereafter, the parties will file as promptly as


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


practicable any supplemental information that may be requested by the U.S. Federal Trade Commission or the U.S. Department of Justice pursuant to the HSR Act. If necessary, the parties will use their best efforts in seeking early termination of the waiting periods under the HSR Act.

6.11 EFFECT OF DUE DILIGENCE AND RELATED MATTERS. Buyer represents that it is a sophisticated entity that was advised by knowledgeable counsel, environmental consultants and financial advisors and, to the extent it deemed necessary, other advisors in connection with this Agreement and by the Closing Date will have conducted its own independent review, evaluation and inspection of the Acquired Assets and Assumed Liabilities. Accordingly, Buyer covenants and agrees that (i) except for the representations and warranties set forth in this Agreement and the Disclosure Schedule and any other written communication signed and delivered by an executive officer of Seller, Buyer and Buyer Affiliates have not relied and will not rely upon any document or written or oral information furnished to it by or on behalf of Seller or its Affiliates or discovered by it or its representatives in a review of Seller's or Seller Affiliates' records, including, without limitation, any financial statements or data, provided that nothing stated aforesaid shall prevent Buyer and Buyer Affiliates from


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

using any document or written record of Seller or Seller Affiliates in connection with verification of a representation or warranty in this Agreement, (ii) there are no representations or warranties by or on behalf of Seller or its Affiliates or representatives except for those expressly set forth in this Agreement and the Disclosure Schedule and any other written agreement entered into with Seller or any of its Affiliates with Buyer in connection with this Agreement, and (iii) to the fullest extent permitted by law, Buyer's and Buyer Affiliates' rights and obligations with respect to all of the foregoing matters will be solely as set forth in this Agreement or in such other written agreements.

6.12    REAL PROPERTY TRANSFERS.
(a)  Within five (5) Business Days after the
Financing Date, Buyer may (at its option and expense) order a preliminary title binder (on a standard form reasonably acceptable to Buyer), to be issued by a title insurance company or companies reasonably acceptable to Buyer, with respect to the Real Property and the SJLD Property. Within thirty (30) days after the Financing Date, Seller shall provide Buyer with boundary surveys of the Real Property and the SJLD Property and within seventy-five (75) days after the Financing Date, Seller shall provide Buyer with ALTA surveys of the Real Property and the SJLD Property. Buyer shall


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


provide Seller with a copy of each preliminary title binder (with copies of all instruments listed as exceptions to title) and any continuation thereof not later than five (5) Business Days following Buyer's receipt thereof. If a preliminary title binder or any continuation thereof indicates an exception (other than a Permitted Lien) that would impair marketability in any material respect in Buyer's reasonable judgment (the "Title Exception"), Seller shall, upon written notice thereof from Buyer given at the time of Buyer's submitting the preliminary title binder or continuation thereof, as the case may be, not later than thirty
(30) days before the Closing Date, cause such Title Exception to be removed on or before the Closing Date, or, with Buyer's approval (such approval not to be unreasonably withheld), to put up a bond with the title insurer in an amount sufficient to cause the title insurer to insure over such Title Exception or to remove such Title Exception from the title commitment for the benefit of Buyer or the Buyer Affiliate. Notwithstanding the foregoing, if any Title Exception cannot be removed prior to the Closing Date, Seller shall have such additional time as Seller may reasonably require to remove such Title Exception and an interest-bearing escrow account shall be established at Closing out of a portion of the moneys payable by Buyer at the Closing equal to the estimated reasonable


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


cost of curing such Title Exception. To the extent the escrow contains funds following the cure of all such Title Exceptions, said surplus shall be delivered to Seller. To the extent the escrow contains inadequate funds to cure all such Title Exceptions, Seller shall pay the cost of such cure directly. Notwithstanding the foregoing, Seller shall not be required to incur any expense to cure Title Exceptions in excess of an aggregate amount of $500,000; provided, however, that Seller shall be required as of the Closing Date to cure any mortgage, mechanic's lien, tax lien, or judgment lien capable of being removed by payment of a fixed sum of money, regardless of the amount thereof, subject to Seller's right to contest any of the foregoing in good faith and by appropriate proceedings diligently conducted, and an interest-bearing escrow account shall be established at Closing out of a portion of the moneys payable by Buyer at Closing equal to the amount of such contested item. To the extent the escrow contains funds following the cure of such contested item, said surplus shall be delivered to Seller. To the extent the escrow contains inadequate funds to cure such contested item, Seller shall pay the cost of such cure directly. If the estimated cost to cure Title Exceptions other than mortgages, mechanic's liens, tax liens or judgment liens, exceeds $500,000 in the aggregate, and Seller shall elect not to


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


cure such Title Exceptions, Buyer shall have the right upon five
(5) days' prior written notice to Seller to either (a) accept title subject to such Title Exceptions and receive a credit against the Purchase Price in the amount of $500,000 or (b) terminate this Agreement.
(b) Notwithstanding the foregoing subsection (a), JV agrees to provide SJLD with a recordable easement with respect to the SJLD Property to extract water from the canal included therein in an amount up to one million gallons per day in the event of a forest fire in the environs and to have reasonable access to the roads currently along and over such real property and to provide the Apalachicola Northern Railroad with a recordable easement with respect to the SJLD Property as to its existing rail lines across such property. Notwithstanding anything to the contrary in this Agreement, JV may at its election: (1) no less than sixty (60) days prior to the Closing Date, notify Seller to substitute a single parcel of 100 contiguous undeveloped acres of real property which, to the reasonable satisfaction of JV, shall be free of any Environmental Conditions giving rise to Environmental Liabilities (the "Parcel") to be designated by Seller in place of similar acreage for dredge material along the water canal supplying water to the mill; or (2) within three (3) years of the Closing Date


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purchase from Seller the Parcel at the then fair market value thereof for use as dredge spoil disposal; provided, however, that in either case JV shall bear all responsibilities for obtaining all necessary permits from Governmental Entities in connection therewith and JV shall bear all costs associated with the development and use of the Parcel for such intended use. The Parcel shall have direct access to an existing public road or recordable easements from Seller or its Affiliates to provide access over its real property thereto.
(c) In addition, within five (5) Business Days after the Financing Date, Buyer may (at its option and expense) commence an investigation of Seller's right, title and interest in the Realty Rights. If any such investigation indicates an exception other than a Permitted Lien, Seller shall, upon written notice thereof from Buyer not later than thirty (30) days before the Closing Date, cause such exception to be removed on or before the Closing Date or to be addressed in a fashion similar to that for Real Property in this Section 6.12, except where the failure to obtain any such exception could not reasonably be expected to have a Material Adverse Effect.
(d) SJFP shall provide JV with a recordable easement to a twenty foot wide strip of that certain real property not


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constituting Real Property hereunder under which the water canal pipeline to the mill facility of SJFP runs for ingress and egress for the purpose of repairing and maintaining such pipeline. 6.13INSURANCE. Seller shall, prior to the Closing Date, continue to keep in effect at existing levels and coverage all its insurance for its properties which are of an insurable nature and of the character usually insured by companies operating similar properties against loss or damage by fire, which insurance Seller currently maintains in such amounts as are usually insured against by such companies. On the Closing Date, the coverage under the insurance policies and programs applicable to the Acquired Assets will be terminated, and Buyer and Buyer Affiliates will be responsible for providing all insurance coverage for the Acquired Assets and the Business.

6.14 SECURED INDEBTEDNESS. Seller shall take, at Seller's sole cost and expense, all actions necessary with respect to the Secured Parties to obtain the termination or release, as of the Closing Date, of all Security Documents (the "Releases and Terminations"). Buyer shall cooperate in good faith with Seller in obtaining the Releases and Terminations.

6.15    LICENSING ARRANGEMENTS.  From and after the Closing
Date, Seller shall license to Buyer the Acquired Software.  Such


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license shall be a royalty free license in the form attached hereto as Exhibit D.

6.16    NO SOLICITATION OF TRANSACTIONS.
(a) SJPC and Seller shall not, and shall cause their Affiliates, officers, directors, employees, investment bankers, financial advisors and other representatives not to, initiate, solicit or knowingly encourage any inquiries or the making of any proposal to acquire all or substantially all of the Business or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or such proposal; provided, however, that nothing in this
Section 6.16 shall prohibit the Board of Directors of SJPC from
(i) furnishing information pursuant to an appropriate confidentiality letter concerning Seller and its businesses, properties or assets to a third party who has made an unsolicited Transaction Proposal, or (ii) engaging in discussions or negotiations with such a third party who has made an unsolicited Transaction Proposal, but in each case referred to in the foregoing clauses (i) and (ii) only (x) after the Board of Directors of SJPC concludes in good faith based on the advice of outside counsel that such action is necessary for the Board of Directors of SJPC to comply with its fiduciary obligations to stockholders under


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applicable law or (y) if Dillon, Reed & Co. Inc. is unable to render, or withdraws, its opinion as to the fairness of the transactions contemplated by this Agreement to the stockholders of SJPC. Notwithstanding anything in this Agreement to the contrary, Seller shall immediately inform Buyer orally and in writing of the receipt by it after the Execution Date of any Transaction Proposal. "Transaction Proposal" means any proposal with respect to any acquisition or purchase of a substantial amount of assets of, or any equity interest in, Seller or any of its Subsidiaries or any merger, consolidation, or business combination, involving Seller or any of its Subsidiaries.
(b)   The Board of Directors of SJPC shall not
(i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Buyer, the approval or recommendation by such Board of Directors of this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Transaction Proposal or
(iii) approve Seller entering into any agreement with respect to any Transaction Proposal, unless an unsolicited Transaction Proposal is received from a third party and the Board of Directors of SJPC concludes in good faith based on the advice of outside counsel that in order to comply with its fiduciary obligations to stockholders under applicable law, it is necessary for the Board of


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Directors to withdraw or modify its approval or recommendation of this Agreement, approve or recommend such Transaction Proposal, enter into an agreement with respect to such Transaction Proposal or terminate this Agreement, provided that no such action shall be taken prior to ten (10) days after notice of such Transaction Proposal has been provided to Buyer and provided further that either the Board of Directors shall reject such Transaction Proposal or such action shall be taken and notice thereof given to Buyer no later than forty-five (45) days after notice of such Transaction Proposal has been provided to Buyer. A failure to reject such Transaction Proposal or to give such notice to Buyer within such 45-day period shall be deemed an election by Seller to terminate this Agreement and shall entitle Buyer to immediate payment of the Section 6.16 Fee. In the event the Board of Directors of SJPC takes any of the foregoing actions, Seller shall, concurrently with the taking of any such action, pay Buyer the
Section 6.16 Fee. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors permitted by this Section 6.16 shall not constitute a breach of this Agreement by Seller or SJPC if, concurrently with such action, Seller pays the Section 6.16 Fee.


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6.17    STOCKHOLDERS' MEETING.  SJPC shall call and hold a
meeting of its stockholders as promptly as practicable after the Financing Date for the purpose of approving this Agreement and the consummation of the transactions contemplated hereby. SJPC shall solicit from its stockholders proxies in favor of this Agreement and the transactions contemplated hereby; provided, however, that SJPC shall not be obligated to solicit such proxies if (a) its Board of Directors takes an action authorized under Section 6.16 in accordance with the terms and conditions thereof; or (b) if Dillon, Read & Co. Inc. is unable to render, or withdraws, its opinion as to the fairness of the transactions contemplated by this Agreement to the stockholders of SJPC; provided, however, that SJPC shall give Buyer prompt notice of the occurrence of any such event.

6.18 PROMPT PAYMENT OF TAXES AND INDEBTEDNESS. On and prior to the Closing Date, Buyer covenants that it will, and it will cause each Buyer Affiliate to promptly pay and discharge, or cause to be paid and discharged, prior to the earliest date on which any penalty or interest is incurred or begins to accrue, all lawful taxes, assessments and governmental charges or levies imposed upon any of its income, profits, property or business and promptly pay when due all its debt (including all claims or demands of materialmen, mechanics, carriers, workmen, repairmen,


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warehousemen and landlords which, if unpaid, might result in the creation of a Lien upon its property); PROVIDED that any such tax, assessment, charge, levy or debt need not be paid if (i) the same shall currently be contested in good faith, (ii) accruals shall have been provided which are adequate to pay and discharge any such tax, assessment, charge, levy or debt that could reasonably be anticipated, and (iii) no proceedings shall have been commenced to accelerate the payment of any such tax, assessment, charge, levy or debt or to foreclose any Lien which may have attached as security therefor.

6.19 CONDUCT OF BUSINESS AND CORPORATE EXISTENCE. On and prior to the Closing Date, Buyer will, and will cause each Buyer Affiliate to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence and its rights, franchises, licenses and permits necessary to continue its business. On and prior to the Closing Date, Buyer will, and will cause each Buyer Affiliate to, use its best efforts to comply with all laws, and with all rules, regulations and orders made by governmental authority, applicable to it or its properties or business (or any part thereof), non-compliance with which could materially adversely affect the


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properties, business, profits or condition (financial or otherwise)
of Buyer or any Buyer Affiliates.

6.20    INSURANCE.  Buyer will, and will cause each Buyer
Affiliate to, prior to the Closing Date, continue to keep in effect at existing levels and coverage all its insurance for its properties which are of an insurable nature against loss or damage by fire and from other causes customarily insured against by similar companies and against liability for loss or damage from such hazards and risks to the person and property of others as are usually insured against by companies operating similar property. All such insurance is and shall continue to be carried with independent insurers of good standing.

6.21    LIMITATION ON DISTRIBUTIONS, INVESTMENTS AND
PAYMENTS. Buyer covenants that, on or prior to the Closing Date, it will not, and will not allow any Buyer Affiliate to directly or indirectly, (a) declare or make, or incur a liability to make, a distribution in respect of its capital stock (other than a distribution to Buyer), (b) make any investments in any Person, whether by acquisition of stock, indebtedness or other obligation or security or by loan, guaranty, advance, capital contribution or otherwise or in any property except property to be used in the ordinary course of business or current assets arising from the sale


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of goods and services in the ordinary course of business and except for investments in JV and investments in Buyer or Buyer's
Subsidiaries or (c) subject to Section 6.22(f), make any payment in cash or property to any Buyer Affiliate or Affiliates of Buyer
(other than payments consistent with past practice to Persons solely as director or officer).

6.22 LIEN, DEBT AND OTHER RESTRICTIONS. Buyer covenants that, prior to the Closing Date, neither it nor any Buyer Affiliate will:
(a) LIENS. Create, assume or suffer to exist any Lien upon any of its property whether now owned or hereafter acquired, except
      (i)  Liens for taxes not yet delinquent or
which are being actively contested in good faith by appropriate proceedings,
      (ii) Other Liens incidental to the conduct of its business or the ownership of its property which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business,


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      (iii)  Liens securing obligations for term
loans currently in place and for working capital line(s) of credit at existing advance rates relative to accounts receivable and inventories, and
      (iv)  Liens in the nature of purchase money
security interests;
(b) DEBT. Create, incur, assume or suffer to exist any debt for borrowed money, except (i) debt secured by Liens permitted by the provisions of clause (iii) of Section 6.22(a), or
(ii) the renewal or refunding of existing debt that is presently outstanding, PROVIDED that the principal amount of such existing debt is not increased; provided, however, that nothing in this
Section 6.22 shall inhibit the incurrence of debt to finance the transactions contemplated by this Agreement or the creation of Liens in connection therewith;
(c) MERGER AND SALE OF ASSETS. (i) Merge or consolidate with any other corporation other than one or more Subsidiaries of Buyer or (ii) sell, lease or transfer or otherwise dispose of all or any part of its assets, rights, or property other than in the ordinary course of business;
(d)   SALE AND LEASEBACK.  Enter into any
arrangement with any lender or investor or to which such lender or


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investor is a party providing for the leasing by Buyer or any Buyer
Affiliate of real or personal property which has been or is to be sold or transferred by Buyer or any Buyer Affiliate to such lender or investor or to any such person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental obligations of Buyer or any Buyer Affiliate;
(e) SALE OR DISCOUNT OF RECEIVABLES. Sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable, except
Buyer and any Buyer Affiliate may discount or otherwise sell for less than the face value thereof, without recourse, notes or accounts receivable the collection of which is doubtful in accordance with GAAP; or
(f) TRANSACTIONS WITH AFFILIATES. Directly or indirectly, purchase, acquire, or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, in the ordinary course of business or otherwise, any Buyer Affiliate or Affiliate of Buyer unless such transaction or series of transactions is on terms that are no less favorable than would be available in a comparable transaction with an unrelated third party. Notwithstanding the foregoing, this provision will not apply to any transaction with an officer or director of Buyer or


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any Buyer Affiliate entered into in the ordinary course of business
(including compensation or employee benefit arrangements with any officer or director) and transactions in existence on the date hereof, PROVIDED that such transactions were entered into in accordance with the original agreements (as amended) in effect at that time.

6.23    NON-COMPETITION.If the Closing occurs, Seller and
SJPC hereby agree that, for a period of three (3) years following the Closing Date, Seller and SJPC will not, and Seller and SJPC will cause their respective Affiliates (other than individuals) not to, directly or indirectly, engage in any business which is competitive with the Mill Business within the United States or Canada or which is competitive with the Container Business within 300 miles of any of the box plants included in the Real Property. Seller and SJPC acknowledge that FMC and JV would be irreparably harmed by any breach of this Section 6.23 and that there would be no adequate remedy in damages to compensate FMC or JV for any such breach.

6.24 FINANCING. Buyer shall use its best efforts to (a) cause to be provided the letters and documents listed in Section 10.01(e) hereof; (b) to obtain the financing contemplated in such letters; and (c) cause to be satisfied the closing condition set


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


forth in Section 9.02(d) hereof. For this purpose, the term "best efforts" shall not include causing (a) any of the forgoing to be in a form not deemed commercially reasonable by FMC and JV in the context of transactions similar to those contemplated by this Agreement or (b) any of the terms and conditions relating to the issuance of common stock, preferred stock, warrants or other equity interests in FMC and/or JV to be determined, subject to the terms and conditions of the letters and documents listed in Section 10.01(e) hereof and the commitment letters dated as of the Execution Date from FMC and JV, other than in their sole judgment.

6.25 ADDITIONAL FINANCIAL STATEMENTS. Seller, at its sole cost and expense, will deliver to Buyer (i) no later than thirty-five (35) days after the Execution Date, a copy of unaudited unconsolidated financial statements for each of SJFP and SJCC consisting of a balance sheet, income statement and statement of cash flows as of and for the years ended December 31, 1994, 1993 and 1992 and the periods ended March 31, 1995, June 30, 1995 and September 30, 1995 and their respective comparable fiscal 1994 periods and as soon as available, if available prior to the Closing Date, comparable unaudited financial statements for periods subsequent to September 30, 1995 (other than the period ended December 31, 1995) and prior to the Closing Date (the "Unaudited


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Financial Statements"), and (ii) no later than sixty (60) days after the Execution Date, a copy of audited unconsolidated financial statements for each of SJFP and SJCC consisting of a balance sheet, income statement and statement of cash flows as of and for the years ended December 31, 1994, 1993 and 1992 and as soon as available comparable audited financial statements as of and for the year ended December 31, 1995 (the "Audited Financial Statements"). The Audited Financial Statements but not the Unaudited Statements shall be deemed to be included in the term "Financial Statements" for purposes of Section 4.04(a) hereof. Any delay in providing the Unaudited Financial Statements or the Audited Financial Statements shall be addressed in Section 10.01(e) hereof and shall not be deemed to be a breach of the covenants in this Section 6.25.

             ARTICLE VII
             TAX MATTERS

7.01    PRE-CLOSING TAX PERIODS; POST-CLOSING TAX PERIODS;
BRIDGE TAX PERIODS.
(a) Seller represents to Buyer that there are no Liens for any Tax (other than for any current Tax not yet due and payable) on the Acquired Assets.


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(b)   Seller shall be liable for, and shall
indemnify and hold the Buyer Group harmless from and against, all Taxes with respect to the Business and the Acquired Assets for all Tax periods ending on or before the Closing Date ("Pre-Closing Tax Periods") plus 50% of all Transfer Taxes. Except with respect to Transfer Taxes, Seller shall be responsible for preparing and filing all Tax Returns with respect to Taxes relating to the Business and the Acquired Assets for Pre-Closing Tax Periods.
(c) Buyer shall be liable for, and shall indemnify and hold the Seller Group harmless from and against, all
(i) Assumed Taxes and (ii) Taxes with respect to the Business and the Acquired Assets for all Tax periods commencing after the Closing Date ("Post-Closing Tax Periods"). Buyer shall be responsible for preparing and filing all Tax Returns with respect to Transfer Taxes and with respect to Taxes relating to the Business and the Acquired Assets for Post-Closing Tax Periods.
(d) For any taxable period or taxable reporting period which includes (but does not end on) the Closing Date (a "Bridge Tax Period"), there shall be allocated or apportioned between Seller and Buyer all Taxes other than Transfer Taxes and Taxes based on income as follows: (i) for any payroll Taxes in respect of Transferred Employees (including all Taxes under the


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Federal Insurance Contributions Act and the Federal Unemployment
Tax Act and other Taxes or contributions related to compensation paid to such Transferred Employees), allocation shall be made to the Seller and Buyer respectively based on actual payroll accrued before and including the Closing Date and based on actual payroll accrued after the Closing Date; (ii) for sales and use taxes other than Transfer Taxes, allocation shall be made to Seller and Buyer respectively based on actual sales before and including the Closing Date and based on actual sales after the Closing Date using the method used for reporting sales to Tax authorities; (iii) for purchase or value added Taxes, allocation shall be made to Seller and Buyer respectively based on actual purchases before and including the Closing Date and based on actual purchases after the Closing Date; (iv) for other Taxes on which a measure of activity is used to measure or assess the Tax, allocation shall be made to Seller and Buyer respectively based on the actual measure of activity before and including the Closing Date and based on the actual measure of activity after the Closing Date; (v) for Taxes which are assessed on the basis of some measurement of value, including real and personal property Taxes and capital or other intangibles Taxes, apportionment shall be made to Seller and Buyer respectively based on actual valuations used by the Tax authorities


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


before and after the Closing Date and based on the number of days of the Bridge Tax Period before and including the Closing Date and after the Closing Date to Seller and Buyer respectively. Seller shall be liable for, and shall defend and indemnify the Buyer Group from and against, the proportionate amount of all such Taxes that are allocated or apportioned to it for the Bridge Tax Period and Buyer shall be liable for, and shall defend and indemnify the Seller Group from and against, the proportionate amount of all such Taxes that are allocated or apportioned to it for the Bridge Tax Period. Buyer shall be responsible for preparing and filing all Tax Returns for any Bridge Tax Period in a manner consistent with the past practices (including accounting principles, methods and elections) followed by Seller and shall submit all Tax Returns to Seller for review and approval at least twenty (20) days prior to the filing thereof. Seller shall review all such Tax Returns within ten (10) Business Days of their receipt and inform Buyer in writing of any item(s) with which Seller does not agree. Seller and Buyer shall negotiate in good faith to resolve all disputed items.

7.02 REFUNDS OR CREDITS. Any refunds or credits of Taxes, to the extent that such refunds or credits are attributable to Taxes (other than Assumed Taxes) for Pre-Closing Tax Periods, shall


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be for the account of Seller and, to the extent that such refunds or credits are attributable to Taxes for Post-Closing Tax Periods or to Assumed Taxes they shall be for the account of Buyer. To the extent that such refunds or credits are attributable to Taxes for a Bridge Tax Period, such refunds or credits shall be for the account of the party who bears responsibility for such Taxes pursuant to Section 7.01(d). In the event Buyer has any discretion to designate whether any credit or refund is attributable to a Pre-Closing Tax Period, a Bridge Tax Period or a Post-Closing Tax Period, the credit or refund shall be treated for purposes of this Agreement as attributable to the earliest taxable period to which it may be attributed. Each party shall promptly notify the other of any refund or credit which it receives or expects to receive which is for the account of the other party. Buyer shall promptly forward to Seller or reimburse Seller for any refunds or credits due Seller hereunder after receipt thereof by or on behalf of Buyer with interest from the date of receipt by Buyer, and Seller shall promptly forward to Buyer or reimburse Buyer for any refunds or credits due Buyer hereunder after receipt thereof by or on behalf of Seller with interest from the date of receipt by Seller.

7.03 MUTUAL COOPERATION. As soon as practicable, but in any event within fifteen (15) days after a party's request, the


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other party shall deliver to it such information and other data relating to Tax Returns and Taxes with respect to the Business and the Acquired Assets and shall make available such of its knowledgeable employees as the other party may reasonably request, including providing the information and other data customarily required, to cause the completion and filing of all Tax Returns for which it has responsibility or liability under this Agreement or to respond to audits by any taxing authorities with respect to any Tax Returns or taxable periods for which it (or any of its Affiliates) has any responsibility or liability under this Agreement or to otherwise enable it (or any of its Affiliates) to satisfy its reasonable accounting or Tax requirements.

7.04    TAX AUDITS.  Within thirty (30) days after Buyer or
Seller has received oral or written notice (but in any event not less than thirty (30) days before any response to any Governmental Entity is due) that any Governmental Entity is auditing or investigating, or intends to audit or investigate, any taxable period for which the other party may be liable, in whole or in part, to it under this Agreement, Buyer or Seller, as the case may be, shall give to the other party written notice of such audit or investigation, and shall tender to the other party the defense of such audit or investigation with respect to Taxes for which the


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other party may be liable in whole under this Article VII.  If both
Buyer and Seller may be liable in part as to the same Tax, Buyer and Seller shall have the right jointly to defend such audit or investigation. If the other party accepts the tendered defense of any such audit or investigation, (a) the tendering party shall execute and deliver to the other party all documents necessary or appropriate (including powers of attorney) (i) to enable the other party to act, at its sole cost and expense, on behalf of the tendering party in defending against such audit or investigation, in the case of periods for which the other party may be liable in whole, or (ii) to enable the other party to defend against those issues raised in such audit or investigation for which the other party may be liable, in the case of any taxable period or Taxes for which the other party may be liable in part, and (b) the other party shall determine, at its sole discretion, the manner in which such audit or investigation (in the case of periods for which the other party may be liable in whole) will be defended or settled and the other party shall defend or settle such audit or investigation in good faith with respect to future taxes of the tendering party, PROVIDED, HOWEVER, that the tendering party may reject any settlement (or portion thereof) proposed by the other party, in which case the other party will have no obligation to indemnify the


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tendering party with respect to the taxable period or Taxes under audit or investigation for any amount in excess of the settlement proposed by the other party, reduced by the actual settlement amount, if any, of the items the proposed settlement of which was not rejected by the tendering party. Notwithstanding anything in this Agreement to the contrary, the other party shall not be liable to the tendering party with respect to any Taxes for which the other party's defense or settlement of the audit or investigation has been adversely affected by the tendering party's failure to give the timely written notice required by this Section 7.04. Each party shall keep the other party fully informed of the status of all audits and investigations for which the other party may be liable in whole or in part.

7.05 NO OFFSET. To the extent that any party hereto is responsible for any Tax pursuant to this Article VII or to receive or remit any refund or credit in respect of any Tax, such party shall not offset its obligation to pay any such Tax or to remit any such refund or credit by any claim it may have against the other party under this Agreement or otherwise.



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            ARTICLE VIII
          EMPLOYEE BENEFITS

8.01EMPLOYEE BENEFIT PLANS.
(a) Section 8.01(a) of the Disclosure Schedule lists each of the following plans, contracts, policies and arrangements which is sponsored, maintained, administered or contributed to by, or otherwise binding upon Seller or any Seller Affiliates or, in the case of an "employee pension plan" (as defined in Section 3(2) of ERISA), an ERISA Affiliate for the benefit of any Eligible Employee or a beneficiary thereof: (1) any "employee benefit plan," as such term is defined in Section 3(3) of ERISA, which is subject to ERISA, and (2) any other employment, consulting, stock option, stock bonus, stock purchase, phantom stock, incentive, severance, deferred compensation, bonus, vacation, dependent care, employee assistance, fringe benefit, medical, dental, sick leave, death benefit, insurance or other material compensatory plan, contract, policy or arrangement which is not an employee benefit plan as such term is defined in Section 3(3) of ERISA. Each plan, contract or arrangement described in the preceding sentence is herein referred to as a "Benefit Plan". With respect to each Benefit Plan, Seller has provided or made available


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


to Buyer a true and complete copy of the governing documents and of the most recently distributed summary material(s).
(b)   No Benefit Plan is a Multiemployer Plan.
Neither Seller nor any ERISA Affiliate has incurred or expects to incur any unpaid liability (contingent or otherwise) under Title IV of ERISA in connection with a termination or withdrawal from any funded pension plan (within the meaning of Section 3(2) of ERISA) that is or could become an obligation of Buyer or any Buyer Affiliate. With respect to any benefit plan which is a funded pension plan (within the meaning of Section 3(2) of ERISA), there has been no accumulated funding deficiency within the meaning of
Section 302 of ERISA or Section 412 of the Code, which has resulted or could result in the imposition of a Lien upon the Acquired Assets or with respect to which Buyer or any Buyer Affiliate could have any liability. Groveton Paperboard, Inc. is not, and never has been, an ERISA Affiliate of Seller.
(c) Section 8.01(c) of the Disclosure Schedule lists each collective bargaining agreement to which Seller or any Seller Affiliate is a party and which covers any Eligible Employees ("Collective Bargaining Agreement"). Seller has provided or made available to Buyer true and complete copies of each Collective Bargaining Agreement, including any side letters thereto.


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


8.02 EMPLOYEES AND OFFERS OF EMPLOYMENT. On or prior to the Closing Date, Buyer or a Buyer Affiliate shall offer employment, subject to consummation of the Closing, to the Eligible Employees, to commence as of the Closing Date. Seller will provide to Buyer one day after the Financing Date a complete list of all Eligible Employees, together with their annualized base salary or hourly wage rate and a description of the amount and basis of their other compensation. Seller will update the list for Buyer to reflect additions and deletions prior to the Closing. Prior to the Closing, Seller and the Seller Affiliates will not terminate the employment of or transfer any Eligible Employee to another business of Seller other than in the ordinary course of business. All offers of employment by Buyer or Buyer Affiliates to Eligible Employees shall be at the same or higher salaries or hourly wage rates and with benefits commencing on the Closing Date which, in the aggregate, are not less favorable than those in effect under the Benefit Plans prior to the Closing Date, except that Buyer or Buyer Affiliate does not maintain any stock option, stock bonus, stock purchase, or phantom stock plans for its employees and except that Buyer or Buyer Affiliates may make available participation in a defined contribution profit sharing plan and not a defined benefit plan aggregate contributions to which shall be no less than


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3% of the aggregate covered pay of participants therein.  As to each collective bargaining unit covered under a Collective Bargaining Agreement, if a majority of Eligible Employees in the unit accept an offer of employment from Buyer or a Buyer Affiliate, the union representing such unit of employees of Seller shall be recognized by Buyer or Buyer Affiliate as the collective bargaining agent for such unit of employees of Buyer or Buyer Affiliate.
Buyer and Buyer Affiliates will waive any waiting periods under its welfare plans and any preexisting conditions restrictions with respect to the disability, life and health coverage which shall be provided for all Eligible Employees who accept employment with Buyer or Buyer Affiliates (herein collectively referred to as the "Transferred Employees").

8.03    SELLER'S BENEFIT PLANS.
(a) Buyer will not assume the sponsorship of, the responsibility for contributions to, or any liability in connection with, any Benefit Plan. Except as provided in Section 8.05, with respect to any Transferred Employee, no assets of any Benefit Plan shall be transferred to Buyer or any Buyer Affiliates or to any plan of Buyer or any Buyer Affiliates. Accrued benefits or account balances of Transferred Employees under the Benefit Plans which are


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

funded employee pension plans under Section 3(2) of ERISA shall be fully vested as of the Closing Date.
(b)   With respect to any Transferred Employee
(including any beneficiary or dependent thereof), Seller shall retain (i) all liabilities and obligations arising under any group life, accident, medical, dental or disability plan (whether or not insured) to the extent that such liability or obligation relates to claims or expenses incurred (whether or not then reported) on or prior to the Closing Date, (ii) all liabilities and obligations arising under any worker's compensation arrangement to the extent such liability or obligation arises out of an illness or injury that originated on or prior to the Closing Date, (iii) all liabilities or other obligations incurred under or imposed by
Section 4980B of the Code due to qualifying events which occur on or prior to the Closing Date, and (iv) all other liabilities or obligations incurred or arising under any Collective Bargaining Agreement or individual employment agreement or by any statute pertaining to employment relationships or common law pertaining to employment relationships on or prior to the Closing Date.

8.04 BUYER BENEFIT PLANS. Buyer and Buyer Affiliates will recognize all service of the Transferred Employees with Seller or any of its Affiliates for purposes of eligibility to participate


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and vesting in any employee benefit plans (within the meaning of
Section 3(3) of ERISA) of Buyer or any Buyer Affiliates, and for determining the period of employment under any vacation, sick leave or other paid time off plan of Buyer or any Buyer Affiliates, as well as for determining other entitlements and terms of employment affected by seniority under Buyer's or Buyer Affiliates' employment policies, except to the extent such service with Seller is disregarded for such purposes under a corresponding plan or policy of Seller. Buyer or Buyer Affiliates shall be liable for sick leave, vacation or paid time off benefits accrued and untaken by each Transferred Employee as of the Closing Date to the extent reflected in the calculation of Closing Net Working Capital and shall provide such benefits to the Transferred Employees in accordance with Buyer's and Buyer Affiliates' standard policies concerning the use of or payment for same, to the extent that the same shall be included in the calculation of the Closing Net Working Capital.

8.05 SELLER'S 401(K) PLAN. As soon as practicable after the Closing, Seller will give or will cause to be given to each Transferred Employee the following choices with respect to the disposition of his or her account balance under the 401(k) Plan:
(a) an immediate payout from the 401(k) Plan, (b) a deferred payout


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from the 401(k) Plan, or (c) if Buyer or Buyer Affiliate maintains a qualified plan (under Section 4.01(a) of the Code) (the "Buyer's Plan") direct roll over to the Buyer's or Buyer Affiliate's Plan.

8.06    EARLY RETIREMENT INCENTIVE.  Seller, at JV's request
(if made within six (6) months after the Closing Date), will use its best efforts to establish an early retirement incentive program (the "Incentive Program") offering supplemental retirement pension benefits to designated eligible Transferred Employees of SJFP as reasonably proposed by JV within the limitations of this Section
8.06. In connection therewith, Seller will use its best efforts to amend its funded pension plans to provide such supplemental benefits to those Transferred Employees of SJFP who elect early retirement under the Incentive Program, provided, however, that (a) Seller's obligation shall be limited to fifteen salaried and thirty-five hourly Transferred Employees, (b) the present value of the supplemental benefits provided by Seller's plans, determined by the plans' actuarial consultants in accordance with the interest and mortality assumptions used by the plans in determining benefit values, will be limited to $500,000 in the case of salaried employees and $600,000 in the case of hourly employees, (c) Seller's obligation will be contingent upon its receipt of an opinion of Buyer's counsel reasonably satisfactory to Seller's


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


counsel to the effect that the amendment of Seller's plans to provide the supplemental retirement pension benefits will not adversely affect the qualified status of Seller's plans under
Section 401(a) of the Code and will not be in violation of applicable law, (d) JV will indemnify the Seller Group and Seller's and Seller Affiliates' plans under which such supplemental benefits are provided from and against any liability, cost or expense which may be incurred by the Seller Group or Seller's or Seller Affiliate's plans in connection with claims or demands arising from the amendment of such plans to provide such benefits and/or the payment of supplemental retirement pension benefits pursuant to this Section 8.06 in reliance upon the aforesaid opinion of counsel, except claims for the payment of supplemental benefits payable pursuant to the amendments, (e) group health coverage for any Transferred Employee who accepts the early retirement offer (and his/her eligible dependents) shall be provided by either Seller or JV as mutually agreed at the expense of Seller and JV until the Transferred Employee reaches age 65, provided that Seller's share shall be no greater than 50% of the total cost and no greater than a total of $400,000; and (f) Seller's obligation under this Section 8.06 will apply only with respect to early retirement incentive offers which are made within six months after


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the Closing Date and which are accepted within twelve months after the Closing Date. Seller will furnish JV with copies of the Incentive Program documents and advance copies of any written materials which Seller proposes to furnish to Transferred Employees in connection with the Incentive Program. Notwithstanding anything to the contrary herein, Seller's obligation in this Section 8.06 will extend to one Incentive Program, irrespective of whether any Transferred Employees of SJFP accept such early retirement offers. 8.07SEVERANCE. Buyer shall have the sole responsibility for making or causing to be made any applicable severance payments and any other applicable similar payment (including any payment under the Worker Adjustment and Retraining Act ("WARN"), or any similar law) to Transferred Employees in the event their services are terminated after the Closing Date. Buyer shall be liable for any continuation coverage (including any penalties, excise taxes or interest resulting from the failure to provide continuation coverage) required by Section 4980B of the Code due to qualifying events which occur with respect to Transferred Employees (or their dependents) after the Closing Date. Notwithstanding anything to the contrary contained herein, if Buyer or a Buyer Affiliate terminates or causes the termination of the employment of (i) any Listed Employee at any time within one year of the Closing Date,


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


then, unless such Listed Employee's employment is terminated for cause (defined below), Buyer shall pay or cause to be paid to such terminated Listed Employee a lump sum severance payment in an amount equal to the annual salary of any such Listed Employee at the time of termination (or, if greater, immediately prior to the Closing Date), and the prior year's bonus, if any, granted in the ordinary course of business, which severance and bonus payments shall be subject to applicable income tax withholding; or (ii) any Other Employee within six months of the Closing Date, then, unless such Other Employee's employment is terminated for cause, Buyer shall pay or cause to be paid to such Other Employee a lump sum severance payment in an amount equal to the gross weekly regular straight-time rate of pay of such Other Employee at the time of termination (or, if greater, immediately prior to the Closing Date) multiplied by the aggregate number of years (including a fraction of a year) of such Other Employee's employment with Seller, any Seller Affiliate, Buyer and any Buyer Affiliate, with a minimum severance payment of four weeks of the foregoing weekly rate of pay, and a pro rata share of the prior year's bonus, if any, granted in the ordinary course of business, determined by multiplying the prior year's bonus by a fraction, the numerator of which is the number of weeks for which severance is to be paid and


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the denominator of which is 52, which severance payments shall be subject to applicable income tax withholding. In addition, any terminated Listed Employee or Other Employee entitled to a lump sum severance payment under this Section 8.07 shall also be entitled to receive from Buyer or a Buyer Affiliate the first six months of COBRA continuation coverage at no premium cost to him or her. For the purpose of this Section 8.07, the term "cause" shall mean
(i) the failure or refusal of an employee to substantially perform the material duties of his or her employment with Buyer, or any Buyer Affiliate, subject to a written notice and cure period of at least thirty (30) days; (ii) commission by the employee of a crime involving moral turpitude, or (iii) the employee's wilful engagement in conduct which is materially injurious to the business of the Buyer. An employee shall be deemed to have been terminated by Buyer or a Buyer Affiliate without cause if he or she terminates employment because of a refusal to accept an offer of employment by Buyer or a Buyer Affiliate at a business location which is more than one hundred miles from his or her present location of employment or if his or her duties or employment status are materially altered by Buyer or Buyer Affiliate without his or her consent.


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


8.08    LABOR CONTROVERSIES.  Except as set forth in Section
8.08 of the Disclosure Schedule, Seller represents and warrants with respect to Eligible Employees that as of the Execution Date and, subject to Buyer's and Buyer Affiliates' compliance with this
Article VIII, as of the Closing Date neither Seller nor any of the Seller Affiliates has received written notice of its being a party to any grievance, arbitration, demand, labor dispute or unfair practice proceeding with respect to claims of, or obligations to, Eligible Employees that could reasonably be expected to have a Material Adverse Effect.

8.09    NO THIRD PARTY BENEFICIARIES.  No provision of this
Article VIII or this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) or collective bargaining agent of such present or former employee of Seller or Seller Affiliates in respect of continued employment (or resumed employment) with either Buyer, Seller, the Business or any of Buyer or Seller Affiliates and no provision of this Article VIII or this Agreement shall create any such rights in any such employee or former employee or collective bargaining agent in respect of any benefits that may be provided, directly or indirectly, under any


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


Benefit Plan or any plan or arrangement which may be established by Buyer or Buyer Affiliates.

             ARTICLE IX
        CONDITIONS TO CLOSING

9.01 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:
(a) all required waiting periods under the HSR Act shall have expired or been terminated;
(b)   all authorizations, consents, orders or
approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, any Governmental Entity necessary to effect the transactions contemplated by this Agreement shall have occurred, been filed or been obtained, subject to
Section 10.01(f)(ii); and
(c) no judgment, injunction, order or decree of any court, arbitrator or Governmental Entity shall restrain or prohibit the consummation of the Closing.

9.02    CONDITIONS TO OBLIGATION OF BUYER.  The obligation of
Buyer to consummate the Closing is subject to the satisfaction, or waiver by FMC if it pertains to the Container Assets or JV if it


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


pertains to the Mill Assets, of the following further conditions and Seller shall use its best efforts to cause each such condition to be timely satisfied:
(a) Each of the representations and warranties of Seller in this Agreement shall be true and correct in all material respects as of the date hereof and (except the representation in Section 4.09(a)(ii), which shall be superseded by Section 9.01(b)) at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date, other than representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time);
(b) Seller shall have performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date;
(c) Buyer shall have received at the Closing a certificate to the effect of (a) and (b) above, dated the Closing Date and duly executed on behalf of Seller; and
(d) Buyer shall have obtained the debt financing required in order to consummate the transactions contemplated by this Agreement.


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


9.03CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to consummate the Closing is subject to the satisfaction, or waiver by Seller, of the following further conditions:
(a) The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects as of the date hereof and (except for the representation in Section 5.05(b), which shall be superseded by Section 9.01(b)) at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time);
(b) Buyer shall have performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date;
(c) Seller shall have received at the Closing a certificate to the effect of (a) and (b) above, dated the Closing Date and duly executed on behalf of Buyer;
(d)   A majority of the outstanding shares of
capital stock of SJPC shall have approved this Agreement and consummation of the transactions contemplated thereby;


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


(e)   Dillon, Read & Co. Inc. shall not have
withdrawn its opinion as to the fairness of the transactions contemplated by this Agreement to the stockholders of SJPC; and
(f) Notwithstanding anything to the contrary herein, Seller shall not be required to close any portion of the transactions contemplated by this Agreement unless both FMC and JV have satisfied the aforementioned Closing conditions.

              ARTICLE X
     TERMINATION AND ABANDONMENT

10.01 TERMINATION. This Agreement may be terminated at any time prior to the Closing:
(a)   by mutual consent of Seller and Buyer; or
(b) by either Seller or Buyer if the Closing shall not have occurred on or before May 31, 1996 (unless the failure to consummate the Closing by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in violation of its covenants pursuant to this Agreement, in which case the foregoing date shall be extended by the period of delay due to such action or failure to act); or
(c) by either Seller or Buyer if the other party shall (i) fail to perform in any material respect its agreements


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


contained herein required to be performed by it at or prior to the date of termination or (ii) materially breach any of its representations or warranties contained herein as of the date when made, and in either such case such party fails to cure such failure or breach promptly upon notice from the party asserting a right to terminate pursuant to this subparagraph (c); or
(d) by either Seller or Buyer in the event that any arbitrator or Governmental Entity shall have issued a judgment, injunction, order or decree restraining or prohibiting the consummation of the Closing, and such judgment, injunction, order or decree shall have become final and nonappealable; or
(e) by Seller or Buyer, if Buyer fails or is unable to provide Seller (i) an equity commitment letter or letters no later than forty-five (45) days after the Execution Date, (ii) an updated equity commitment letter or letters, including from FMC and SCC no later than the Financing Date which contain no conditions other than debt financing and satisfaction by the parties of the conditions to Closing set forth in Article IX of this Agreement; (iii) a highly confident letter from Bear Stearns as to the high yield debt no later than fifty (50) days after the Execution Date, (iv) an updated highly confident letter as to the same no later than the Financing Date which contains no


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


environmental conditions and, upon the request of Seller, a reaffirmation after the Financing Date of the highly confident letter issued on the Financing Date; (v) an initialed term sheet from its bank as to a term loan and revolving credit facility no later than the Financing Date, in each case satisfactory to Seller in its sole discretion; and (vi) evidence satisfactory to Seller that FMC and SCC shall have duly organized JV, subject only to capitalization thereof and shall have approved by all necessary corporate action and executed and delivered their shareholders' and any other related agreements with respect thereto no later than the Financing Date; provided that if the Unaudited Financial Statements are not delivered to Buyer by the thirty-fifth (35th) day after the Execution Date, each date in (i) and (iii) above by which Buyer is required to provide certain documentation shall be increased one day for each day beyond such thirty-fifth (35th) day after the Execution Date to and including the date of delivery of the Unaudited Financial Statements; and provided further that from and after any such failure on the part of Buyer to provide such letters to Seller when due, the applicability of Section 6.16 of this Agreement shall be terminated and be of no further force and effect; or


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


(f) by Buyer no later than the Financing Date if an environmental audit report from an environmental consultant of national standing indicates either (i) that the mill facility of SJFP or any of the other Real Property is (x) subject to any Environmental Liabilities not identified in Sections 11.07 and
11.08 of the Disclosure Schedule and (y) subject to On-Site Environmental Liabilities which could reasonably be expected to involve aggregate remediation costs in excess of $2,000,000, not including costs incurred pursuant to Sections 11.07 and 11.08, or
(ii) that Environmental Permits identified in Disclosure Schedule 4.10(a) cannot be transferred or assigned to Buyer and that the absence of any such Environmental Permits would have a material adverse effect on the properties, business or condition of Buyer and Buyer Affiliates taken as a whole.

10.02 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section
10.01 hereof:
(a) Each party will redeliver all documents, work papers and other materials of the other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and


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

(b) Neither party hereto shall have any liability or further obligation of any nature to the other party to this Agreement except as provided in the last sentence of Section 6.02, and in Section 12.03 and except for any breach of this Agreement prior to such date of which Seller or Buyer, as the case may be, shall have received notice in accordance with Section 10.01(c).

             ARTICLE XI
      SURVIVAL; INDEMNIFICATION

11.01 SURVIVAL. All representations and warranties of the parties contained in this Agreement or in the Disclosure Schedule shall survive for eighteen months following the earlier of the Closing Date and March 31, 1996, provided that the survival period shall not be less than one year from the Closing Date. No action or proceeding may be brought with respect to any of the representations and warranties unless written notice thereof, setting forth in reasonable detail the nature of the claimed misrepresentation or breach of warranty, shall have been delivered to the party alleged to be in breach on or prior to the expiration of the period provided above. The covenants and agreements of the parties hereto shall not be subject to the foregoing limitation, including Seller's obligations with respect to Retained Liabilities


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


and Buyer's obligations with respect to Assumed Liabilities upon all of the terms and conditions hereof, notwithstanding any reference in the applicable provisions hereof to representations and warranties which may have expired. If the Closing occurs the exclusive remedy under this Agreement for Environmental Liabilities incurred by Buyer and Buyer Affiliates for breach of the representations in Sections 4.09, 4.10 and 4.13(f) and (g) shall be found in Section 11.05.
11.02INDEMNIFICATION. Subject to the other provisions of this Article XI, from and after the Closing (a) SJPC and SJCC, jointly and severally, shall indemnify and hold harmless the FMC Group from and against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement, losses, claims and damages (collectively, "Losses and Damages") to the extent they arise from (i) a breach of any representation or warranty of Seller contained in or made pursuant to this Agreement with respect to the Container Assets or the Container Business,
(ii) failure to perform any covenant made by or on behalf of Seller under this Agreement with respect to the Container Assets or the Container Business, (iii) any Liens other than Permitted Liens with respect to the Container Assets or the Container Business (other than the Real Property and Realty Rights which are the subject of


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


Section 6.12) and (iv) Retained Liabilities with respect to the Container Assets or the Container Business, (b) SJPC and SJFP, jointly and severally, shall indemnify and hold harmless the JV Group from and against Losses and Damages to the extent they arise from (i) a breach of any representation or warranty of Seller contained in or made pursuant to this Agreement with respect to the Mill Assets or the Mill Business, (ii) failure to perform any covenant made by or on behalf of Seller under this Agreement with respect to the Mill Assets or the Mill Business, (iii) any Liens other than Permitted Liens with respect to the Mill Assets or the Mill Business (other than the Real Property, the SJLD Property and Realty Rights which are the subject of Section 6.12) and (iv) Retained Liabilities with respect to the Mill Assets or the Mill Business, (c) FMC shall indemnify and hold harmless the Seller Group from and against all Losses and Damages to the extent that they arise from (i) a breach of any representation or warranty of FMC or any FMC Affiliates (other than JV) contained in or made pursuant to this Agreement, (ii) failure to perform any covenant made by or on behalf of FMC or any FMC Affiliate (other than JV) under this Agreement, or (iii) any Assumed Liabilities assumed by FMC or any FMC Affiliate (other than JV), and (d) JV and JV Affiliates shall indemnify and hold harmless the Seller Group from


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


and against all Losses and Damages to the extent they arise from
(i) a breach of any representation or warranty of JV contained in or made pursuant to this Agreement, (ii) failure to perform any covenant made by or on behalf of JV under this Agreement, or (iii) any Assumed Liabilities assumed by JV. The Seller Group, the FMC Group or the JV Group, as the case may be, are referred to herein as the "Indemnified Parties." Notwithstanding anything to the contrary in this Article XI, all indemnification obligations with respect to Environmental Liabilities shall be exclusively those provided in Sections 11.05 and 11.09.
11.03PROCEDURES. If an Indemnified Party intends to seek indemnity under this Article XI, such Indemnified Party shall promptly notify Seller, FMC or JV, as the case may be (the "Indemnifying Party"), in writing of such claims setting forth the basis for and the amount of such claims in reasonable detail, provided that the failure to provide such notice shall not affect the obligations of the Indemnifying Party unless it is actually prejudiced thereby, subject, however, to the time periods in Sections 11.01 and 11.05 hereof. In the event such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party shall have thirty (30) days after receipt of such notice to decide whether it will undertake, conduct and


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


control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and if it so decides, the Indemnified Party shall cooperate with it in connection therewith; provided that the Indemnifying Party may so undertake, conduct and control the settlement or defense thereof only if it acknowledges its indemnification obligations hereunder and the Indemnified Party may participate (subject to the Indemnifying Party's control) in such settlement or defense through counsel chosen by it; and provided further that the fees and expenses of such Indemnified Party's counsel shall be borne by the Indemnified Party. If the defendants in any action include the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by its counsel in writing that there are legal defenses available to the Indemnified Party which are materially different from or in addition to those available to the Indemnifying Party, the Indemnified Party shall have the right to employ its own counsel in such action, and, in such event, the reasonable fees and expenses of such counsel shall be borne by the Indemnifying Party. The Indemnifying Party may, without the consent of the Indemnified Party, settle or compromise or consent to the entry of any judgment in any action involving only the payment of money which includes as an unconditional term thereof


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


the delivery by the claimant or plaintiff to the Indemnified Party of a duly executed written release of the Indemnified Party from all liability in respect of such action which written release shall be reasonably satisfactory in form and substance to the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any action involving relief other than the payment of money in any manner that, in the reasonable judgment of the Indemnified Party, would materially and adversely affect the Indemnified Party; provided, however, that if the Indemnified Party shall fail or refuse to consent to a settlement, compromise or judgment proposed by the Indemnifying Party and approved by the third party in any such action and a judgment thereafter shall be entered or a settlement or compromise thereafter shall be effected on terms less favorable in the aggregate to the Indemnified Party than the settlement, compromise or judgment proposed by the Indemnifying Party and approved by the third Person on such action, the Indemnifying Party shall have no liability hereunder with respect to any Losses and Damages in excess of those that were provided for in such settlement, compromise or judgment so proposed by the Indemnifying Party or any costs or expenses related to such claim arising after the date such settlement, compromise or judgment was so proposed.


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


So long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim, unless such settlement includes as an unconditional term thereof the delivery by the claimant or plaintiff and by the Indemnified Party to the Indemnifying Party of duly executed written releases of the Indemnifying Party from all liability in respect of such claim which written releases shall be reasonably satisfactory in form and substance to the Indemnifying Party. The Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnification is sought pursuant to this Article XI. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof or does not acknowledge its indemnification obligations with respect thereto, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

11.04 TAX, INSURANCE AND OTHER BENEFITS. The amount of any claim by an Indemnified Party shall be reduced by any Tax,


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


insurance or other benefits which such party or its Group receives in respect of or as a result of such claim or the facts or circumstances relating thereto. If any Losses and Damages for which indemnification is provided hereunder are subsequently reduced by any Tax benefit, insurance payment or other recovery from a third party, the amount of such reduction shall be remitted to the Indemnifying Party. To the extent the receipt of any indemnification payment will result in an increase of the amount of tax payable by the recipient, the Indemnifying Party will increase the amount of its indemnification payment so that the amount received after the payment of all taxes payable as a result of such receipt shall equal the amount of Losses and Damages for which indemnification is provided.

11.05   ENVIRONMENTAL INDEMNIFICATION.
(a) Except as otherwise provided in Sections 11.07 and 11.08 if the Closing occurs, On-Site Environmental Liabilities (as defined in Section 11.05(e)) arising from conditions existing on the Closing Date shall be paid by Buyer and Seller according to the following schedule:
100% of the first $2,500,000 of On-
Site Environmental Liabilities shall
be paid by Buyer;


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


100% of the next $2,500,000 of On-Site
Environmental Liabilities shall be
paid by Seller;

100% of the next $2,500,000 of On-Site
Environmental Liabilities shall be
paid by Buyer,

100% of the next $2,500,000 of On-Site
Environmental Liabilities shall be
paid by Seller;

100% of the next $2,500,000 of On-Site
Environmental Liabilities shall be
paid by Buyer; and

100% of the next $5,000,000 of On-Site
Environmental Liabilities shall be
paid by Seller;

provided that (i) Environmental Conditions that give rise to On-Site Environmental Liabilities are discovered and Seller is notified thereof with reasonable specificity by Buyer not later than three (3) years after the Closing Date (which notice shall be sufficient even if the source and extent of the problem to be remedied cannot be fully or completely identified) consistent with
Exhibit I attached hereto, and (ii) Seller has received invoices or statements for On-Site Environmental Liabilities within five (5) years after the Closing Date; provided, however that the running of such five (5) year period shall be extended (A) until the completion of remedial projects which are substantially underway or are under continuing contest with a Governmental Entity within five


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(5) years after the Closing Date and (B) for the period of time, if any, beginning on the date of the applicable Trigger Notice relating to a dispute described in paragraph 3 of Exhibit I and ending on the date the arbitrator gives Seller and Buyer notice of its decision pursuant to the terms of Exhibit I (and any payment of Seller which would be due but for a dispute with respect thereto as referred to in paragraph 3 of Exhibit I shall be required of Seller to the extent such dispute is resolved in favor of Buyer promptly after such resolution). Buyer and Buyer Affiliates shall have no rights against Seller for On-Site Environmental Liabilities which result from the acts or omissions of Buyer or Buyer Affiliates after the Closing Date. The payment of On-Site Environmental Liabilities by JV and FMC and their Affiliates shall be aggregated for the purposes of determining payments by Buyer in this Section
11.05 and the payment of On-Site Environmental Liabilities by SJFP, SJCC and SJPC for the benefit of either JV or FMC shall be aggregated for the purposes of determining payments by Seller in this Section 11.05. In no event shall Seller or Seller Affiliates in the aggregate have any obligation to JV, FMC or Affiliates thereof or to such other Persons or Group to which Seller or Seller Affiliates may have obligations under Section 11.05(g) for On-Site Environmental Liabilities under this Agreement or under statute or


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common law (excluding the specific obligations Seller has assumed under Sections 11.07 and 11.08) in excess of $10,000,000.
(b) For purposes of defining Seller's obligations under this Section 11.05, On-Site Environmental Liabilities shall not include conditions, claims, losses, or causes of action which arise because of a change in any law or regulation becoming effective after the Execution Date and imposing new requirements, conditions, or obligations on Buyer or Buyer Affiliates or the Acquired Assets, including but not limited to the adoption or modification of regulations under Title V of the Clean Air Act or related to the Cluster Rules; provided, however, that On-Site Environmental Liabilities shall be defined to include for the three
(3) years after the Closing Date conditions, claims, losses or causes of action which both (i) arise for the first time from a statute or regulation enacted, adopted or amended after the Execution Date and (ii) arise from an activity or operation not continued or contributed to by Buyer during that three (3) year period. It is specifically understood that in no event shall Buyer seek or Buyer Affiliates seek nor recover any payment from Seller for any Environmental Liabilities Buyer or Buyer Affiliates may incur in order to comply with any regulatory or permitting requirements which are not, on the Execution Date, then specially


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


and currently enforceable under Federal or state law against the Acquired Assets or the Business and in no event shall Buyer or Buyer Affiliates seek nor recover any payments under this Section
11.05 or otherwise for costs Buyer or Buyer Affiliates may incur to comply with the requirements of Title V of the Clean Air Act or to comply with the Cluster Rules, it being agreed that all costs required for compliance with such programs shall be borne entirely by Buyer and Buyer Affiliates regardless of when those requirements might be deemed specifically applicable to any of the Acquired Assets or the Business.
(c) If the Closing occurs, Buyer and Buyer Affiliates shall take full responsibility for all On-Site Environmental Liabilities not specifically agreed to be assumed by Seller pursuant to Section 11.05(a). In the event that On-Site Environmental Liabilities arise from Environmental Conditions which were caused by or arise from acts or omissions which occurred both before and after the Closing Date, such liabilities shall be allocated between the periods before and after the Closing Date based upon the relative contribution of the acts or omissions occurring in each period to such On-Site Environmental Liabilities and then only that share of the On-Site Environmental Liabilities allocated to the periods before the Closing Date will be deemed to


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be included within the On-Site Environmental Liabilities covered by
Buyer and Seller in Section 11.05(a).
(d) FMC and JV and their Affiliates shall have no rights to recovery or indemnification for On-Site Environmental Liabilities under this Agreement, common law, or any statute or regulation other than the rights and remedies specifically provided in Sections 11.05(a), 11.07 and 11.08, and all rights or remedies FMC and JV and their Affiliates may have at common law or under any statute or regulation with respect to On-Site Environmental Liabilities are expressly waived. FMC AND JV AND THEIR AFFILIATES DO HEREBY AGREE, WARRANT, AND COVENANT TO RELEASE, ACQUIT, AND FOREVER DISCHARGE SELLER GROUP FROM ANY AND ALL CLAIMS,
DEMANDS, CAUSES OF ACTION OF WHATSOEVER NATURE, INCLUDING
WITHOUT
LIMITATION ALL CLAIMS, DEMANDS, AND CAUSES OF ACTION FOR
CONTRIBUTION
AND INDEMNITY UNDER STATUTE OR COMMON LAW, WHICH COULD BE
ASSERTED NOW
OR IN THE FUTURE AND THAT RELATE TO OR IN ANY WAY ARISE OUT OF
ON-SITE
ENVIRONMENTAL LIABILITIES.  FMC AND JV AND THEIR AFFILIATES
WARRANT, AGREE, AND COVENANT NOT TO SUE THE SELLER GROUP UPON
ANY CLAIM, DEMAND, OR CAUSE OF ACTION, INCLUDING WITHOUT
LIMITATION
ANY CLAIM, DEMAND, OR CAUSE OF ACTION FOR INDEMNITY AND
CONTRIBUTION
THAT HAVE BEEN ASSERTED OR COULD BE ASSERTED FOR
ENVIRONMENTAL


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LIABILITIES, EXCEPT FOR THE PURPOSE OF ENFORCING SECTIONS 11.05,
11.07, 11.08, AND 11.09.
(e) With respect to Environmental Conditions existing on the Closing Date it is intended that the Environmental Liabilities under Section 11.05(a) and 11.05(b) be allocated between the parties based on the property lines of the Real Property and the SJLD Property conveyed, with Buyer and Buyer Affiliates taking full responsibility (subject to Section 11.05(a)) for On-Site Environmental Liabilities and Seller or Buyer taking full responsibility, as the case may be, or Buyer and Seller sharing responsibility for Off-Site Environmental Liabilities, as described below. For purposes of this Section 11.05, therefore, "On-Site Environmental Liabilities" shall mean Environmental Liabilities which are incurred for Environmental Conditions within the boundaries of the Real Property and the SJLD Property conveyed to Buyer under this Agreement and which arise out of Environmental Conditions or events existing or occurring prior to the Closing Date and "Off-Site Environmental Liabilities" shall mean Environmental Liabilities other than On-Site Environmental Liabilities; provided that in no event shall Seller be responsible for acts or omissions of Buyer after the Closing Date. With respect to Off-Site Environmental Liabilities only, Buyer and


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


Seller agree that where the Environmental Liabilities were caused by acts or omissions which occurred both before and after the Closing Date, responsibility between Buyer and Seller shall be allocated between the two parties based upon the relative contribution of acts or omissions during each period to the injury or harm; provided that if Buyer has not contributed to such acts or omissions its relative contribution shall be zero and provided further that if Seller has not contributed to such acts or omissions its relative contribution shall be zero. Buyer and Seller agree that for purposes of Section 11.05 when an Environmental Condition exists which requires remediation costs to be incurred both within and without the boundaries of the Real Property and the SJLD Property such remediation costs incurred for work within the boundaries of the Real Property and the SJLD Property will be deemed On-Site Environmental Liabilities and those remediation costs for work outside such boundaries shall be deemed Off-Site Environmental Liabilities, provided that where Buyer (or Buyer Affiliates) and Seller (or Seller Affiliates) both contributed to the harm beyond the boundaries of the Real Property and the SJLD Property the Environmental Liabilities will be allocated as provided in the preceding sentence.


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


(f) All claims by Buyer and Buyer Affiliates for payment of On-Site Environmental Liabilities under Section 11.05(a) which must be resolved by initiation of construction, remediation, monitoring, disposal or related activities shall be presented and resolved in accordance with Exhibit I. All other claims for On-Site Environmental Liabilities shall be asserted and resolved in accordance with the procedures specified in Section 11.03.
(g) In the event of a Change of Control, all of Seller's obligations in this Section 11.05 shall terminate, except for Off-Site Environmental Liabilities for which Seller was solely responsible; however, Buyer's and Buyer Affiliates' obligations under Section 11.05(d) shall continue. "Change of Control" means
(a) any transaction (including a merger or consolidation) the result of which is that any Person or Group (as defined in Rule 13d-5 of the Exchange Act), other than the Principals or the Lenders acquires, directly or indirectly, more than 50% of the total voting power of all classes of voting stock of FMC or JV, as the case may be; (b) any transaction (including a merger or consolidation) the result of which is that any Person or Group (as defined in Rule 13d-5 of the Exchange Act), other than the Principals or the Lenders has a sufficient number of its or their nominees elected to the board of directors of FMC or JV, as the


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


case may be such that such nominees so elected (whether new or continuing as directors) shall constitute a majority of the board of directors of FMC or JV, as the case may be; or (c) the sale of all or substantially all of the capital stock of FMC or JV, as the case may be to any Person or Group (as defined in Rule 13d-5 of the Exchange Act), other than the Principals or the Lenders as an entirety or substantially as an entirety in one transaction or a series of related transactions; or (d) the sale or transfer of all or substantially all of the assets of FMC or JV, as the case may be, as an entirety or substantially as an entirety in one transaction or series of related transactions to any Person other than the Principals or the Lenders; provided that in the event any of the Principals or Lenders is involved in any change of control in which they are exempted as described in (a)-(d) above and either JV or FMC is no longer the entity directly holding the Mill Assets or the Container Assets, respectively, then such Principals or Lenders agree to cause the Person which will directly hold such assets upon the Change of Control to agree in writing in a form acceptable to Seller to be bound by Section 11.05(d); otherwise all of Seller's obligations in Section 11.05 as described in the first sentence of this Section 11.05(g) will terminate upon such Change of Control. For the foregoing purposes, the term "Principals"


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


shall mean (x) Dennis Mehiel in the case of FMC, (y) FMC and SCC in the case of JV, and (z) any Subsidiary of Dennis Mehiel, FMC or SCC; and the term "Lenders" shall mean one or more institutional lenders which provided any of the debt financing that was issued to FMC or JV as of the Closing Date in connection with the transactions contemplated by this Agreement.
(h) SJPC shall be jointly and severally liable with SJFP or SJCC, as the case may be, for Seller's obligations under this Section 11.05.

11.06 ENVIRONMENTAL AUDIT. Buyer may desire to engage a third party environmental consulting firm for the purposes of conducting prior to the Financing Date an environmental audit or survey of the Real Property and the SJLD Property satisfactory to the Buyer which may include a phase 1 and phase 2 environmental audit or survey. If Buyer so elects, Seller shall permit such firm, its agents and employees, and Buyer, its employees, agents and other representatives, to enter upon such properties and conduct such surveys, tests and evaluations as may be reasonably requested by Buyer or such firm, all at Buyer's sole expense, risk and cost under the terms of a Property Access Agreement in the form attached hereto as Exhibit J. In connection with any such audit and survey, Seller shall cooperate with Buyer and said firm in


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


connection with scheduling and conducting said surveys, tests and evaluations to the extent the same do not unreasonably interfere with the normal operations of Seller and Seller Affiliates conducted at such properties. If Buyer elects to cause such environmental audit or survey to be conducted and a report is prepared by said firm in connection therewith, Buyer agrees promptly to provide a copy at no cost to Seller thereof to Seller if reqested by Seller at Closing.

11.07   WORK TO BE COMPLETED BY SELLER.
(a) Seller shall use its best efforts to complete the removal of asbestos from the steam pipe (140 lbs.) which runs from the Turbine Room to the Digester in the Turbine and old Boiler Room areas and the removal and replacement of electric transformers (GE5848920, GE5711610, and GE5711609) with a single transformer, at the mill facility at Port St. Joe at Seller's sole cost and expense before Closing. If, however, that work is not completed prior to Closing, Seller shall cause such work to be completed promptly thereafter. Seller shall have no other obligations under this Agreement for asbestos or transformers except to the extent such conditions constitute an Environmental Liability for which Seller is responsible hereunder.


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


(b) Seller shall complete, at Seller's sole cost and expense, remedial actions required for the former land application area adjacent to and north of the Laurens, South Carolina manufacturing plant. Those remedial activities will be deemed to be satisfactorily completed by Seller upon receipt from the South Carolina Department of Environmental Control and any other Governmental Entity with jurisdiction over the matter of an approval of the completion of those remedial activities, if a procedure for approval exists, and, if no such procedure for approval exists, upon delivery to Buyer of a report from a registered professional engineer that such work has been completed consistent with good engineering practice and in compliance with all applicable Environmental Laws. Seller shall have no other obligations under this Agreement for the conditions described in this paragraph except to the extent such conditions constitute an Environmental Liability for which Seller is responsible hereunder.
(c) Seller shall complete, at Seller's sole cost and expense, remedial actions associated with two underground tanks at the Chicago Container Division identified in Leaking Underground Storage Tank Incident Number 902200. Those remedial activities will be deemed to be satisfactorily completed upon receipt from the Illinois Environmental Protection Agency and any other Governmental


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


Entity with jurisdiction over the matter of an approval of the completion of those remedial activities, if a procedure for approval exists, and, if no such procedure for approval exists, upon delivery to Buyer of a report from a registered professional engineer that such work has been completed consistent with good engineering practice and in compliance with all applicable Environmental Laws. Seller shall have no other obligations under this Agreement for the conditions described in this paragraph except to the extent such conditions constitute an Environmental Liability for which Seller is responsible hereunder.
(d) With respect to any remedial activities which must be undertaken by Seller after the Closing Date under paragraphs (a), (b), or (c) of this Section 11.07, Buyer agrees to provide its full cooperation to complete the work required. Such cooperation shall be given at no cost to Seller and shall include, but shall not be limited to, reasonable access for construction and/or removal activities, locations for monitor wells, execution of all necessary reports, plans, certifications, and deed record notices specified under Environmental Laws, and attendance at meetings with regulatory authorities. Except for the personnel time of Buyer needed to implement and complete the remediation activities specified in this Section 11.07, Buyer shall not be


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


obligated to incur any out-of-pocket costs in connection with the completion of such work. Seller shall be responsible for the implementation of remedial plans and the work specified in this
Section 11.07 and Seller's implementation of those plans shall be consistent with good engineering practice and all Environmental Laws.

11.08   WORK TO BE COMPLETED BY BUYER.
(a) SJCC shall reimburse FMC or FMC Affiliates for projects listed in Section 11.08 of the Disclosure Schedule in an amount not to exceed $1,400,000, provided (i) FMC or FMC Affiliates shall present a reasonable description of the work performed and all invoices for which reimbursement is sought within sixty (60) days of incurring that expense and within three (3) years of the Closing Date and (ii) FMC or FMC Affiliates shall provide all other reasonable information requested by SJCC to (x) permit a determination that the work performed was directly related to and required for completion of the projects listed in Section 11.08 of the Disclosure Schedule, (y) permit a determination that the costs incurred were reasonable and (iii) a determination that the work was performed in accordance with all Environmental Laws. If SJCC and FMC or FMC Affiliates are unable to agree on whether the project for which reimbursement was sought was specified in Section


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


11.08 of the Disclosure Schedule, whether the costs incurred were reasonable, or whether the work was done in compliance with all Environmental Laws, either party may on ten (10) days' written notice refer the matter to arbitration as specified on Exhibit I. If upon completion of all of the projects in Section 11.08 of the Disclosure Schedule FMC or FMC Affiliates have not sought reimbursement of the entire $1,400,000, the difference between the amount sought and $1,400,000 shall be remitted to FMC or FMC Affiliates.

11.09   OTHER DISPOSAL FACILITIES.  All Environmental
Liabilities alleged, imposed or required by any state or Federal agency arising from off-site landfills or other land disposal facilities owned and operated by Persons other than Seller to which municipal and industrial solid waste has been carted or trucked by Seller, its agents, or contractors prior to the Closing Date and to which neither Buyer, its agents, or its contractors have carted or trucked any solid wastes after the Closing Date, shall be the sole responsibility of Seller, and Buyer shall have no obligations to Seller or Seller Affiliates for Environmental Liabilities related to such landfills or facilities. However, with respect to landfills or other land disposal facilities to which both Seller and Buyer or their agents or contractors have carted or trucked any


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


solid waste, responsibility for Environmental Liabilities of Buyer and Seller will be allocated according to the relative contribution of each party to the harm. This Section 11.09 does not apply to, alter, modify or change obligations of Buyer and Buyer Affiliates under Section 11.05 for On-Site Environmental Liabilities.

             ARTICLE XII
            MISCELLANEOUS

12.01 NOTICES. All notices, requests, demands, consents and other communications required or permitted hereunder shall be in writing and shall be delivered personally or by telecopier or mailed by certified or registered mail (return receipt requested), postage prepaid, provided that any notice delivered by certified or registered mail shall also be delivered by telecopy or by hand at the time that it is mailed. If such telecopy is sent, notices shall be deemed given on the Business Day of confirmation at the sender's telecopy machine of receipt at the recipient's telecopy machine (or if such confirmation is received on a day which is not a Business Day, on the Business Day occurring immediately thereafter). If the notice is delivered by hand, it shall be deemed given when so delivered to a responsible representative of the addressee. All communications hereunder shall be delivered to the respective


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


parties at the following addresses (or to such other person or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

(a)   If to Buyer, in care of:

      Dennis Mehiel
      Chairman
      Four M Corporation
      115 Stevens Avenue
      Valhalla, NY 10595

      and by telecopy to:   (914) 747-2774

      Roger W. Stone
      Chairman, President and
        Chief Executive Officer
      Stone Container Corporation
      150 N. Michigan Avenue
      Chicago, IL 60601

      and by telecopy to:  (312) 580-4650


      with a copy to:

      Harvey L. Friedman
      Four M Corporation
      115 Stevens Avenue
      Valhalla, NY 10595

      and by telecopy to:  (212) 747-9062



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


      with a copy to:

      Leslie T. Lederer
      Vice President, Corporate Secretary and
        General Counsel
      Stone Container Corporation
      150 N. Michigan Avenue
      Chicago, IL 60601

      and by telecopy to:  (312) 580-4624




(b)   If to SJPC or Seller, to:

      Winfred L. Thornton
      Chairman
      St. Joe Paper Company
      duPont Center Suite 400
      1650 Prudential Drive
      Jacksonville, FL  32207

      and by telecopy to: (904) 396-1932

      with a copy to:

      Fulbright & Jaworski L.L.P.
      Market Square
      801 Pennsylvania Avenue, N.W.
      Washington, DC 20004-2604
      Attn: Marilyn Mooney, Esq.
      and by telecopy to: (202) 662-4643

12.02AMENDMENTS; NO WAIVERS.
(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in


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


the case of a waiver, by the party against whom the waiver is to be effective.
(b)   No failure or delay by either party in
exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

12.03 EXPENSES. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost, fee or expense. If the Closing does not occur as a result of Seller's failure to meet the closing conditions in Sections 9.02(a)-(c) or as a result of the failure of a majority of the outstanding shares of capital stock of SJPC to have approved this Agreement and consummation of the transactions contemplated thereby, Seller shall promptly pay to Buyer and SCC collectively their actual documented out-of-pocket fees and expenses in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of two million dollars ($2,000,000); provided, however, Seller shall, in lieu of the reimbursement of fees and expenses described above,


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


promptly pay to Buyer in immediately available funds a fee of $8,000,000 plus 15% of the excess consideration represented by the Transaction Proposal up to an aggregate maximum of $12,000,000 ("Section 6.16 Fee") if the Section 6.16 Fee is payable pursuant to
Section 6.16. If the Closing does not occur as a result of Buyer's failure to meet the closing conditions in Section 9.03(a)-(c), then FMC and JV shall jointly and severally promptly pay to Seller and Seller Affiliates their actual documented out-of-pocket fees and expenses in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of two million dollars ($2,000,000).

12.04 ASSIGNMENT; PARTIES IN INTEREST. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other party hereto.

12.05 GOVERNING LAW; JURISDICTION; FORUM. The parties hereto agree that all of the provisions of this Agreement and any questions concerning its interpretation and enforcement shall be governed by the laws of the State of Florida without regard to any applicable principles of conflicts of law. Each of the parties


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


irrevocably and unconditionally consents that any suit, action or proceeding relating to this Agreement may be brought in the United States District Court for the Middle District of Florida, or, if jurisdiction is lacking in such court, in a court of record of the State of Florida in Duval County, and each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may have, whether now or in the future, to the laying of the venue in, or to the jurisdiction of, any and each of such courts for the purpose of any such suit, action, proceeding or judgment and further waives any claim that any such suit, action, proceeding or judgment has been brought in an inconvenient forum, and each party hereby submits to such jurisdiction.

12.06 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

12.07   ENTIRE AGREEMENT.  This Agreement and the Disclosure
Schedule hereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements, understandings and negotiations, both written and


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


oral, between the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement and any amendments or letter agreements relating to the subject matter referred to herein that may be entered into in writing by Seller and Buyer. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.

12.08 PUBLICITY. Except as otherwise required by law or the rules of any national securities exchange, neither the Buyer Group nor the Seller Group shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated by this Agreement without the express written prior approval of the parties hereto.

12.09 CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

12.10 SEVERABILITY. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof.


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


12.11 KNOWLEDGE. Whenever information provided herein is based on "knowledge", such term means the actual knowledge of any person presently holding the position of Vice President or higher.


    [ intentionally left blank ]

IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ST. JOE FOREST PRODUCTS COMPANYST. JOE CONTAINER COMPANY




By: /s/ R. E. Nedley                    By: /s/ R. E. Nedley
    Name:  R. E. Nedley                 Name:  R. E. Nedley
    Title: President                    Title: Vice-President



ST. JOE PAPER COMPANYFOUR M CORPORATION




By: /s/ R. E. Nedley                    By: /s/ D. Mehiel
Name:  R. E. Nedley                     Name:  D. Mehiel
Title: President                        Title: Chairman



PORT ST. JOE PAPER COMPANY
By:Box USA Paper Corporation, a general partner



By: /s/ D. Mehiel
Name:  D. Mehiel
Title: Chairman



PORT ST. JOE PAPER COMPANY
By:SSJ Corporation, a general partner



By: /s/ Leslie T. Lederer
Name:  Leslie T. Lederer
Title: Vice President

              Exhibit A

 ASSIGNMENT AND ASSUMPTION AGREEMENT


     ASSIGNMENT AND ASSUMPTION AGREEMENT dated as of _____________, 199__ by and between _____________, a ____________
corporation having its principal place of business at ____________ ___________________ (the "Assignor") and _________________, a
____________ corporation having its principal place of business at ________________________ (the "Assignee").

          R E C I T A L S :

     Assignor and certain of its Affiliates (the "Sellers") and Assignee __________________________ are parties to an Asset Purchase
Agreement dated as of __________________ 1995 (the "Purchase Agreement"), pursuant to which Sellers have sold, assigned and transferred to Assignee [and certain of Assignee's Affiliates] the Acquired Assets (capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement). In consideration of the representations, warranties, covenants and agreements in the Purchase Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows: 1.ASSIGNMENT
OF CERTAIN OF THE ACQUIRED ASSETS. The Assignor hereby assigns to Assignee all of its right, title and interest in, to and under the following assets as the same shall exist on the date hereof, (the "Assigned Acquired Assets"):


     (a)  the Acquired Agreements;

     (b)  the Realty Rights;
     (c)  the Receivables;
     (d)  the Acquired Claims;
     (e)  the Acquired Intellectual Property;
     (f)  the Acquired Insurance Claims; and
     (g) all other intangibles including, but not limited to, goodwill associated with the Business or the Acquired Assets.

     2.  ASSUMPTION OF THE ASSIGNED ACQUIRED ASSETS.
Assignee hereby accepts the assignment of all of the Assignor's right, title and interest in, to and under the Assigned Acquired Assets and, subject to the terms of the Purchase Agreement, assumes and covenants to pay, perform and discharge and will indemnify and hold harmless Assignor from and against all of the liabilities and obligations of Assignor thereunder relating to periods after the Closing Date.

     3. PARTIES' RIGHTS AND REMEDIES. The rights and remedies of each party under the Purchase Agreement shall not be deemed to be enlarged, modified or altered in any way by this Assignment and Assumption Agreement.

     4. GOVERNING LAW; JURISDICTION; FORUM. The parties hereto agree that all of the provisions of this Agreement and any questions concerning its interpretation and enforcement shall be governed by the laws of the State of Florida without regard to any applicable principles of conflicts of law. Each of the parties irrevocably and unconditionally consents that any suit, action or proceeding relating to this Agreement may be brought in the United States District Court for the Middle District of Florida, or, if jurisdiction is lacking in such court, in a court of record of the State of Florida in Duval County, and each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may have, whether now or in the future, to the laying of the venue in, or to the jurisdiction of, any and each of such courts for the purpose of any such suit, action, proceeding or judgment and further waives any claim that any such suit, action, proceeding or judgment has been brought in an inconvenient forum, and each party hereby submits to such jurisdiction.

     IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption Agreement to be executed by their duly authorized representatives as of the date first written above.


________________ (Assignor)               _________________ (Assignee)




By:                                       By:
Name:                                     Name:
Title:                                    Title:

                                          Exhibit B

                                        BILL OF SALE


     THAT ___________________________________, a Florida corporation with its principal place of business at __________________________ _________________ ("Seller"), for and in consideration of the representations, warranties and agreements in that certain Asset Purchase Agreement dated as of ____________, 1995 (the "Purchase Agreement") among Seller and certain of its Affiliates and
 _______________________________ ("Buyer"), a ___________________
corporation, having its principal place of business at
_________________________________________________
(capitalized terms used herein shall have the meanings ascribed to them in the Purchase Agreement) and the sum of one dollar ($1.00) lawful money of the United States and other good and valuable consideration paid to Seller, the receipt and sufficiency of which consideration are hereby acknowledged, has bargained and sold and by these presents does grant and convey, pursuant to the Purchase Agreement, unto Buyer, free and clear of all Liens other than Permitted Liens, all of Seller's right, title and interest in and to:

     (i)   the Acquired Equipment;
     (ii)  the Rolling Stock owned by Seller;
     (iii) the Inventories; and
     (iv)  the Acquired Books and Records.

     The rights and remedies of each party under the Purchase
Agreement shall not be deemed to be enlarged, modified or altered in any way by this Bill of Sale.

     All of the provisions of this Bill of Sale and any questions concerning its interpretation and enforcement shall be governed by the laws of the State of Florida without regard to any applicable principles of conflicts of law. Each of Seller and Buyer irrevocably and unconditionally consents that any suit, action or proceeding relating to this Bill of Sale may be brought in the United States District Court for the Middle District of Florida, or, if jurisdiction is lacking in such court, in a court of record of the State of Florida in Duval County, and each of Seller and Buyer hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may have, whether now or in the future, to the laying of the venue in, or to the jurisdiction of, any and each of such courts for the purpose of any such suit, action, proceeding or judgment and further waives any claim that any such suit, action, proceeding or judgment has been brought in an inconvenient forum, and each of Seller and Buyer hereby submits to such jurisdiction.

     TO HAVE AND TO HOLD, the same unto Buyer and the heirs, executors, administrators, successors and assigns thereof forever.

     IN WITNESS WHEREOF, Seller has duly executed this Bill of Sale as of this ______ day of ____________, 1995.


                               _________________________________

                               By:

                                   Name:
                                   Title:

                                           Exhibit C

                                      PATENT ASSIGNMENT


     For good and valuable consideration, the receipt of and sufficiency of which are hereby acknowledged, the undersigned has sold and assigned, and by these presents hereby sells and assigns, unto _________________________ (hereinafter "ASSIGNEE") all right, title and interest in and to the inventions of the patent listed in the attached Schedule A including any and all divisions or continuations thereof and in and to the Letter Patent listed in the attached Schedule A, including any and all reissues or extensions thereof to be held and enjoyed by said ASSIGNEE, its successors, legal representatives and assigns to the full end of the term for which such Letter Patent may be granted as fully and entirely as would have been held and enjoyed by the undersigned had this Assignment not be made;

     The undersigned hereby authorizes and requests the Commissioner of Patents and Trademarks to issue such Letter Patent to said
ASSIGNEE, its successors or assigns in accordance herewith.

Dated:  ________________________             St. Joe Forest Products
Company
                                             By: _____________________
                                                  Name:
                                                  Title:


[ ACKNOWLEDGMENT ]

                                         Exhibit D

                      COMPUTER SOFTWARE LICENSE AGREEMENT


     AGREEMENT (this "Agreement") dated as of the _____ day of _______, 1995 by and among ___________________________
_____, a Florida corporation ("SJFP") and ______________________
___________, a Florida corporation ("SJCC"; SJFP and SJCC shall be referred to individually and collectively as "Licensor"), and __________________________, a Florida corporation, on the one hand, and ______________________________________, a
________________ corporation ("M") and _______________________
________________, a
___________________________ corporation ("JV"), on the other hand
(M and JV shall be referred to individually and collectively as "Licensee").

                                        W I T N E S S E T H :

     Pursuant to an Asset Purchase Agreement dated as of _________________ (the "Purchase Agreement"), among Licensor and Licensee, entered into contemporaneously with the execution and delivery of this Agreement, Licensee has acquired from Licensor certain assets and assumed certain obligations and liabilities as set forth in the Purchase Agreement relating to the business of production of mottled white and unbleached kraft linerboard and corrugated containers and products associated therewith and of conducting other related activities and services with respect thereto (collectively, the "Business"); and

     In connection with the foregoing, Licensee desires to procure from Licensor, and Licensor is willing to provide to Licensee, a nonexclusive license to use certain software and related documentation solely on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and mutual promises set forth herein, Licensor and Licensee agree as follows:

     1. License. Subject to the terms and conditions of this Agreement, Licensor grants Licensee a nonexclusive license to use the computer programs and related materials, including documentation, identified in Exhibit A, which together constitute the "Licensed Programs."

     2.       Scope of Rights.  Licensee may:

        (i) Install the Licensed Programs in Licensee's own facility at the location specified in Exhibit B;

        (ii) Use and execute the Licensed Programs on the computer specified by type/model and serial (or plant number) in Exhibit C for purposes of serving the internal needs of Licensee's Business;

     (iii) In support of Licensee's authorized use of the Licensed Programs, store the Licensed Programs' machine-readable instructions in machines associated with the specified computer; and

     (iv) Make one copy of the Licensed Programs in machine-readable, object code form, for nonproductive backup purposes only, provided that all of Licensor's proprietary and restricted rights legends and notices are included.

     3. Second User Fees. In connection with providing the License hereunder, Licensor shall not be required to perform any actions which in Licensor's reasonable judgment could result in or cause any conflict with, or breach or violation of, any license, lease or other agreement to which Licensor or any of its Affiliates is a party. In the event that, at any time during the Term, Licensor is required to pay any additional charges to any of its software vendors in order to enable Licensor to provide this license to Licensee, Licensee shall, upon demand, pay such charges to Licensor.

     4.       Licensee's Responsibilities and Additional Licensor
Services.

                 4.1 Licensee Qualified Personnel. Licensee is responsible for selecting personnel who are qualified to operate the Licensed Programs on Licensee's own equipment and are familiar with the standard information, calculations, and reports that serve as input and output of the Licensed Programs.

                 4.2 Licensee's Hardware and Software Environment. The Licensed Programs are designed for use with the peripheral equipment, accessories, and software specified in Exhibit D. Licensor assumes no responsibility under this Agreement for obtaining or providing such equipment and software. Licensee is also responsible for ensuring a proper environment and proper utilities for the computer system on which the Licensed Program will operate, including an uninterrupted power supply.

       Except as agreed otherwise in writing, Licensor assumes no responsibility under this Agreement for converting Licensee's data files for use with the Licensed Program.

     5.       Proprietary Protection and Restrictions.

              5.1 Intellectual Property Rights. As between Licensor and Licensee, Licensor shall have sole and exclusive ownership of all right, title, and interest in and to the Licensed Programs and all modifications and enhancements thereof (including ownership of all trade secrets, copyrights and other intellectual property rights pertaining thereto), subject only to the rights and privileges expressly granted to Licensee herein by Licensor, and the rights of licensor of any computer programs and data included in the Licensed Programs. This Agreement does not provide Licensee with title or ownership of the Licensed Programs, but only a right of limited use. Licensee must keep the Licensed Program free and clear of all claims, liens, and encumbrances.

     5.2 Licensee's Use of Licensed Program. Except as otherwise provided in this Section, Licensee may not use, copy, modify, or distribute the Licensed Program (electronically or otherwise), or any copy, adaptation, transcription, or merged portion thereof, except as expressly authorized by Licensor. Licensee may not reverse assemble, reverse compile, or otherwise translate the Licensed Programs. Licensee's rights may not be transferred, leased, assigned, or sublicensed. No service bureau work, multiple-user license, or time-sharing arrangement is permitted, except as expressly authorized by this Agreement. Licensee may not install the Licensed Programs in any other computer system or use it at any other location without Licensor's express authorization obtained in advance; provided that Licensee may transfer the Licensed Programs to another computer temporarily if the computer specified in Exhibit C is inoperable.

     5.3 Inspection. Licensee hereby authorizes Licensor to enter Licensee's premises in order to inspect the Licensed Programs in any reasonable manner during regular business hours to verify Licensee's compliance with the terms hereof.

     5.4 Licensee's Breach. Licensee acknowledges that, in the event of Licensee's breach of any of the foregoing provisions, Licensor will not have an adequate remedy in money or damages. Licensor shall therefore be entitled to obtain an injunction against such breach from any court of competent jurisdiction immediately upon request. Licensor's right to obtain injunctive relief shall not limit its right to seek further remedies.

     5.5  Cooperation.  If a third party claims that the Licensed
Programs infringes its patent, copyright, or trade secret, or any similar intellectual property right, Licensor will cooperate with Licensee, at Licensee's expense, in the defense or any related settlement negotiations. Licensor has no obligation under this Agreement for any claim of infringement except for such cooperation. THIS
PARAGRAPH STATES LICENSOR'S ENTIRE OBLIGATION TO
LICENSEE WITH RESPECT TO ANY CLAIM OF INFRINGEMENT.

     6.       Disclaimer of Warranty and Limitation of Liability.
LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES,
EXPRESS OR IMPLIED, OF ANY KIND OR NATURE, INCLUDING,
WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY
OR FITNESS FOR A PARTICULAR PURPOSE.  LICENSOR DOES
NOT WARRANT THAT THE LICENSED PROGRAMS ARE IS FREE
FROM DEFECTS, THAT THE LICENSED PROGRAMS WILL
SATISFY LICENSEE'S SPECIFIC REQUIREMENTS, OR THAT
COPIES OF THE LICENSED PROGRAMS OTHER THAN THOSE
PROVIDED OR AUTHORIZED BY LICENSOR WILL POSSESS
FUNCTIONAL INTEGRITY.  LICENSOR MAKES NO WARRANTIES
WITH RESPECT TO NONINFRINGEMENT BY THE LICENSED
PROGRAMS OF ANY THIRD PARTY'S RIGHTS OR AS TO THE

FITNESS AND OPERABILITY OF THE LICENSED PROGRAMS.
IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY LOSS OF
OR DAMAGE TO LICENSEE, INCLUDING, WITHOUT
LIMITATION, ANY DIRECT LOSS OR DAMAGE OR ANY LOSS OF
REVENUES, PROFITS OR GOOD WILL OR OTHER SPECIAL,
INCIDENTAL, INDIRECT AND CONSEQUENTIAL DAMAGES OF
ANY KIND RESULTING FROM THE FURNISHING,
PERFORMANCE, OR USE OR LOSS OF USE OF ANY LICENSED
PROGRAM OR OTHER MATERIALS DELIVERED TO LICENSEE
HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY
INTERRUPTION OF BUSINESS, WHETHER RESULTING FROM
BREACH OF CONTRACT OR BREACH OF WARRANTY, EVEN IF
LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH
DAMAGES.

     7. Term and Termination of Agreement. This Agreement shall become effective on the date hereof and shall continue in effect until terminated as provided herein. Upon termination of this Agreement, the license granted by Licensor to Licensee hereunder shall terminate. Upon termination of this License Agreement, Licensee shall (a) cease using the Licensed Programs immediately and
(b) promptly deliver the Licensed Programs and all copies of same, including, without limitation, partial copies, to Licensor.
        Either party may terminate this Agreement in whole but not in part at any time upon written notice if (i) the other party (the "Defaulting Party") commences any case or other proceeding under any bankruptcy or similar law, (ii) any involuntary petition for proceedings in bankruptcy or liquidation or for the reorganization of the Defaulting Party shall be commenced under applicable bankruptcy laws against the Defaulting Party, and such petition, case or proceeding shall remain undischarged for more than sixty (60) days, or (iii) the Defaulting Party is in default in the performance or observance of a material obligation or covenant hereunder and fails to remedy such default within thirty (30) days following receipt of written notice from the other party or shall not be undertaking bona fide efforts to cure such default as promptly as possible if such cure requires more than thirty (30) days.

     8.       Miscellaneous.

             8.1 Governing Law; Jurisdiction; Forum. The parties hereto agree that all of the provisions of this Agreement and any questions concerning its interpretation and enforcement shall be governed by the laws of the State of Florida without regard to any applicable principles of conflicts of law. Each of the parties irrevocably and unconditionally consents that any suit, action or proceeding relating to this Agreement may be brought in a court of the United States sitting in the State of Florida or, if jurisdiction is lacking in such a court, in a court of record in the State of Florida, and each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may have, whether now or in the future, to the laying of the venue in, or to the jurisdiction of, any and each of such courts for the purpose of any such suit, action, proceeding or judgment and further waives any claim that any such suit, action, proceeding or judgment has been brought in an inconvenient forum, and each party hereby submits to such jurisdiction.

          8.2  Amendments; No Waivers.
               (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Licensee and Licensor, or in the case of a waiver, by the party against whom the waiver is to be effective.
               (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         8.3 Assignment. This Agreement shall be binding upon any successor in interest and/or assigns of Licensor in ownership and/or control of the Licensed Programs. This Agreement and the license granted herein shall not be assigned, pledged, transferred or otherwise encumbered or disposed of by Licensee, whether in whole or in part, and whether voluntarily or by operation of law, or otherwise, and Licensee shall not grant sublicenses hereunder without the consent of Licensor, which, in Licensor's sole discretion, may or may not be granted.

         8.4 Notices. All notices, requests, demands, consents and other communications required or permitted hereunder shall be in writing and shall be delivered personally or by telecopier or mailed by certified or registered mail (return receipt requested), postage prepaid, provided that any notice delivered by certified or registered mail shall also be delivered by telecopy or by hand at the time that it is mailed. If such telecopy is sent, notices shall be deemed given on the Business Day of confirmation at the sender's telecopy machine of receipt at the recipient's telecopy machine (or if such confirmation is received on a day which is not a Business Day, on the Business Day occurring immediately thereafter). "Business Day" shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York City are generally authorized to close. If the notice is delivered by hand, it shall be deemed given when so delivered to a responsible representative of the addressee. All communications hereunder shall be delivered to the respective parties at the following addresses (or to such other person or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

            (a)     If to Licensee, to in care of:




                     and by telecopy to:

                     with copy to:



                     and by telecopy to:

             (b)     If to Licensor, to:

                     Winfred L. Thornton
                     St. Joe Paper Company
                     duPont Center Suite 400
                     1650 Prudential Drive
                     Jacksonville, FL  32207

                     and by telecopy to: (904) 396-1932

                     with a copy to:

                     Fulbright & Jaworski L.L.P.
                     Market Square
                     801 Pennsylvania Avenue, N.W.
                     Washington, DC 20004-2604
                     Attn: Marilyn Mooney, Esq.
                     and by telecopy to: (202) 662-4643

     8.5 Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof.

     8.6 Complete Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement and any amendments or letter agreements relating to the subject matter referred to herein that may be entered into in writing by Licensor and Licensee. "Confidentiality Agreement" shall have the same meaning as set forth in the Purchase Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.
     8.7 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.


        IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.





By:                                           By:
Name:                                         Name:
Title:                                        Title:









By:                                           By:
    Name:                                     Name:
    Title:                                    Title:

                                          Exhibit E


                                  WOOD FIBER SUPPLY AGREEMENT

     THIS AGREEMENT, made and entered into this      day of           ,
199___, between ST. JOSEPH LAND AND DEVELOPMENT COMPANY, a
Florida corporation, hereinafter "Seller", and                      ,
a corporation, hereinafter "Buyer."
                                    W I T N E S S E T H
     Whereas, Buyer is desirous of procuring wood fiber in the form of pulpwood, wood chips, and fuel wood from Seller for its paper mill at
Port St. Joe, Florida (the "Mill");
     Whereas, Seller is desirous of selling pulpwood, wood chips, and fuel wood to Buyer for its mill at Port St. Joe, Florida;
     NOW, THEREFORE, in consideration of the mutual covenants
hereinafter set forth and for other good and valuable consideration, Seller and Buyer agree that Seller shall sell to and Buyer shall purchase from Seller pulpwood, wood chips, and fuel wood upon the following terms and conditions:
     1.   AMOUNT:
     Seller shall deliver to Buyer and Buyer shall accept from Seller, upon and subject to the terms and conditions of this Agreement, pulpwood and wood chips in the aggregate as follows:
        first twelve months                  --      1,600,000 tons
        second twelve months                 --      1,400,000 tons
        third twelve months                  --      1,200,000 tons
        fourth twelve months                 --        900,000 tons
        thereafter                           --        900,000 tons

Starting in the twenty-fifth month, and annually thereafter during the term of this Agreement, 900,000 tons of the tonnage delivered to Buyer must originate from Seller's land with the understanding that wood chips generated from higher margin wood fiber products shall not be required to originate from Seller's land but shall be deemed for this purpose to so originate. During the term of this Agreement, Seller shall notify contemporaneously with notice to other third parties Buyer of any upcoming sales of pulpwood or pine wood chips in the open market and Buyer shall have the right to bid on the same basis as other third parties. From time to time during the term of this Agreement
Buyer may elect in its sole option upon 120 days notice to Seller to reduce in increments the minimum tonnage (the "Minimum Tonnage") required of Seller hereunder to an amount not less than 600,000 tons per year, but each and every reduction shall be permanent.
     2.   SPECIFICATIONS:
     All wood fiber delivered pursuant to this Agreement shall meet the specifications set forth in Exhibit A hereto. Of the aggregate annual amount of wood fiber in the form of pulpwood and wood chips to be delivered, at least 25% shall be comprised of wood chips.
     3.   DELIVERY SCHEDULE:
     Seller shall deliver to Buyer and Buyer shall accept from Seller wood fiber on a generally uniform weekly schedule which may be adjusted by the parties to conform so far as practical to (a) Buyer's paper mill operating schedule; (b) cessation of paper mill operations that are scheduled in advance of stoppage, for maintenance of the mill and inventory adjustments; (c) loss of rail transportation; or
(d) excessive unfavorable weather conditions; (e) labor disputes or
(f) insufficient customer orders. Each party will give to the other party notice in writing in advance of 3(a), (b), (c), (d), (e) and (f) of this Agreement.
     In the event Buyer does not accept wood fiber from Seller for reasons other than those in this Section 3 or by Force Majeure (Section 11) for a period of two (2) weeks, Buyer shall pay to Seller weekly an amount equal to the pine pulpwood Zone 2 price as determined from time to time in accordance with the terms of this Agreement (1/52 x the Minimum Tonnage). In the event the circumstances in the preceding sentence arise, Buyer may instruct Seller to deliver wood fiber to third parties at destinations other than the Port St. Joe mill.
Additional cost incurred for delivery to third parties shall be for the account of Buyer.
     4.   FUEL WOOD:
     Biomass used for fuel required by Buyer consistent with past practice at its Port St. Joe Mill shall be delivered to Buyer by Seller for its Port St. Joe mill for the first twelve (12) months hereof. No later than 120 days before the first anniversary of the date of this Agreement and each succeeding anniversary, if extended, Buyer shall notify Seller in writing whether it desires fuel wood produced at Seller's wholly owned or leased wood chipping facilities to be delivered to Buyer in the second twelve (12) months and thereafter in which case
Buyer shall be solely responsible for obtaining the balance, if any, of its fuelwood requirements otherwise. In such event, Seller shall so deliver such fuel wood to Buyer.

     5.   SCALES:
     A ton used in this Agreement shall be defined as 2,000 pounds by weight for trucks and 78 cubic feet by scale for rail wood chip cars.
Buyer shall provide and maintain at its expense, adequate printing scales at its paper mill at Port St. Joe, Florida for the purpose of determining the weight of pulpwood, wood chips, and fuel wood sold and delivered by truck to the mill.
     Upon request of Seller, Buyer shall promptly provide Seller copies of the certifications of the scales by the Florida Department of Agriculture and Consumer Services.
     Buyer shall be responsible for all scaling and measuring of pulpwood, wood chips, and fuel wood pursuant to this Agreement.
Buyer shall, at its expense, furnish qualified scalers acceptable to Seller. Such scalers shall be employees of Buyer.
     Notwithstanding the foregoing, Buyer may, at its option, utilize the weight equivalency methodology of (stick) scaling for the purpose of determining the weight of wood chips delivered by rail to the Port
St. Joe mill based on 78 cubic feet per ton.
     Scaling shall be done upon delivery of pulpwood, wood chips, and fuel wood to Buyer's scales, and Buyer shall expeditiously unload and release all trucks and rail cars.
     Seller may, upon reasonable notice to Buyer, at its sole option and cost, utilize scalers other than those supplied by Buyer to verify the scaling and culling. Buyer shall adjust its scaling and culling to reflect the results of such verification, provided, however, that such verification shall have determined that Buyer's scaling methods were in error.
     6.   PRICE OF WOOD FIBER:
     The prices of all wood fiber produced by Seller and purchased by Buyer hereunder is shown in Exhibit B attached to this Agreement and is made a part hereof, as adjusted in accordance with the provisions of this Section 6.
     The prices shown in Exhibit B shall be adjusted at the beginning of each month following the most recent quarterly publication of Timber
Mart South (or a successor publication). The prices, including the prices currently set forth in Exhibit B and the quarterly adjusted prices as defined below, shall be adjusted by that percentage change rounded to the fourth decimal place between (a) the average of the prices reflected in the four most recent quarterly publications of Timber Mart South (or a successor publication), for Stumpage Price Mart, Standing Timber,
Pine Pulpwood, Dollars Per Ton, Zone 2, Average Price for Florida, and
(b) the average of the prices reflected in the four quarterly publications prior to the most recent quarterly publication of Timber Mart South (or a successor publication), for Stumpage Price Mart, Standing Timber,
Pine Pulpwood, Dollars Per Ton, Zone 2, Average Price for Florida;
provided that each quarterly adjustment shall not be greater than a 5% increase or decrease. However, the prices reflected in Exhibit B
(September 30, 1995) attached hereto shall be adjusted without limitation by the percentage change determined by the most recent publication of Timber Mart South (or a successor publication) immediately preceding the closing date hereof.

     In the event that Timber Mart South (or a successor publication) is no longer published or such publication (or a successor publication) is prepared on a basis different than that in effect on the date of this Agreement, the parties hereto shall use reasonable efforts to agree on an appropriate substitute publication. Failing such agreement, the parties shall select an arbitrator to select the substitute publication in accordance with the procedures set forth in Section 12 hereof.
     Notwithstanding the foregoing, no later than thirty days prior to each 24 month period beginning on the second anniversary date of this Agreement, Buyer and Seller shall use their best efforts to agree on prices reflecting fair market value for each category of wood fiber as reflected on Exhibit B hereto, to become effective on the anniversary date. Such annually negotiated prices shall be adjusted quarterly as described above for the next 24 month period. In the event that Buyer and Seller are unable to agree on prices by the end of each 24 month anniversary date then the parties shall select an arbitrator to determine the prices in compliance with Section 12 hereof. The prices so determined will be applied retroactively to the applicable anniversary date.
     7.   PRICE OF BIOMASS (FUEL WOOD):
     The price of biomass used for fuel wood produced by Seller and delivered to Buyer hereunder is shown in Exhibit B hereto.
     The price of fuel wood may be adjusted every 24 months as mutually agreed between the parties.

     8.   PAYMENT:
     Buyer shall pay Seller on Thursday each week for all deliveries made to the Port St. Joe mill during the preceding week.
     9.   RECORDS:
     Buyer shall furnish Seller daily numbered weight tickets and numbered scaling tickets evidencing the weights of pulpwood, wood chips and fuel wood delivered to it; listing the name of the timber dealer, the name of the timber producer, the time, the date, the truck number, the rail car number, the zone and the tract from which the pulpwood, wood chips and fuel wood originated; provided, however, that Seller shall have provided such information to Buyer at the time of the applicable delivery. Buyer shall furnish all documents detailing the amount and nature of any culling to Seller daily as performed and shall make available to Seller, upon Seller's request, the samples taken on which the culling was done. Buyer shall assist Seller in effecting timber security activities. Unless the quantity received by Buyer under the foregoing records is contested within sixty (60) days from date of such numbered tickets and documents, such records shall be deemed final by the parties hereto.
     10.  TITLE:
     The title of all pulpwood, wood chips and fuel wood under this Agreement shall remain in Seller until delivered to Buyer. Delivery of pulpwood, wood chips, and fuel wood by truck shall be deemed to have been made when the truck has been placed in position for scaling at Buyer's woodyard. Delivery of chips by rail shall be deemed to have been made when the rail cars have been placed for scaling at Buyer's woodyard.

     11.  FORCE MAJEURE:
     The parties hereto agree that Seller shall not be liable to Buyer for any actual or consequential damages for Seller's failure to perform if:
     A. The contract dealers and producers of pulpwood, wood chips or fuel wood are prevented by strike, walkout, labor strife, riot, civil war, acts of the public enemy, and/or acts of God from delivering to Buyer;
     B. Restrictions or prohibitions imposed by Local, State, or Federal Government or any of their agencies that prevent Seller from performing under this Agreement.
     C. The condemnation or taking of Seller's lands or any material part thereof or of the timber thereon; or
     D. Seller's timber is damaged by fire, storm, pestilence, wind, lightning, rain, ice, floods, rising waters or other casualty to the extent that the timber remaining and undamaged is insufficient to supply pulpwood, wood chips, and fuel wood without deviating from sound forest management principles.
     In the event that Seller is unable to ship the pulpwood and wood chip tonnage required hereunder on account of any such force majeure event, Seller will allocate its available pulpwood and wood chip tonnage thereof among its then existing customers, divisions and affiliated companies on such basis as Seller may deem fair and practical, without liability for any such failure to perform its obligations under this Agreement; provided, however, that in making such allocation Seller shall, as near as practicable, limit its reduction of shipments hereunder in such manner as to have the same percentage of reduction apply to such customers, divisions and affiliated companies.

     12.  DISAGREEMENT OF SPECIFICATIONS, QUALITY OR PRICE:
     In the unlikely event that a disagreement should arise over the specifications, quality, or price of any product produced by Seller and delivered to Buyer, Seller and Buyer mutually agree to submit the matter in dispute to a qualified testing laboratory, engineering firm, forestry consultant, or other third party qualified to arbitrate the disagreement. Seller and Buyer agree to accept the decision of the third party.
     In the event that Seller and Buyer cannot agree on the third party qualified to arbitrate the disagreement, a joint request shall be made to the American Arbitration Association to appoint an arbitrator. The arbitrator appointed shall be deemed to be the arbitrator selected by mutual agreement.
     If any of the prices of pulpwood, wood chips, or fuel wood is an issue and the matter is submitted for arbitration, the arbitrator shall have not less than ten (10) years experience in the supply of the wood fiber products to be supplied hereunder to the geographic region in which Buyer's mill is located and shall not be a current or prior employee of Buyer, Seller or SCC. Each party shall submit to the arbitrator, within five days after the arbitrator is chosen, the price it feels reflects the fair market value for such category of wood fiber as reflected in Exhibit B hereto, together with all data in support of its position. The arbitrator will then rule within thirty days thereafter on the price of either Seller or Buyer that most fairly represents fair market value. The decision of the arbitrator shall be binding on both parties.
     The expenses of the arbitrator shall be borne equally by Seller and Buyer.

     13.  CHIPPING SERVICES AT LOWRY
     Seller will provide chip service at Lowry for Buyer's private wood up to a maximum of 100,000 tons per year. The charge for chipping Buyer's private wood will be as shown on Exhibit B hereto. For each gross ton of Buyer's private wood delivered to Lowry, Seller will deliver to the mill at Port St. Joe eighty-three percent (83%) chips and seventeen percent (17%) fuel wood. If the ratio of chips to fuel wood proves to be different, the parties will negotiate an appropriate ratio based upon actual outturn.
     14.  TERMS OF AGREEMENT:
     This Agreement shall commence on ___________________, and will terminate on December 31 of the fifteenth calendar year thereafter. Notwithstanding the foregoing, this Agreement may be extended by Buyer for two successive five year terms, in each case upon one hundred twenty (120) days advance notice in writing to Seller.
     15.  ASSIGNMENT:
     This Agreement shall be binding on the successors and assigns of the parties hereto; provided that without the prior written consent of Seller, Buyer may only assign or transfer any of its rights or obligations under this Agreement to a subsequent purchaser of the Mill which will only be permitted to take delivery as prescribed in this Agreement at the Mill except as otherwise provided in Section 3. Nothing herein shall prohibit the Seller from employing any subcontractors or agents; provided that such employment shall not relieve the Seller of any of its obligations hereunder.

     16.  NOTICES:
     All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier or messenger against receipt thereof or sent by registered or certified mail (air mail if overseas), return receipt requested, or by Telex, facsimile transmission, telegram or similar means of communication if confirmed by mail.  Notices shall be deemed to have been received on the date of personal delivery or telecopy or, if sent by certified registered mail, return receipt requested, shall be deemed to be delivered on the third business day after the date of mailing.  Notices shall be sent to the following addresses:
     To Seller:          St. Joseph Land and Development Company
                         P.O. Box 908
                         Port St. Joe, Florida  32456
                         Attention:  Clay Smallwood, Manager

     To Buyer:





     17.  GOVERNING LAW; JURISDICTION; FORUM:
     The parties hereto agree that all of the provisions of this Agreement and any questions concerning its interpretation and enforcement shall be governed by the laws of the State of Florida without regard to any applicable principles of conflict of laws. Each of the parties irrevocably and unconditionally consents that any suit, action or proceeding relating to this Agreement may be brought in a court of the United States sitting in the State of Florida or, if jurisdiction is lacking in such a court, in a court of record in the State of Florida, and each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may have, whether now or in the future, to the laying of the venue in, or to the jurisdiction of, any and each of such courts for the purpose of any such suit, action, proceeding or judgment and further waives any claim that any such suit, action, proceeding or judgment has been brought in an inconvenient forum, and each party hereby submits to such jurisdiction.
     18.  COUNTERPARTS:
     This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.
     19.  ENTIRE AGREEMENT:
     This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.
     20.  HEADINGS:
     The section headings of this Agreement are only for the purpose of reference and shall not affect the meaning hereof.

     IN WITNESS WHEREOF, the companies hereunto have caused this Agreement to be executed by their duly authorized officer, on the ___ day of ______________, 199__.


                               ST. JOSEPH LAND AND DEVELOPMENT
                                  COMPANY

WITNESSES:

____________________           ______________________________________
Witness                          R.E. Nedley, Vice President



____________________
Witness


                                 BUYER

WITNESSES:


___________________              ____________________________________
Witness                          Buyer, Vice President


___________________
Witness

                                          Exhibit F


                                  _______________ __, 1996


[SJFP and SJPC or
SJCC and SJPC]

[Address]


Gentlemen:

     We have acted as counsel to [JV or FMC, respectively], which is a ___________ corporation (the "Company"), in connection with the Asset Purchase Agreement dated as of November 1, 1995 (the "Agreement") between St. Joe Forest Products Company, St. Joe Container Company and St. Joe Paper Company ("SJPC") on the one hand and Four M Corporation and ______________ on the other hand. All capitalized terms used herein without definition have the respective meanings specified therefor in the Agreement. This opinion is delivered to you pursuant to Section 3.03(b)(x) of the Agreement.

       We call your attention to the fact that the scope of our opinions set forth herein is limited only to the laws of the state of Florida, and the federal laws of the United States to the extent and only to the extent that such laws apply to the opinions contained herein
(such laws, the "Applicable Law"). Other than Applicable Law, we do not express any opinions on any other laws, and no such opinions are intended to be implied hereby and none shall be inferred herefrom.

     In connection with rendering this opinion letter, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction, of those documents and certificates as we deemed relevant to the opinions expressed below. In such examination we have assumed, without any verification or investigation, the genuineness of all signatures (other than the signatures of the Company on the Agreement and the Ancillary Agreements), the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have also assumed, without any verification or investigation, that the documents on which we have relied, that were given or dated earlier than the date of this letter, continue to remain accurate and complete insofar as relevant to our opinions from such earlier date through and including the date of this letter.

     As to all questions of fact relevant to the opinions set forth herein, we have relied without any verification or investigation, upon the representations and warranties set forth in the Agreement, upon the information set forth in the records and documents referred to herein, and upon statements and certificates of officers and other representatives of the Company.

     In furtherance of the foregoing paragraph, but without limiting the generality thereof, we have, in particular, examined and relied as to factual matters upon the following documents: the certificate of the Company as to the licenses, contracts, agreements and other instruments or obligations (such licenses, contracts, agreements and other instruments or obligations as received by us for review and without regard to any amendments or modifications thereto not received by us, being herein referred to as the "Contracts") to which the Company is a party and that are binding on the Company or any of the Company's assets and copies of the Contracts; and the certificate of the Company as to orders, writs, injunctions and decrees (such orders, writs, injunctions or decrees as received by us for review and without regard to any amendments or modifications thereto not received by us, being herein referred to as the "Decrees") of any court or governmental authority binding upon the Company and copies of the Decrees. Copies of all such certificates referred to in this paragraph have been delivered to you for your examination and review.

     Based upon and in reliance on the foregoing, and having regard to the legal considerations of Applicable Law which we deem relevant, and subject to the assumptions, exceptions, qualification, limitations and understandings contained herein, we are of the opinion that:
     1. The Company is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has all required corporate power and authority to carry on its business as now conducted by it and to own any of the assets owned by it. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect from and after the Closing Date.

     2. The execution and delivery of the Agreement by the Company, the execution and delivery of the Ancillary Agreements by the Company, and the performance by the Company of its obligations under the Agreement and each of the Ancillary
Agreements to which it is a party and the consummation of the transactions contemplated thereby (i) are within the Company's corporate powers and (ii) have been duly authorized by all necessary corporate action on the part of the Company. The Agreement and each of the Ancillary Agreements have been duly and validly executed by the Company.
     3. Each of the Agreement and the Ancillary Agreements to which it is a party constitutes a valid and binding agreement of the Company enforceable against it in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereafter in effect relating to creditor's rights generally, (ii) such enforcement may be subject to general equitable principles, and (iii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     4. Neither the execution and delivery of the Agreement by the Company nor consummation by the Company of the transactions contemplated thereby nor compliance the Company with the provisions thereof (i) conflicts with or results in a breach of any provision of the certificate of incorporation or by-laws of the Company, (ii) assuming the obtaining of all Consents, results in a breach of or constitutes a default under any of the Contracts, or (iii) violates any of the Decrees or any provision of Applicable Law or regulation as currently in effect.
     5. Except for (i) filings under the HSR Act, (ii) those permits and licenses identified in Section 4.10(a) of the Disclosure Schedule and (iii) the Consents, no notice to or filing with, and no permit, authorization, consent or approval of, any Person is necessary for the execution, delivery and performance of the Agreement by the Company or for the consummation by the Company of the transactions contemplated thereby.
     The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations, as applicable.
     A. With respect to the assumptions contained herein, our reliance and the extent of our reliance on the certificates and other documents referred to herein, and the limitations herein set forth with respect to the scope of our opinions, each has been made with your permission and consent.
     B. Pursuant to your agreement as expressed by your acceptance of this opinion letter and the closing of the transactions contemplated hereby, we have no obligation to supplement this opinion after the date hereof if any law changes after the date hereof or if we become aware of any facts that affect the opinions expressed herein.

     This opinion may be relied upon by [SJFP and SJPC or SJCC and SJFP] and by their respective counsel with respect to the Agreement and is not to be relied upon by any governmental agency or any other person or entity without our prior written consent.
Subject to any obligations to
the contrary imposed on you by law, this opinion is not to be used, circulated, quoted or referred to without our prior written consent.
                                                       Very truly yours,

                                          Exhibit G


                                            LEASE

     THIS LEASE AGREEMENT (this "Lease") is made as of this ___
day of              , 1995, by and between Apalachicola Northern
Railroad Company, a          corporation ("Landlord"), and
           , a                               ("Tenant").

                                         WITNESSETH:

     WHEREAS, Landlord is the owner of the property commonly known as ___________________, together with all alterations, additions, improvements, restorations or replacements now or hereafter made thereto (the "Building"), located on, and being a part of, that certain real property (the "Property") located at 300 First Street, Port St. Joe, Florida;
and

     WHEREAS, Landlord desires to lease certain office space located in the Building to Tenant and Tenant desires to lease same from Landlord.

     NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

     1. PREMISES. Landlord does hereby lease to Tenant and Tenant does hereby lease from Landlord upon the covenants and agreements herein contained the following described premises containing approximately Twelve Thousand (12,000) rentable square feet on the second and third (2nd and 3rd) floors of the Building, which shall include the conference room located on the second floor (the "Premises"). The Premises are outlined and/or more fully described in EXHIBIT A attached hereto and made a part hereof.

     2. TERM. Subject to the terms and conditions set forth herein, the term of this Lease (the "Term") shall be twenty-four (24) months
beginning on                   , 19     (the "Commencement Date") and
ending twenty-four (24) months thereafter, unless terminated earlier as hereinafter provided. Provided that Tenant is not in default hereunder, Tenant shall have, by providing Landlord with ninety
(90) days prior written notice, the option to terminate this Lease.

     3.   RENT.

         (a)Tenant shall pay to Landlord without setoff, deduction, demand, notice or counterclaim an annual rent for the Premises (the "Basic Rent") of Ten and 50/100 Dollars
         ($10.50) per square foot. Said Basic Rent shall be paid in equal monthly installments of Ten Thousand Five Hundred and 00/100 Dollars ($10,500.00) and shall be paid in advance on the first (1st) day of each and every calendar month during the Term, beginning on the Commencement Date; provided, however, that if the Commencement Date occurs on a date other than on the first day of a calendar month, Basic Rent shall be prorated from such date until the first day of the following month, at which time it shall be due and payable. Tenant shall pay the Basic Rent and all Additional Rent, if any (as defined under this Article 3), by good check or in lawful currency of the United States of America, to Landlord at, or to such other address or in such other manner as Landlord from time to time specifies by advance written notice to Tenant at, or such other address as Tenant from time to time specifies by advance written notice to Landlord. No installment of Basic Rent or
                 Additional Rent shall be deemed paid until received by Landlord. Any payment made by Tenant to Landlord on account of Basic Rent may be credited by Landlord to the payment of any Basic Rent or Additional Rent then past due before being credited to Basic Rent currently due. All sums payable by Tenant under this Lease at any time during the Term, other than Basic Rent, if any, shall be deemed
         "Additional Rent," and, unless otherwise set forth herein, shall be payable in the same manner as set forth herein for Basic Rent. All Basic Rent or Additional Rent not paid to Landlord when due and payable hereunder shall accrue interest thereon until paid in full at the rate of ___________ interest per annum.

          (b) The Basic Rent includes Tenant's proportionate share of real estate taxes assessed against the Building and the Property.

          (c) Tenant shall in all events be responsible for all taxes and assessments which may be assessed against any real or personal property of Tenant located within the Premises.

     4.   SECURITY DEPOSIT.  Upon execution of this Lease,
Tenant shall deposit with Landlord the sum of Thirty-one Thousand Five Hundred and 00/100 Dollars ($31,500.00) as security for the full and faithful performance by Tenant of all the terms, covenants and conditions of this Lease upon Tenant's part to be performed, which said sum shall be returned to Tenant at the end of the Term of this Lease; provided, however, that Tenant has fully and faithfully carried out all of said terms, covenants and conditions on Tenant's part to be performed and Tenant has vacated the Building and the Premises have been returned to Landlord in the condition required hereunder. In the event of a bona fide sale, subject to this Lease, Landlord shall have the right to transfer the security to the vendee for the benefit of Tenant and Landlord shall be considered released by Tenant from all liability for the return of such security; and Tenant agrees to look to the new landlord solely for the return of the said security, and it is agreed that this shall apply to every transfer or assignment made of the security to a new landlord.

     5. ALTERATIONS. Tenant shall not make or permit any alterations to the Premises without the prior written consent of Landlord.

     6. TENANT IMPROVEMENT WORK. Tenant shall be responsible for the cost of all Tenant Improvement Work to the Premises, including, without limitation, any security equipment desired by Tenant, which Tenant Improvement Work shall be constructed only after Landlord has given its prior written approval to such work, and, only after Tenant has obtained any necessary permits from governmental authorities having jurisdiction, and furnished copies of the permits to Landlord. Landlord shall approve all contractors or subcontractors for the Tenant Improvement Work. EXHIBIT B contains a description of the Tenant Improvement Work which has been agreed to by Landlord. Upon Landlord's demand, Tenant shall deposit with Landlord 100% of the estimated costs of the Tenant Improvement Work prior to the commencement of any work. Tenant guarantees to complete said work free of any liens of contractors or suppliers. Notwithstanding the foregoing, if any mechanic's lien is filed against the Premises, the Building or the Property for work or materials done for or furnished to Tenant, or claimed to have been done for or furnished to Tenant, the lien shall be discharged by Tenant within ten (10) days of written notice thereof, solely at Tenant's expense, by paying off or bonding the lien. Tenant shall indemnify and hold Landlord harmless from and against any and all liabilities, costs, expenses, liens, suits, claims, demands or damage to persons or property which may arise from the making of the Tenant Improvement Work. If any Tenant

Improvement Work or subsequent alteration is made without the prior written consent of Landlord, Landlord may correct or remove the alteration at Tenant's expense.

     7. USE. Tenant shall use and occupy the Premises solely for general office purposes, and for no other purposes except those authorized, in writing, by Landlord. The Building's hours of operation are _____ am to_____ pm, Monday through Friday, and _____ am to _____ pm on Saturdays. Tenant will comply with all rules and regulations respecting such use as Landlord may specify from time to time. Tenant shall have access to the conference room located on the second (2nd) floor of the Building, which conference room is outlined on EXHIBIT A. Landlord shall have the first priority of use of such conference room.

     8.   INDEMNITY AND INSURANCE.

          (a) Landlord shall maintain and keep in force and effect all such insurance against the Building as Landlord currently maintains.

          (b) Tenant agrees to indemnify and save Landlord, harmless from and against all claims, costs, liabilities or damages (including, without limitation, reasonable attorneys' fees) arising from or out of the occupancy of the Premises or the Building by or under Tenant, or any failure on Tenant's part to comply with any of the covenants, terms, and conditions herein contained.

          (c) At all times during the Term, Tenant will keep in full force
(i) property insurance covering property damage to the improvements and property located in the Premises caused by fire and such other risks as may be included in extended coverage insurance in an amount equal to the full replacement cost thereof, and (ii) general liability insurance for personal injury and property damage in connection with Tenant's or its Agent's (as hereinafter defined) occupation of the Premises or the Building, in an amount not less than _______ Dollars ($________________).
Tenant may effect such coverage under its blanket insurance policies, provided that (i) any such policy of blanket insurance either shall specify therein, or Tenant shall furnish to Landlord a written statement from the insurer under such policy so specifying, (x) the maximum amount of the total insurance afforded by the blanket policy allocated to the Property and the Premises and (y) any sublimits in such blanket policy applicable to the Property and the Premises, which amounts shall not be less than the amounts required pursuant to this SECTION 8; (ii) any policy of blanket insurance hereunder shall comply in all respects with the other provisions of this SECTION 8; and (iii) the protection afforded under any policy of blanket insurance hereunder shall be no less than that which would have been afforded under a separate policy or policies relating only to the Property and the Premises. Tenant hereby agrees on behalf of itself and others claiming under it, including any insurer, to waive all claims against Landlord, including all rights of subrogation for loss or damage to its property arising from fire and such other risks as may be included in extended coverage insurance, to the extent such loss is reimbursed by insurance. If Landlord so requests, Tenant shall obtain from its insurer a written waiver of all rights of subrogation that it may have against Landlord.

          (d) All such insurance shall be written by insurance companies which are reasonably satisfactory to Landlord and such policies shall be in form and substance reasonably satisfactory to Landlord. Insurance policies shall name Landlord as an additional insured thereunder.
          (e) If Tenant is paid any proceeds under any policy of insurance naming Tenant as an insured, on account of any loss or damage, then Tenant releases Landlord to the extent of the amount of such proceeds, from any and all liability for such loss or damage, notwithstanding that such loss, damage or liability may arise out of the negligent or intentionally tortious act or omission of Landlord; Tenant shall have a clause to such effect included in the aforesaid policies.

          (f) Tenant shall furnish to Landlord, within ten (10) days after the Commencement Date, copies of policies (and certificates) of insurance evidencing coverages required by this Lease, and Tenant shall also furnish copies of all renewal policies (and certificates) of insurance at least thirty (30) days prior to the expiration of the then existing policy.

          (g) Tenant shall not conduct or permit any activity, or place any equipment or material, in or about the Premises or any other part of the

Property which will increase the rate of fire or other insurance on the Property or insurance benefiting any other tenant of the Property.

     9.   MAINTENANCE AND REPAIR.

          (a) Landlord shall keep and maintain in good repair and working order the mechanical, electrical, plumbing and HVAC systems within and serving the Premises and the Building (excluding Tenant's leasehold improvements in the Premises) that are required under this Lease for the normal maintenance and operation of the Premises and the Building.

          (b) Tenant shall maintain all of Tenant's leasehold improvements in the Premises and other real and personal property within the Premises and shall repair, at its expense, any and all damage caused by Tenant or Tenant's employees, agents, invitees, guests, visitors, contractors, subcontractors or anyone else acting for or on behalf of Tenant (collectively, "Agents") to the Premises or other parts of the Property, including without limitation equipment within and serving the Building, ordinary wear and tear excepted. Notwithstanding the foregoing, Tenant shall bear the cost of, but shall not itself perform without Landlord's prior written consent, any such repairs which would affect the Building's structure or mechanical, electrical, plumbing or HVAC systems or which would be visible from the exterior of the Building or from any interior common area of the Building.

          (c) Tenant shall be responsible for furnishing and bearing the costs of all cleaning and janitorial services to the Premises and in connection therewith shall maintain the high quality of the Premises.

          (d) If, within five (5) days following notice to Tenant, Tenant fails to commence to repair or replace any damage to the Premises or other parts of the Property caused by Tenant or its Agents and diligently pursue and achieve timely completion of such repair and replacement, Landlord may, at its option, cause all required maintenance, repairs or replacements to be made. Tenant shall promptly pay Landlord upon demand all costs incurred in connection therewith plus interest thereon at the rate of twelve percent (12%) per annum from the demand date until paid.

     10. UTILITIES. Landlord shall pay the sewage, electric and water charges imposed upon the Building. Landlord shall not be liable for, nor shall there be any abatement of Basic Rent or Additional Rent or constructive eviction for, the failure to furnish, or the delay or suspension in furnishing, utility services.

     11. TRANSFERS. Tenant shall not assign, transfer, mortgage or otherwise encumber this Lease or sublet or rent (or permit a third party to occupy or use) the Premises, or any part thereof, nor shall any assignment or transfer of this Lease or the right of occupancy hereunder be affected by operation of law or otherwise.

     12.  CASUALTY AND CONDEMNATION.

          In case of damage, by fire or other action of the elements, to the Building, without the fault of Tenant or its Agents, if in Landlord's sole discretion the damage is so extensive as to amount practically to the total destruction of the Premises or of the Building, or if Landlord shall within a reasonable time decide not to rebuild in its sole discretion, this Lease shall cease and come to an end, and the rent shall be apportioned to the time of damage. In all other cases where the Premises are damaged by fire without the fault of Tenant or its Agents, Landlord shall repair the damage with reasonable dispatch after notice of damage, and if the damage has rendered the Premises untenantable, in whole or in part, there shall be an apportionment of the rent until the damage has been repaired.
In determining what constitutes reasonable dispatch consideration shall be given to delays caused by strikes, adjustment of insurance and other causes beyond Landlord's control.

     13. Landlord reserves to itself any and all rights to receive awards made for or in connection with damages to the Premises accruing by reason of exercise of eminent domain or similar proceedings (or sale in lieu thereof).

     14.  TENANT'S DEFAULT; LANDLORD'S REMEDIES.

          (a) In the event of the non-payment of the Basic Rent or Additional Rent, or any installment thereof, at the times and in the manner above provided, and if the same shall remain in default for five (5) days after becoming due, or if Tenant shall be dispossessed for non-payment of such rent, or if the Premises shall be deserted or vacated, Landlord or its agents shall have the right to and may enter the Premises as the agent of Tenant, either by force or otherwise, without being liable for any prosecution or damages therefor, and may relet the Premises as the agent of the Tenant, and receive the rent therefor, upon such terms as shall be satisfactory to Landlord, and all rights of the Tenant to repossess the Premises under this Lease shall be forfeited. Such re-entry by Landlord shall not operate to release Tenant from any rent to be paid or covenants to be performed hereunder during the full term of this Lease. For the purpose of reletting, Landlord shall be authorized to make such repairs or alterations in or to the Premises as may be necessary to place the same in good order and condition. Tenant shall be liable to Landlord for the cost of such repairs or alterations, and all expenses of such reletting. If the sum realized or to be realized from the reletting is insufficient to satisfy the monthly or term rent provided in this Lease, Landlord, at its option, may require tenant to pay such deficiency month by month, or may hold liable the Tenant in advance for the entire deficiency to be realized during the term of the reletting. Tenant shall not be entitled to any surplus accruing as a result of the reletting.

Landlord is hereby granted a lien, in addition to any statutory lien or right to distrain that may exist, on all personal property of Tenant in or upon the Premises, to secure payment of the rent and performance of the covenants and conditions of this Lease. Landlord shall have the right, as agent of Tenant, to take possession of any furniture, fixtures or other personal property of Tenant found in or about the Premises, and sell the same at public or private sale and to apply the proceeds thereof to the payment of any monies becoming due under this Lease, Tenant hereby waiving the benefit of all laws exempting property from execution, levy and sale on distress or judgment. Tenant agrees to pay, as additional rent, all reasonable attorneys' fees and other expenses incurred by Landlord in enforcing any of the Tenant's obligations under this Lease.

          (b) In case of violation by Tenant of any of the covenants, agreements and conditions of this Lease, or of the rules and regulations now or hereafter to be reasonably established by Landlord, and upon failure to discontinue such violation with ten
(10) days after notice thereof given to Tenant, this Lease shall thenceforth, at the option of Landlord, become null and void, and Landlord may re-enter without further notice or demand. The rent in such case shall become due, be apportioned and paid on and up to the day of such re-entry, and the Tenant shall be liable for all loss or damage resulting from such violation as aforesaid. No waiver by Landlord of any violation or breach of condition by Tenant shall constitute or be construed as a waiver of any other violation or breach of condition, nor shall lapse of time after breach of condition by Tenant before Landlord shall exercise its option under this paragraph operate to defeat the right of Landlord to declare this Lease null and void and to re-enter upon the Premises after the said breach or violation.

          (c) It is further agreed that if at any time during the Term of this Lease Tenant shall make any assignment for the benefit of creditors, or be decreed insolvent or bankrupt according to law, or if a receiver shall be appointed for Tenant, then Landlord may, at its option, terminate this Lease, exercise of such option to be evidenced by notice to that effect served upon the assignee, receiver, trustee or other person in charge of the liquidation of the property of Tenant or Tenant's estate, but such termination shall not release or discharge any payment of rent payable hereunder and then accrued, or any liability then accrued by reason of any agreement or covenant herein contained on the part of Tenant, or Tenant's legal representatives.

          (d) In addition to the foregoing, Landlord shall be entitled to all rights and remedies against Tenant which Landlord would be entitled to at law or in equity.

          (e) To the extent permitted by law, Tenant waives any and all rights of redemption granted by or under any present or future laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant's default hereunder or otherwise.

     15. SUBORDINATION. This Lease is subject and subordinate to all ground or underlying leases and to any mortgage(s) (which term "mortgages" shall include mortgages, deeds of trust and similar security instruments) which may now or hereafter affect such leases or the Property (or any portion of the Property) and to all renewals, modifications, consolidations, replacements and extensions thereof. This subordination shall be self-operative; however, in confirmation thereof, Tenant shall execute promptly any instrument that Landlord or any mortgagee (which term shall include any lender who is the mortgagee or beneficiary under any of the aforesaid mortgages) may request confirming such subordination. Tenant hereby constitutes and appoints Landlord as Tenant's attorney-in-fact to execute any such instrument on behalf of Tenant if Tenant does not execute the same within five (5) days after written request. Notwithstanding the foregoing, before any foreclosure sale under a mortgage, the mortgagee shall have the right to subordinate the mortgage to this Lease. In the event of a foreclosure, this Lease may continue in full force and effect and Tenant shall, upon request of the purchaser of Landlord's interest under this Lease, attorn to and recognize as its landlord said purchaser. Tenant shall, upon the request of a mortgagee or purchaser at foreclosure, execute, acknowledge and deliver any instrument that has for its purpose and effect the subordination of the lien of any mortgage to this Lease and/or Tenant's attornment to such purchaser.

     16. BROKERS. Landlord and Tenant each represents and warrants to the other that it has not employed any broker, agent or finder relating to this Lease. Landlord shall indemnify and hold Tenant harmless, and Tenant shall indemnify and hold Landlord harmless, from and against any claim for brokerage or other commission arising from or out of any breach of the indemnitor's representation and warranty contained in this Paragraph 16.

     17. NOTICES. Whenever notice is to be given under the terms of this Lease, such notice shall be deemed to have been given when delivered (if hand delivered) or enclosed in an envelope having the proper postage, addressed to Landlord or Tenant at the address specified in Paragraph 3, as the case may be, and sent by certified mail, return receipt requested, to the addressee (if mailed) to the address specified in Paragraph 3. The date at which notice shall be deemed to have been given shall be the date it is delivered (if hand delivered) or three (3) days after being deposited in the mails (if mailed).

     18. QUIET ENJOYMENT. Landlord covenants that if Tenant shall pay Basic Rent and Additional Rent and perform all of the terms and conditions of this Lease to be performed by Tenant, Tenant shall during the Term peaceably and quietly occupy and enjoy possession of the Premises without molestation or hindrance by Landlord or any party claiming through or under Landlord, subject to the provisions of this Lease.

     19.  INSPECTION OF PREMISES.  Tenant shall permit
Landlord or its agents, at reasonable times (or any time in an emergency) and with one (1) day (except in emergencies) prior notice, to enter the Premises, (i) to examine, inspect and protect the Premises, (ii) to make such repairs to the Premises which in Landlord's reasonable judgment, exercised in good faith, may be necessary or desirable, (iii) to exhibit the same to prospective purchasers of the Premises (or all or any portion of the Property) or to present or future mortgagees, or (iv) to exhibit the same to prospective tenants.

     20. TRANSFER OF FEE. The term "Landlord" as used in this Lease, as far as covenants and agreements on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the fee of the Premises, and in the event of any transfer or transfers of the title to such fee, Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall automatically be freed and relieved from and after the date of such transfer and conveyance of all liability with respect to the performance of any covenants and agreements on the part of Landlord contained in this Lease, thereafter to be performed, provided that any funds in the hands of Landlord or the then grantor at the time of such transfer, in which Tenant has an interest, shall be turned over to the grantee and any amount then due and payable to Tenant by Landlord or the then grantor under any provisions of this Lease shall be paid to Tenant, and provided further, that such grantee or transferee shall, except as may otherwise be provided herein, be bound by all of the covenants and agreements in this Lease contained, to be performed on the part of Landlord, it being intended hereby that the covenants and agreements contained in this Lease on the part of Landlord to be performed shall be binding on Landlord, its successors and assigns, only during and in respect of their successive periods of ownership.

     21. ESTOPPEL CERTIFICATES. Tenant shall, without charge, at any time and from time to time, within five (5) days after request therefor by Landlord, any mortgagee, any purchaser of the Premises (or any portion of the Property containing the Premises) or any other similarly interested person, execute, acknowledge and deliver to such requesting party a written estoppel certificate in such form and substance as such requesting party shall reasonably request.

     22.  NO REPRESENTATIONS BY LANDLORD.  Tenant
acknowledges that neither Landlord nor its agents nor any broker has made any representation or promise with respect to the Premises or any other part of the Property, except as herein expressly set forth, and no rights, privileges, easements or licenses are acquired by Tenant except as herein expressly set forth. Tenant, by taking possession of the Premises shall accept the Premises, the Building and other portions of the Property "as is," and such taking of possession shall be conclusive evidence that the Premises, the Building and other portions of the Property are in good and satisfactory condition at the time of such taking of possession.

     23. NO PARTNERSHIP. Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between Landlord and Tenant other than that of landlord and tenant.

     24. COMPLIANCE WITH LAW. Tenant agrees to observe and comply with all laws, ordinances, rules and regulations of the Federal, State, County and Municipal authorities, including, without limitation, any environmental law or regulation which shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and the regulations thereunder, the Resource Conservation and Recovery Act, as amended, and the regulations thereunder, and the Federal Clean
Water Act, as amended, and the regulations thereunder. Tenant agrees not to do or permit anything to be done in the Premises, or keep anything therein, which will increase the rate of fire insurance premiums on the improvements or any part thereof, or on property kept therein, or which will obstruct or interfere with the rights of other tenants, or conflict with the regulations of the Fire Department or with any insurance policy upon said improvements or any part thereof. In the event of any increase in insurance premiums resulting from Tenant's occupancy of the Premises, or from any act or omission on the part of Tenant, Tenant agrees to pay said increase in insurance premiums on the improvements or contents thereof as Additional Rent.

     25. SIGNS. Tenant shall place no signs on or about the Premises except with Landlord's prior written approval, which shall not be unreasonably withheld. Any such signs shall be in compliance with all applicable laws and regulations.

     26.  PARKING.  Lessor shall make available to Tenant
throughout the Term          (     ) reserved parking spaces in the
Building's outdoor parking lot, which spaces shall be designated by Landlord.

     27. CONFIDENTIALITY. Tenant acknowledges that Landlord has confidential matters relating to Landlord's business being handled in the Building, and Tenant agrees to take all necessary steps to ensure that no breach of such confidentiality occurs by Tenant or its Agents. Landlord acknowledges that Tenant has confidential matters relating to Tenant's business being handled in the Building, and Landlord agrees to take all necessary steps to ensure that no breach of such confidentiality occurs by Landlord or Landlord's employees, agents, invitees, guests, visitors or anyone else acting for or on behalf of Landlord.

     28. SURRENDER. Tenant shall peaceably surrender the Premises to Landlord on the expiration of the Term or earlier termination of this Lease, in broom-clean condition and in as good condition as when Tenant took possession (including without limitation the repair of any damage to the Premises caused by the removal of any of Tenant's personal property or trade fixtures from the Premises), except for reasonable wear and tear.

Any of Tenant's personal property or trade fixtures left on or in the Premises, or elsewhere on the Property, after the aforesaid expiration or earlier termination of this Lease shall be deemed to be abandoned, and, at Landlord's option, title shall pass to Landlord under this Lease.

     29. HOLD-OVER. It is further covenanted and agreed that if Tenant shall continue without written consent of Landlord to occupy the Premises after the expiration of the Term or earlier termination of this Lease, then Tenant shall pay Landlord, for each day Tenant retains possession of the Premises, 175% of the Basic Rent prorated on a daily basis. Notwithstanding the foregoing, if Tenant shall hold-over after said expiration or termination of this Lease, and Landlord shall desire to regain possession of the Premises, then Landlord may forthwith re-enter and take possession of the Premises without process, or by any legal process in force in the State of Florida. Tenant shall indemnify and hold harmless
Landlord against all liabilities and damages sustained by Landlord by reason of Tenant's retention of possession and/or Landlord's retaking thereof.

     30. FORCE MAJEURE. Notwithstanding anything to the contrary contained in this Lease, Landlord shall not be required to perform any of its obligations under this Lease, nor shall Landlord be liable for loss or damage for failure to do so, nor shall Tenant thereby be released from any of its obligations under this Lease, where such failure arises from or through acts of God, strikes, lockouts, labor difficulties, explosions, sabotage, accidents, riots, civil commotions, acts of war, results of any warfare or warlike conditions in this or any foreign country, fire or casualty, governmental actions, legal requirements, energy shortage or other causes beyond the reasonable control of Landlord, unless such loss or damage results from the willful misconduct or gross negligence of Landlord.

     31.  MODIFICATION; WAIVER.  The failure of Landlord or
Tenant to insist upon strict performance of any of the covenants or conditions of this Lease in any one or more instance shall not be construed as a waiver or relinquishment for the future of any such covenants or conditions but the same shall be and remain in full force and effect. This Lease shall not be modified in any manner except by an instrument in writing signed by the parties.

     32. PARAGRAPH HEADINGS. The paragraph headings used herein are for reference and convenience only and shall not enter into the interpretation hereof.

     33. GOVERNING LAW. It is the intention of the parties hereto that all questions with respect to the construction of this Lease and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Florida.

     34. ENTIRE AGREEMENT OF PARTIES. This Lease contains the final and entire agreement between the parties. There are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between them, other than as herein set forth. This Lease is intended by the parties hereto to be an integration of all prior or contemporaneous promises, agreements, conditions, negotiations and undertakings between the parties hereto.

     35. SEVERABILITY. If any term, covenant or condition of this Lease or the application thereof to any person or circumstances shall be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each term, covenant or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall be valid and enforceable to the fullest extent permitted by law.

     36. TIME OF THE ESSENCE. Time is of the essence in the performance of all obligations under this Lease.

     37. COUNTERPARTS. This Lease may be executed in counterparts, all of which taken together shall constitute one agreement binding on all the parties notwithstanding that all the parties are not signatories to the same counterpart.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Lease Agreement as of the day and year first above written.

                                          LANDLORD:
WITNESS/ATTEST:



                                          By:


                                          Its:


                                          TENANT:

WITNESS/ATTEST:



                                          By:

                                          Its:

                                          Exhibit H


                                  _______________ __, 1996


[FMC or JV]

[Address]


Gentlemen:

     We have acted as counsel to [St. Joe Container Company or St.
Joe
Forest Products Company, respectively], which is a Florida corporation (the "Company"), in connection with the Asset Purchase Agreement dated as of October 31, 1995 (the "Agreement") between
St. Joe Forest Products Company, St. Joe Container Company and
St. Joe Paper Company ("SJPC") on the one hand and Four M
Corporation and ______________ on the other hand. All capitalized terms used herein without definition have the respective meanings specified therefor in the Agreement. This opinion is delivered to you pursuant to Section 3.03(b)(xiv) of the Agreement.
     We call your attention to the fact that the scope of our opinions set forth herein is limited only to the laws of the state of Florida and the federal laws of the United States to the extent and only to the extent that

__________ __, 1995
Page 2

such laws apply to the opinions contained herein (such laws, the "Applicable Law"). Other than Applicable Law, we do not express any opinions on any other laws, and no such opinions are intended to be implied hereby and none shall be inferred herefrom.
     In connection with rendering this opinion letter, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction, of those documents and certificates as we deemed relevant to the opinions expressed below.
In such examination we have assumed, without any verification or investigation, the genuineness of all signatures (other than the signatures of the Company and SJPC on the Agreement and the Ancillary Agreements), the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have also assumed, without any verification or investigation, that the documents on which we have relied, that were given or dated earlier than the date of this letter, continue to remain accurate and complete insofar as relevant to our opinions from such earlier date through and including the date of this letter.
     As to all questions of fact relevant to the opinions set forth herein, we have relied without any verification or investigation, upon the representations and warranties set forth in the Agreement, upon the information set forth in the records and documents referred to herein, and

___________ __, 1995
Page 3
upon statements and certificates of officers and other representatives of the Company and SJPC.
     In furtherance of the foregoing paragraph, but without limiting the generality thereof, we have, in particular, examined and relied as to factual matters upon the following documents: the certificate of the Company as to the licenses, contracts, agreements and other instruments or obligations (such licenses, contracts, agreements and other instruments or obligations as received by us for review and without regard to any amendments or modifications thereto not received by us, being herein referred to as the "Contracts") to which the Company is a party and that are binding on the Company or any of the [Container or Mill] Assets and copies of the Contracts; and the certificate of the Company as to orders, writs, injunctions and decrees (such orders, writs, injunctions or decrees as received by us for review and without regard to any amendments or modifications thereto not received by us, being herein referred to as the "Decrees") of any court or governmental authority binding upon the Company and copies of the Decrees. Copies of all such certificates referred to in this paragraph have been delivered to you for your examination and review.
     Based upon and in reliance on the foregoing, and having regard to the legal considerations of Applicable Law which we deem relevant, and subject to the assumptions, exceptions, qualification, limitations and understandings contained herein, we are of the opinion that:

__________ __, 1995
Page 4

     1. Each of the Company and SJPC is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has all required corporate power and authority to carry on the [Container or Mill] Business as now conducted by it and to own any of the [Container or Mill] Assets owned by it. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect from and after the Closing Date.
     2. The execution and delivery of the Agreement by the Company and SJPC, the execution and delivery of the Ancillary Agreements by the Company, and the performance by each of the Company and SJPC of its obligations under the Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated thereby (i) are within such corporation's corporate powers and (ii) have been duly authorized by all necessary corporate action on the part of each such corporation. The Agreement and each of the Ancillary Agreements have been duly and validly executed by each of the Company and SJPC which is a party thereto.
     3. Each of the Agreement and the Ancillary Agreements to which it is a party constitutes a valid and binding agreement of each of the Company and SJPC, enforceable against it in accordance with its terms

__________ __, 1995
Page 5

except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereafter in effect relating to creditor's rights generally, (ii) such enforcement may be subject to general equitable principles, and (iii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     4. Neither the execution and delivery of the Agreement by the Company nor consummation by the Company of the transactions contemplated thereby nor compliance the Company with the provisions thereof (i) conflicts with or results in a breach of any provision of the certificate of incorporation or by-laws of the Company, (ii) assuming the obtaining of all Consents, results in a breach of or constitutes a default under any of the Contracts, or (iii) violates any of the Decrees or any provision of Applicable Law or regulation as currently in effect.
     5. Except for (i) filings under the HSR Act, (ii) those permits and licenses identified in Section 4.10(a) of the Disclosure Schedule and
(iii) the Consents, no notice to or filing with, and no permit, authorization, consent or approval of, any Person is necessary for the execution, delivery and performance of the Agreement by the Company and SJPC or for the consummation by the Company of the transactions contemplated thereby.
     6. The instruments of assignment, transfer and conveyance delivered by the Company to Buyer pursuant to the Agreement have been duly

___________ __, 1995
Page 6

authorized by all necessary corporate action of the Company, executed and delivered by the Company, and effectively vest in Buyer all right, title and interest of the Company in and to the assets assigned, transferred and conveyed thereby.
     The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations, as applicable.
     A. With respect to the assumptions contained herein, our reliance and the extent of our reliance on the certificates and other documents referred to herein, and the limitations herein set forth with respect to the scope of our opinions, each has been made with your permission and consent.
     B. Pursuant to your agreement as expressed by your acceptance of this opinion letter and the closing of the transactions contemplated
hereby, we have no obligation to supplement this opinion after the date hereof if any law changes after the date hereof or if we become aware of any facts that affect the opinions expressed herein.

     This opinion may be relied upon by [FMC or JV] and its lenders and outside equity investors and by their respective counsel with respect to the Agreement and is not to be relied upon by any governmental agency or any other person or entity without our prior written consent. Subject to any obligations to the contrary imposed on you by law, this opinion is

__________ __,1995
Page 7

not to be used, circulated, quoted or referred to without our prior written consent.
                                                       Very truly yours,

                                          Exhibit I


        1.       IMPLEMENTATION SCHEDULE AND BUDGETS
FORTHE REMEDIATION PROJECT.  If as a result of a Environmental
Liabilities, Buyer is required to implement any construction, remediation, closure, or disposal projects Buyer shall propose to Seller a
 Plan for
such work. Prior to the implementation of each Plan developed, Buyer shall provide Seller with a comprehensive schedule showing in reasonable detail the remedial and other actions to be taken by Buyer to comply with such Plans and a budget showing the estimated timing and estimated amount of expenditures required to implement the Plans (including any applicable Governmental Fines). Seller and Buyer from time to time shall meet and consult with one another fully with respect to each such schedule and budget and, not less than once each calendar quarter commencing with the first full calendar quarter after Closing and continuing as long as Seller is obligated to make payments under Section 11.05 (the
"Contribution Period"), Buyer shall provide Seller with an updated comprehensive schedule showing in reasonable detail the current status of all remedial and other actions undertaken by Buyer since the Closing Date (including expenditures to date) and an updated version of said budget. Buyer shall only be required to obtain Seller's approval
(which shall not be unreasonably withheld or delayed) of a budget and schedule prior to proceeding with the work involved if it is then projected or estimated to have a cost in excess of $50,000.00. Seller shall be deemed to have approved such budget and schedule unless Seller shall have objected thereto by notice to Buyer within twenty (20) days following

Seller's receipt thereof setting forth in reasonable detail the basis for Seller's objections.

        2. PAYMENT PROCEDURES. On or before the 15th day of each month during the Contribution Period, Buyer shall provide
Seller with a schedule setting forth amounts paid during the preceding month for goods or services actually provided or performed or damages or expenses paid that constitute Environmental Liabilities. Buyer shall also provide Seller with copies of invoices and such other supporting data as Seller may reasonably request regarding the amounts set forth in such schedule. Subject to paragraph 3, payment for such amounts shall be due from Seller on or before the last day of the month immediately following the month during which the schedule is received by Seller.

        3. ARBITRATION. If a dispute shall arise between the parties concerning (a) whether Seller's approval of a budget and schedule or any portion thereof (where such approval is required pursuant to paragraph 1), has reasonably been withheld, or (b) whether an amount submitted to Seller for payment pursuant to paragraph 2 as remediation, disposal, closure or construction costs for work performed by Buyer is an Environmental Liability and a reasonable and necessary cost for curing or remediating that Environmental Liability, then either Seller or Buyer shall have the right to notify (the "Trigger Notice") the other (the "Notified Party") that the notifying party (the "Notifying Party") is electing to submit the dispute to arbitration. Three arbitrators will be selected from arbitrators approved by the American Arbitration
Association with each party selecting an arbitrator and the two arbitrators selecting a third arbitrator. The arbitrators shall give the parties reasonable advance notice of, and shall convene, a hearing after their selection, at which each party may submit evidence in such form and in accordance with such procedures as the arbitrators shall designate.
The arbitrators shall render their decision in writing within ten days after the conclusion of such hearing, and such decision shall be final and binding on the parties. Such hearing shall be held in Jacksonville, Florida and the fees and expenses of such arbitrators shall, unless the arbitrators otherwise decide, be borne equally by the parties.

                                          Exhibit J

                                  PROPERTY ACCESS AGREEMENT


        ___________________________________________________
("Buyer")
agrees with ____________________________________ ("Owner") to the following terms for Owner's allowing Buyer to conduct surveying, sampling, testing, and other work on the Real Property (as defined in Section 1.01 of the Asset Purchase Agreement) at [Insert Addresses]
(the "Property") for purposes of complying with Section 11.05 of the Asset Purchase Agreement.
        1.       CONDITIONS OF BUYER'S WORK
                 a. Prior to the commencement of sampling and testing procedures by any person under Buyer's direct or indirect employ or supervision on the Property, Buyer will provide Owner with a written plan detailing the sampling and testing procedures Buyer will use,including a site map showing the location of every sampling event anticipated. After providing Owner with such plans and schedules, Buyer will notify
                 Owner or Owner's representative of any changes to the sampling and testing schedule, as such changes become necessary. Notice of changes to the and schedules shall be made as promptly after made as possible, and every reasonable effort shall be made to provide notice of such changes at least 48 hours in advance of the date of the proposed new sampling event or the date of the superseded sampling event, whichever is earlier, by providing telephone notice to Owner at [phonenumber] or written notice via telecopy to [fax].
                 b. Buyer shall limit its sampling procedures to environmental media and waste-related residues to the extent necessary to determine the (i) presence and location of hazardous wastes of the type it may be alleged to be on the Property (ii) character of air emissions, (iii) character of wastewater. Owner shall not be required to alter ongoing operations to permit sampling desired by Buyer.
                 c. Buyer shall assume that no person entering upon the Property under authority of this Agreement will: (1) disturb any soils, vegetation, or structures, except as necessary to conduct the work authorized; (2) release, dispose, discard, or fail to remove from the Property any soil samples, equipment, tools, materials, or other objects, except as necessary to conduct the work authorized; or (3) violate any rule or regulation of the United States Environmental Protection Agency, the Regulatory Authority, or other governmental agencies.

                 d. Buyer agrees to hold harmless, release, defend and fully indemnify Owner against all Losses arising out of (1) any violation by Buyer or its agents of paragraph 1(c) above and (2) any cause of action resulting in whole or in part from the acts or omissions of Buyer or Buyer's agents during their investigation of the Property, regardless of any concurrent negligence on the part of Seller and regardless of the form of claim be it at commonlaw, strict liability, negligence or under any statute or regulation. For purposes of this paragraph "Losses" shall mean any and all fines or penalties, liabilities, damages, claims, causes of action, and losses, including, but not limited to remedial, removal, response, cleanup, disposal investigative and monitoring costs, personal injury damages, property damages, natural resource damages, punitive and exemplary damages, all attorneys fees and costs incurred, and expert and engineering fees and costs.
                 e. Any soil or water samples taken by Buyer from the Property become the sole property and possession of Buyer and will be managed consistent with the applicable rules and regulations of the State
                 Authority or the EPA.  For purposes of this

                 Agreement, a soil sample occurs when any amount of soil or liquid has been extracted from its in situ subsurface or surface placement for testing purposes by any mechanical means or by hand. Upon 24 hour advance notice to Buyer and at the sole expense of Owner, Buyer shall permit Owner to collect "split samples" of any samples taken by Buyer; provided, however, that Owner in taking "split samples" shall not alter or delay any work or work schedule established by or for implementation of the Plan, so long as Owner has been notified by Buyer of any changes to the schedules in accordance with paragraph 1(a) above.
               f.      Buyer will return all areas where sampling was done
                to the conditions existing when testing was commenced. Buyer will grout all boring holes for monitoring wells, if such wells be necessary, in accordance with good engineering practice. Failure by Buyer to comply with this subsection within a reasonable time period will entitle Owner to proceed with such work at Buyer's expense. Except for possible monitoring wells and similar equipment required to remain on site for continued remedial investigation or remedial work Buyer will remove all of its other equipment, tools, materials, soil samples, or other objects at the completion of the investigation, unless otherwise agreed by Owner.
                 g. Buyer agrees that Buyer, and Buyer's employees, agents or contractors shall exercise due care with respect to the property and its condition, taking into consideration the characteristics of any wastes or substances found thereon, and in light of all relevant fact and circumstances. Specifically, but without limitation, when handling any solid waste or hazardous substances discovered on the Property during implementation of the Plan, Buyer and Buyer's employees, agents or contractors shall handle such waste or substances in accordance with all applicable laws and regulations.
            h. Buyer acknowledges that all of the terms of this Agreement apply to Buyer's employees, agents, contractors, contractor's subcontractors, and invitees on the Property.
           i. Buyer shall insure that its consultants are properly qualified for the task assigned. Buyer shall deliver to Owner, for all consultants who shall enter the Property, policies of insurance in a form and an amount reasonably satisfactory to Owner.

        2.       TERM OF WORK
              This Agreement shall commence on the date of execution of the Asset Purchase Agreement, and shall expire no later than sixty-five (65) days thereafter, unless extended by agreement of the parties in the form of a written letter agreement executed by same.
        3.    CONFIDENTIALITY
              Buyer shall maintain as confidential and shall not disclose (without the prior written agreement of Seller) the results of Seller's inspection, testing, analysis, study, or conclusion about or for Environmental Liabilities ("Confidential Information") to any person or Regulatory Authority
              (without the prior written agreement of Seller.) If any court or administrative agency subpoenas or orders production of any confidential Information it shall immediately notify
              Seller of the pendency of such subpoena or demand and shall, to the extent appropriate and requested by Seller, assist Seller in preserving the information confidential.


        4.  DEFINITIONS
         "Regulatory Authorities" shall mean any federal, state, or local or municipal government with authority to regulate environmental matters, including waste handling and disposal, air emissions, and wastewater disposal.

          "Environmental Liabilities" and "Real Property" shall have the same meanings provided in the Asset Purchase Agreement.

        SIGNED this ____ day of ___________________, 1995.

                                          FOR:
_________________________________________




By:_________________________________

        SIGNED this ____ day of ___________________, 1994.
                                          FOR:



By:_________________________________




STATE OF  ___________
COUNTY OF ___________

        This instrument was acknowledged before me on the ____ day of
____________, 1994, by
____________________________________________,
______________________ for ____________________________________.



_____________________________________
                                                 Notary Public in and for
the
                                                           State of
____________________


STATE OF  ___________
COUNTY OF ___________

        This instrument was acknowledged before me on the ____ day of
____________, 1994, by __________________________________,
______________________ for ____________________________.

____________________________________
                                                Notary Public in and for
the
                                                           State of
_____________________